QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(A)

RECOMMENDED TENDER OFFER
TO
THE SHAREHOLDERS
for all
shares (ISIN No. DK0010253335)
and
all American Depositary Shares evidenced by American Depositary
Receipts (CUSIP No. 87236N102)
of

TDC A/S
(CVR No. 14773908)
at
DKK382 per share
and
the U.S. dollar equivalent of
DKK191 per American Depositary Share,
each representing one-half of one share
(in each case without interest and subject to adjustment as described herein)
submitted by
Nordic Telephone Company ApS
(CVR No. 29146780)
a company indirectly wholly-owned by certain investment partnerships directly or indirectly advised or managed by
Apax Partners Worldwide LLP
The Blackstone Group International Limited
Kohlberg Kravis Roberts & Co. L.P.
Permira Advisers KB
and
Providence Equity Partners Limited
on 2 December 2005

THE OFFER PERIOD WILL BEGIN ON 2 DECEMBER 2005 AND EXPIRE ON 12 JANUARY 2006
(06.01h CENTRAL EUROPEAN TIME, 00.01h NEW YORK CITY TIME),
UNLESS THE OFFER PERIOD IS EXTENDED

The Bidder has obtained exemptive relief from the U.S. Securities and Exchange Commission (the "SEC") permitting it (or financial institutions on its behalf) to make purchases of TDC Shares outside of the Tender Offer during the Offer Period, including the period subsequent to any announcement of the Tender Offer. The Bidder has made open market purchases of TDC Shares in accordance with such exemptive relief and may make additional purchases from time to time in open market transactions, privately negotiated transactions, or otherwise. See Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Open Market Purchases" and Section 10, "Description of the Bidder and acquisition entities – Interest of the Bidder in TDC and Bidder's Agreements with TDC."

The U.S. Dealer Manager for this Tender Offer is:
J.P. Morgan Securities Inc.

THIS OFFER DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

This Offer Document contains important information which should be read carefully before any decision is made with respect to accepting the Tender Offer. No person has been authorized to give any information or to make any representation not contained herein on behalf of Nordic Telephone Company ApS, Apax Partners Worldwide LLP, The Blackstone Group International Limited, Kohlberg Kravis Roberts & Co. L.P., Permira Advisers KB, Providence Equity Partners Limited or any of their respective affiliates. If given or made, such information or representation can not be relied upon as having been authorized.

The Financial Advisors to the Bidder are:

Note:
Definitions and company names in this Offer Document are described in Section 11 if not apparent from the text.

Choice of law and venue

This Tender Offer has been prepared as a voluntary offer in accordance with the Danish Securities Trading Act (Consolidated Act no. 843 of 7 September 2005) and Executive Order No. 618 of 23 June 2005 on Takeovers and Shareholder's Disclosure Requirements and in compliance with applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, including the applicable tender offer rules promulgated under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act").  Any contract or dispute arising out of the acceptance of the Tender Offer shall be governed by and construed solely in accordance with Danish law. Any dispute in connection with the Tender Offer shall be brought before the Copenhagen Maritime and Commercial Court as the court of first instance.

Restrictions

The Tender Offer is not being made, directly or indirectly, in or into any jurisdiction in which the submission of the Tender Offer or acceptances thereof is illegal in such jurisdiction, and this Offer Document may not be distributed to shareholders resident in such jurisdictions.

i

1.    Summary of the Tender Offer

Introduction

The summary and the questions and answers that follow highlight important material information about our offer to purchase all of the shares issued by TDC A/S of DKK5 each ("TDC Shares") and all American Depositary Shares, each representing one-half of one TDC Share ("TDC ADSs" and, together with the TDC Shares, the "TDC Securities"), evidenced by American Depositary Receipts of TDC A/S ("TDC ADRs") (the "Tender Offer"), but are intended to be an overview only. For a more complete description of the terms and conditions of the Tender Offer, you should read carefully this entire offer document (the "Offer Document") and the other related documents described in this Offer Document, because this summary and the questions and answers that follow may not answer all of your questions and additional important information is contained in the remainder of this Offer Document and the related documents. In particular, those who wish to tender TDC Shares should read the Form of Acceptance, described in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Acceptance Procedure," which, together with the terms and conditions described in this Offer Document, set forth the terms and conditions relating to the Tender Offer for the TDC Shares. Those who wish to tender TDC ADSs should read the Letter of Transmittal and Notice of Guaranteed Delivery described in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Acceptance Procedure," which, together with the terms and conditions described in this Offer Document, set forth the terms and conditions relating to the Tender Offer for the TDC ADSs. The Bidder has filed with the SEC a Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Tender Offer (including agreements for financing the Tender Offer, which are described in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Financing," agreements with TDC as described in Section 10, "Description of the Bidder and acquisition entities – Interest of the Bidder in TDC and Bidder's Agreements with TDC" and certain other documents as required under applicable U.S. federal securities laws, rules, regulations and interpretation of the SEC and the staff thereof). Such documents and any amendments thereto, including exhibits, as well as other information which the Bidder or any of its affiliates may be required to file with the SEC with respect to the Tender Offer or their beneficial ownership of TDC Securities, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in Section 2, "General Information – Sources of Information" or reviewed on the SEC's website (http://www.sec.gov).

Overview

Bidder:	Nordic Telephone Company ApS, CVR No. 29146780, a private limited liability company incorporated under the laws of Denmark with its registered address at Langelinie Allé 35, DK-2100, Copenhagen, Denmark (the "Bidder"). As of the date hereof, our indirect shareholders (which collectively indirectly own all of our outstanding equity securities) consist of certain investment partnerships, each of which is directly or indirectly advised or managed by one of Apax Partners Worldwide LLP, The Blackstone Group International Limited, Kohlberg Kravis Roberts & Co. L.P., Permira Advisers KB and Providence Equity Partners Limited (collectively, the "Sponsors"). In this Offer Document, "we," "us," and "our" refer to the Bidder.
Target Company:	TDC A/S, CVR No. 14773908, with its registered address at Nørregade 21, DK-0900 Copenhagen C, Denmark ("TDC").
Offer Price:	•	DKK382 per TDC Share in cash subject to adjustment as stated in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer;" or
•
The U.S. dollar equivalent of DKK191 per TDC ADS in cash subject to adjustment as stated in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer," based on the exchange rate obtained by the U.S. Settlement Agent on the spot market as soon as practicable after receipt of funds from the Bidder but before the date of settlement of the Tender Offer.

Share Premium:	The Offer Price represents a premium of approximately:
•
39.3% relative to the average share price on 16 August 2005, the last day of trading before the date of TDC's Stock Exchange Release No. 17 commenting on an article in the press regarding possible approaches to TDC about a potential offer to buy the whole of TDC;
• 44.7% relative to the average TDC share price over the last 3 months prior to 17 August 2005; and
• 117.0% relative to the share price in SBC Communications Inc.'s sale of 69,436,344 TDC Shares (32.1% of TDC's Share Capital) as of 10 June 2004.
Subject of the Tender Offer:	Acquisition of all TDC Shares and all TDC ADSs.
Conditions to the Tender Offer:	The Tender Offer is subject to a number of conditions, including:
•
that at the end of the Offer Period, the Bidder owns or has received valid acceptances in respect of an aggregate of more than 90% of the Share Capital and Votes or such lower percentage of the Share Capital and Votes as will permit the Bidder to initiate the Compulsory Acquisition after the EGM;
• receipt of satisfactory necessary approval from certain public, judicial or regulatory authorities; and
• the absence of certain material adverse changes occurring after 29 November 2005 with respect to TDC and the TDC Group.
These and other important conditions are described elsewhere in this Offer Document. See Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Conditions."
If any of the conditions to the Tender Offer described in this Offer Document have not been satisfied by the end of the Offer Period or waived by us, then the Tender Offer will not be completed.
Recommendation from the Board of Directors:
The board of directors of TDC ("Board of Directors") has recommended that Holders of TDC Shares and ADS Holders accept the Tender Offer. See Section 5, "Recommendation from the Board of Directors of TDC."
Beginning of Offer Period:	2 December 2005.
End of Offer Period:	12 January 2006, 06.01h Central European Time/00.01h New York City time (unless the Offer Period is extended).
Securities Identification Numbers:	TDC Shares: ISIN DK0010253335. TDC ADSs: CUSIP 87236N102.
Acceptance:
The mechanics for accepting the Tender Offer will depend on whether the particular TDC Securities are TDC Shares or TDC ADSs. For more information about the procedures for accepting the Tender Offer, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Acceptance Procedure."

Trading of Tendered ADSs:	There will be no trading of tendered TDC ADSs on the New York Stock Exchange (the "NYSE").
Withdrawal Rights:
Holders of TDC Securities will be able to withdraw their acceptances at any time prior to the end of the Offer Period without having to provide any explanation of their reasons. The procedure for withdrawing TDC Shares or TDC ADSs is set forth in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Withdrawal Rights."
Announcement of the Result:
Unless the Offer Period is extended, the Bidder will announce the result of the Tender Offer through the Copenhagen Stock Exchange and expects to announce by means of a press release made through the Dow Jones news service and/or PR Newswire, no later than 17 January 2006, which is three Trading Days following the expiration of the Offer Period.

The Copenhagen Stock Exchange has accepted that the Bidder has extended the period for announcement of the result of the Tender Offer by one Trading Day (compared to normal practice) due to the practical requirements related to the TDC ADSs, the number of shareholders and the fact that the shareholders are located in a large number of jurisdictions.
Settlement and Payment:
The Bidder expects to settle and pay for any TDC Securities validly tendered under the terms of the Tender Offer no later than 24 January 2006, unless the Offer Period is extended or the Tender Offer is not completed.

The Copenhagen Stock Exchange has accepted that the Bidder has extended the period for settling the Tender Offer by two Trading Days (compared to normal practice) to five Trading Days due to the practical requirements related to the settlement of TDC ADSs which include the exchange of funds for settlement into DKK and U.S. dollars, the operation of the international capital markets, the number of shareholders and the fact that the shareholders are located in a large number of jurisdictions.
Open Market Purchases:
The Bidder has obtained exemptive relief from the Securities and Exchange Commission (the "SEC") permitting it (or financial institutions on its behalf) to make purchases of TDC Shares outside of the Tender Offer during the Offer Period, including the period subsequent to any announcement of the Tender Offer. The Bidder has made open market purchases on 30 November 2005 in accordance with such relief and as of the date of this Offer Document owns 20,000,000 TDC Shares equivalent to 10.08% of the Share Capital and Votes. The Bidder may make additional purchases from time to time in open market transactions, privately negotiated transactions, or otherwise. See Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Open Market Purchases" and Section 10, "Description of the Bidder and acquisition entities – Interest of the Bidder in TDC and Bidder's Agreement with TDC."
Publications:
All publications and announcements required under applicable Danish law and applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, related to the Tender Offer, including the publication of this Offer Document, will be made through the Copenhagen Stock Exchange and by means of a press release made through the Dow Jones news service and/or PR Newswire.

Choice of Law:
This Tender Offer has been prepared as a conditional voluntary offer in accordance with the Danish Securities Trading Act (Consolidated Act No. 843 of 7 September 2005) and Executive Order No. 618 of 23 June 2005 on Takeovers and Shareholder's Disclosure Requirements, and in compliance with applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof including the applicable tender offer rules promulgated under the Exchange Act. Any contract or dispute arising out of the acceptance of the Tender Offer shall be governed by and construed solely in accordance with Danish law.
Any dispute in connection with the Tender Offer shall be brought before the Copenhagen Maritime and Commercial Court as the court of first instance.

Questions and Answers

Bidder

Who is offering to purchase my securities?

The offer to purchase all of the TDC Shares and TDC ADSs is being made by Nordic Telephone Company ApS, a private limited liability company (Anpartsselskab), with its registered office in Copenhagen, Denmark, registered with the Danish Commerce and Companies Agency under CVR No. 29146780. As of the date hereof, our indirect shareholders (which collectively indirectly own all of our outstanding equity securities) consist of the following investment partnerships, each of which is, directly or indirectly, advised or managed by one of the Sponsors: Apax Europe VI-A, L.P., Apax Europe VI-1, L.P., Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone Participation Partnership (Cayman) IV L.P., Blackstone NSS Communications Partners (Cayman) L.P., Blackstone Capital Partners (Cayman) IV L.P., KKR Millennium Fund (Overseas), Limited Partnership, Permira Europe III GmbH & Co. KG, Permira Europe III L.P. 1, Permira Europe III L.P. 2, Permira Europe III Co-Investment Scheme, Permira Investment Limited and Providence Equity Offshore Partners V L.P., KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Providence Equity Offshore Partners IV L.P., Providence Equity Operating Partners IV L.P., Permira Europe II L.P. 1, Permira Europe II L.P. 2, Permira Europe II CV4, Permira Europe II CV4, Permira Europe II Co-Investment Scheme and Schroder Ventures Investments Limited are expected to become indirect shareholders of the Bidder at or prior to completion of the Tender Offer.

For more information about us and some of our affiliated entities and shareholders, see Section 10, "Description of the Bidder and acquisition entities."

Target company and subject of the Tender Offer

What securities are being sought in the Tender Offer?

We are offering to acquire all of the TDC Shares and TDC ADSs, a Danish public limited company, with its registered office in Copenhagen, registered with Danish Commerce and Companies Agency under CVR No. 14773908.

For more information about TDC, see Section 6, "Description of TDC," Section 7, "TDC four-year financial highlights and 2005 results for the first three fiscal quarters" and Section 8, "TDC shareholder information."

Offer Price

How much are you offering to pay and what is the form of payment?

We are offering to holders of TDC Shares ("Holders of TDC Shares") to pay DKK382 in cash per TDC Share, without interest, subject to adjustment as stated in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer."

We are offering to all holders of TDC ADSs ("ADS Holders") the U.S. dollar equivalent of DKK191 in cash per TDC ADS, without interest, subject to adjustment as stated in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer." ADS Holders will receive consideration converted into U.S. dollars at the exchange rate obtained by the U.S. Settlement Agent on the spot market as soon as practicable after receipt of funds from the Bidder but before the date of settlement of the Tender Offer. If an ADS Holder prefers to receive DKK, at the ADS Holder's option, such ADS Holder may surrender such holder's TDC ADRs and withdraw the underlying TDC Shares at the Corporate Trust Office of the Bank of New York, as depositary under the Deposit Agreement, located at 101 Barclay Street, New York, NY 10286. Such ADS Holder, having received TDC Shares, may then follow the procedures for tendering such holder's TDC Shares as described in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Acceptance Procedure" and will be paid DKK for such TDC Shares.

As of 1 December 2005, the last Trading Day before commencement of the Offer Period, DKK191 was equal to US$30.10 based upon the rate reported by the Danish Central Bank (Danmarks Nationalbank). The actual amount of U.S. dollars to be received for TDC ADSs, will, however, depend upon the exchange rate obtained by the U.S. Settlement Agent on the spot market as soon as practicable after receipt of funds from the Bidder but before the date of settlement of the Tender Offer. In all cases, ADS Holders receiving U.S. dollars will bear the risk of fluctuations in the DKK/US$ exchange rate.

For more information regarding the Offer Price and the historical exchange rates between DKK and U.S. dollars, see Sections 2, "General Information – Currencies" and 4, "Terms, conditions and acceptance procedure for the Tender Offer – Offer Price."

How will the Tender Offer affect the payment of dividends by TDC?

Following the annual general meeting of TDC, which was held on 17 March 2005, the annual dividend for 2004 was distributed to TDC's shareholders.

If TDC declares and pays dividends or makes other distributions to its shareholders prior to settlement of the Tender Offer, the Offer Price to be paid pursuant to the Tender Offer will be reduced by the amount per TDC Share of such dividend or other distribution (DKK for DKK), and a corresponding reduction of the Offer Price for the TDC ADSs will be made.

Following the completion of the Tender Offer, the Bidder intends to convene an extraordinary general meeting of TDC's shareholders ("EGM"), for purposes of, among other things, authorizing the Board of Directors to declare extraordinary dividends according to applicable Danish laws and rules.

For more information, see Section 3, "Background to and reasons for the Tender Offer and prospects for TDC – Intentions of the Bidder with regard to TDC – Delisting, Compulsory Acquisition, De-registration, Dividend."

Conditions

What are the most important conditions to the Tender Offer?

This Tender Offer is subject to a number of conditions, which include:

  •
  that at the end of the Offer Period, the Bidder owns or has received valid acceptances in respect of an aggregate of more than 90% of Share Capital and Votes or such lower percentage of the Share Capital and Votes as will permit us to initiate a Compulsory Acquisition after an EGM;

  •
  the receipt of satisfactory necessary approval from certain public, judicial or regulatory authorities;

  •
  the absence of certain material adverse changes with respect to TDC and the TDC Group; and

  •
  other conditions described in detail elsewhere in this Offer Document.

If any of the conditions to the Tender Offer described in this Offer Document have not been satisfied by the end of the Offer Period and if we have not waived compliance with any conditions that have not been met by that time in accordance with applicable Danish law and applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, then the Tender Offer will terminate and we will not be required to purchase any of the TDC Shares or TDC ADSs that have been tendered. Upon termination, any acceptances to tender TDC Securities will become void and all tendered TDC ADRs will be returned promptly to the tendering holder of such TDC ADSs.

For more information about the conditions to the Tender Offer, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Conditions."

Financing of the Tender Offer

Do you have available the financial resources necessary to make payment pursuant to the Tender Offer?

Yes. We have received equity and debt commitments sufficient to make all payments pursuant to the Tender Offer. The total amount of funds required to purchase all of the TDC Shares and TDC ADSs pursuant to the Tender Offer will be approximately DKK75,779,317,614. This amount will be funded by the committed equity and equity-like contributions and committed credit facilities.

For more information about the financing of the Tender Offer, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Financing."

Offer Period

How much time do I have to decide whether to tender my TDC Shares or TDC ADSs?

You may tender your TDC Securities and accept the Tender Offer beginning 2 December 2005 until 12 January 2006 at 06.01h Central European Time (CET), 00.01h New York City time (the "Offer Period"). Your acceptance of the Tender Offer must be communicated, with respect to TDC Shares, to the Danish Settlement Agent through your own custodian bank or stockbroker or, with respect to TDC ADSs, to the U.S. Settlement Agent prior to the expiration of the Offer Period. If the Offer Period is extended you may accept the Tender Offer until expiration of the extended offer period.

If ADS Holders desire to tender their TDC ADSs pursuant to the Tender Offer and the TDC ADRs evidencing such TDC ADSs are not immediately available or such ADS Holder cannot deliver the TDC ADRs and all other required documents to the U.S. Settlement Agent prior to the expiration of the Offer Period, or such ADS Holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such TDC ADSs may nevertheless be tendered through guaranteed delivery procedures provided certain conditions are satisfied.

For more information on these procedures, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Offer Period" and "– Acceptance Procedure."

Can the Offer Period be extended?

We reserve the right to extend the Offer Period in accordance with the terms and conditions of the Tender Offer and applicable Danish law and applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof.

The Bidder may extend the Offer Period one or more times in accordance with applicable Danish laws and applicable U.S. laws, rules, regulations and interpretations of the SEC and the staff thereof applicable to the Tender Offer in the following circumstances: (i) if, prior to any scheduled expiration of the Tender Offer any of the conditions to the Tender Offer have not been satisfied or waived, the Bidder may extend the Tender Offer for a time period reasonably necessary to permit the condition to be satisfied; (ii) if a competing offer is launched and the Bidder does not withdraw the Tender Offer; or (iii) if the Bidder increases the Offer Price or in any other way improves the terms of the Tender Offer.

In addition, in order for us to be entitled to rely on the condition with respect to receipt of required United States teleregulatory approvals, we would be obligated to extend the Offer Period one or more times.

For more information on the possibility of extending the Offer Period, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Conditions " and "– Extension, increase or modification of the Tender Offer."

During any extension of the Offer Period, holders of TDC Securities will continue to have withdrawal rights until the expiry of such extended Offer Period. For more information about your withdrawal rights, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Withdrawal Rights."

How will I be notified if the Offer Period is extended?

If we extend the Offer Period, an announcement will be made through the Copenhagen Stock Exchange and by means of a press release through the Dow Jones news service and/or the PR Newswire.

For more information on the possibility of extending the Offer Period, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Conditions " and "– Extension, increase or modification of the Tender Offer."

Will the Offer Period be extended if we make changes to the Tender Offer?

If we make an improvement to the Tender Offer, we will extend the Offer Period in accordance with applicable Danish laws and applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof. The Board of Directors will, following the publication, make a revised statement regarding their recommendation.

Under applicable Danish law, if the Bidder increases the Offer Price or otherwise improves the terms of the Tender Offer within the last two weeks of the Offer Period, the Bidder will hold the Tender Offer open so that its expires fourteen calendar days from the date on which notice of such increase or improvement is first published. However, we can only extend up to a maximum of ten weeks from the date of publication of the Offer Document unless we seek and obtain an exemption from the Danish Securities Council.

Under applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, an offer is required to remain open for a minimum of five Business Days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of TDC Securities being sought, a minimum of ten Business Days may be required to allow adequate dissemination and investor response. If the Bidder increases the Offer Price, the Tender Offer must remain open for at least ten Business Days from the date of notice of such increase. An extension is not required to the extent that the then-scheduled expiration date is not earlier than the minimum extension period required.

For purposes of the Tender Offer, if we make a material change to the terms of the Tender Offer, including to increase the Offer Price or to waive a material condition, we will extend the Tender Offer for Holders of TDC Shares and TDC ADSs, according to both applicable Danish laws and applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, and we will ensure that adequate dissemination of the material terms of such amendment or waiver is made to holders of TDC Securities, which may include dissemination of a supplement to this Offer Document. Upon the reasonable request of TDC or if otherwise required, we will arrange for TDC (at our cost) to mail notice of any such material change or waiver to holders of TDC Securities, and will remind holders of TDC Securities of their withdrawal rights pursuant to the Tender Offer.

Acceptance and withdrawal from the Tender Offer

How do I tender my TDC Shares or TDC ADSs?

Acceptances of the Tender Offer by Holders of TDC Shares must be received by the Danish Settlement Agent through such holder's own custodian bank or stockbroker prior to the expiration of the Offer Period. Holders of TDC Shares may complete the acceptance form ("Form of Acceptance") provided to them and submit the Form of Acceptance to their custodian bank or stockbroker taking into account any time needed for such custodian bank or stockbroker to forward the Form of Acceptance to the Danish Settlement Agent prior to the expiration of the Offer Period.

Acceptances of the Tender Offer by ADS Holders must be received by the U.S. Settlement Agent either through the delivery of a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents or through book-entry transfer procedures, prior to the expiration of the Offer Period. If an ADS Holder desires to tender such holder's TDC ADSs pursuant to the Tender Offer and the TDC ADRs evidencing such TDC ADSs are not immediately available or such ADS Holder cannot deliver the TDC ADRs and all other required documents to the U.S. Settlement Agent prior to the expiration of the Offer Period, or such ADS Holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such TDC ADSs may nevertheless be tendered pursuant to the guaranteed delivery procedures described herein.

The shareholders or ADS holders bear the risk of timely receipt by the Danish Settlement or the U.S. Settlement Agent of any acceptances.

For more information about the procedures for accepting the Tender Offer, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Acceptance Procedure."

Will I have to pay any fees or commissions upon tendering?

If you own your TDC Shares or TDC ADSs through a custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee, and your custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee tenders your TDC Shares or TDC ADSs on your behalf, your custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee may charge you a fee or commission for doing so. All brokerage fees, commissions and other costs, which may be incurred as a result of the tender of your TDC Shares or TDC ADSs, will have to be borne by you.

For more information about the procedures for accepting the Tender Offer, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Settlement."

May I withdraw previously tendered shares of TDC?

Under the Tender Offer, holders of TDC Securities will be able to withdraw their acceptances at any time prior to the end of the Offer Period without having to provide any explanation of their reasons. TDC Securities tendered pursuant to the tender offer may be withdrawn by or on behalf of the holders tendering such TDC Securities at any time after sixty days from the date of the publication of this Offer Document. For example, if the Offer Period is extended such that the Offer Period will expire on or after 31 January 2006 and the Offer Period has expired, but the Bidder has not yet determined and published whether all conditions that had not been previously waived have been satisfied and so has not yet accepted the tendered TDC Securities for payment, Holders of TDC Shares and ADS Holders can withdraw previously tendered TDC Securities at any time thereafter until the Bidder has made such publication and does thereby accept the tendered TDC Securities for payment. The Tender Offer will not be deemed to have been validly accepted in respect of any TDC Shares and TDC ADSs which have been timely and validly withdrawn.

To be effective, a written notice of withdrawal must be received on a timely basis from Holders of TDC Shares and ADS Holders by the relevant settlement agent (either, with respect to TDC Shares, the Danish Settlement Agent through such Holder of TDC Shares' own custodian bank or stockbroker or, with respect to TDC ADSs, the U.S. Settlement Agent) to whom the Form of Acceptance or Letter of Transmittal was originally sent and must specify the name of the person who has tendered the TDC Securities, the number of TDC Securities to be withdrawn and, if TDC ADSs have been tendered, the name of the registered holder of the relevant TDC ADSs, if different from the name of the person who tendered such ADSs. Withdrawals of tendered TDC Securities may not be rescinded (without the Bidder's consent) and any TDC Securities properly withdrawn and not retendered will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn TDC Securities may be subsequently validly retendered at any time prior to the expiration of the Offer Period by following the procedures in this Offer Document.

For more information about your withdrawal rights, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Withdrawal Rights."

During the Offer Period, can I accept another offer for my TDC Shares or TDC ADSs?

Yes. If during the Offer Period another offer for the TDC Securities is made by a party other than the Bidder through another tender offer or otherwise, you may withdraw your tender as described in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Withdrawal Rights." After withdrawing your tender from the Tender Offer, you may then tender your TDC Shares or TDC ADSs in accordance with the terms and conditions of such other tender offer or other transaction. For further information regarding the procedure for withdrawing TDC Securities, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Withdrawal Rights."

Payment of the Offer Price

When will I receive the payment for TDC Securities tendered in the Tender Offer?

Subject to the terms and conditions of the Tender Offer, payment of the Offer Price to Holders of TDC Shares and ADS Holders who validly accept the Tender Offer during the Offer Period will be effected no later than five Trading Days after the announcement of the completion of the Tender Offer, which itself will be made no later than three Trading Days after the expiration of the Offer Period.

For more information on payments of the Offer Price, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Settlement."

TDC's position with respect to the Tender Offer

Has TDC and its management taken a position with respect to the Tender Offer?

The Board of Directors has recommended that Holders of TDC Shares and ADS Holders accept the Tender Offer.

For more information on TDC's position on the Tender Offer, see Section 5, "Recommendation from the TDC Board of Directors."

Plans of Bidder for TDC

Will the Tender Offer be followed by a Compulsory Acquisition of TDC Shares and TDC ADSs held by minority shareholders if less than all the TDC Shares and TDC ADSs are tendered?

If, following the completion of the Tender Offer, we own or control more than 90% of the Share Capital and Votes, we will be able to initiate a Compulsory Acquisition (as defined in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Special Terms for Tied-Up Employee Shares) of remaining shares held by minority shareholders as a matter of Danish law. We currently intend to adopt a resolution to this effect at an EGM expected to be convened following the completion of the Tender Offer. The amount of cash compensation that would be paid to minority shareholders in connection with the Compulsory Acquisition will be the same price as the Offer Price, but adjusted for any dividends paid or other distributions made by TDC to its shareholders between the date of settlement of the Tender Offer and the date of settlement of the Compulsory Acquisition. Holders of TDC Shares and ADS Holders should also be aware that currency exchange rates in effect at the time of payment of any such cash compensation may be different than exchange rates in effect at the time of the publication of this Offer Document and/or the time of the completion of the Tender Offer and may therefore affect the value of such cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

For more information about a potential Compulsory Acquisition, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Additional Measures."

Will you exercise control over TDC if the Tender Offer is completed?

After completion of the Tender Offer, we expect to own more than 90% of the Share Capital and Votes, which is sufficient to initiate a Compulsory Acquisition of shares held by minority shareholders and to exercise control over TDC.

For more information about our exercise of control over TDC, see Section 3, "Background to and reasons for the Tender Offer and prospects for TDC" and Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Additional Measures."

Will TDC be delisted following the completion of the Tender Offer?

Following the completion of the Tender Offer and our contemplated initiation of the Compulsory Acquisition, we intend to apply to delist the TDC Shares from the Copenhagen Stock Exchange. Following the completion of the Tender Offer, we intend to apply to delist the TDC ADSs from the NYSE.

Even if the TDC Shares or TDC ADSs are not delisted shortly after the completion of the Tender Offer, our acquisition of TDC Shares and TDC ADSs pursuant to the Tender Offer and the subsequent Compulsory Acquisition of any shares held by minority shareholders will result in the substantial reduction or elimination of the active public trading market for the TDC Shares or TDC ADSs.

In addition, if permitted under applicable law, we intend to seek to terminate the registration of the TDC Securities under the Exchange Act, in which event TDC would no longer be required to make filings with the SEC or to comply with the SEC's rules relating to publicly held companies.

For more information about a potential delisting and deregistration of TDC Shares and TDC ADSs, see Section 3, "Background to and reasons for the Tender Offer and prospects for TDC" and Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Additional Measures."

Interest of the Bidder in TDC and Agreements with TDC or shareholders of TDC

Do you currently have any interest in TDC Securities?

Yes. On 30 November 2005, we acquired 20,000,000 TDC Shares equivalent to 10.08% of the Share Capital and Votes. Consequently, we directly control 10.08% of the TDC Share Capital. See Section 10, "Description of the Bidder and Acquisition Entities – Interest of the Bidder in TDC and Bidder's agreements with TDC."

Do you have any agreements with respect to the Tender Offer with TDC or any shareholders of TDC?

The Bidder and the Sponsors entered into an announcement agreement with TDC dated 30 November 2005, pursuant to which TDC, subject to the commencement of this Tender Offer and certain other conditions, agreed to recommend the Tender Offer upon the terms described in this Offer Document. The Bidder, the Sponsors and TDC also agreed to publish press releases announcing the execution of the announcement agreement and that the Bidder, subject to certain conditions, intended to commence this Tender Offer shortly after publishing such press release. The Sponsors have also entered into a Confidentiality and Standstill Agreement with TDC, dated 17 October 2005.

For more information about any agreements with respect to the Tender Offer with TDC or any shareholders of TDC, see Section 10, "Description of the Bidder and acquisition entities – Interest of the Bidder in TDC and Bidder's Agreements with TDC."

Trading on stock exchanges

Can I sell my TDC ADSs on the NYSE even after I have tendered them and accepted the Tender Offer?

There will be no trading of TDC ADSs on an "as tendered" basis on the NYSE.

TDC Shares and TDC ADSs that are not tendered will remain tradable on the Copenhagen Stock Exchange or the NYSE, respectively, throughout the Offer Period and thereafter until a possible delisting is completed.

Even if the TDC Shares or TDC ADSs are not delisted shortly after the completion of the Tender Offer, our acquisition of TDC Shares and TDC ADSs pursuant to the Tender Offer and the subsequent Compulsory Acquisition of any shares held by minority shareholders will result in the substantial reduction or elimination of the active public trading market for the TDC Shares or TDC ADSs.

For more information about the trading of eligible tendered TDC Shares or TDC ADSs, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Rights of TDC Shareholders as a result of the Transaction."

Tax consequences

How will tendering Danish taxpayers be taxed for Danish income tax purposes?

If you are a Danish taxpayer, your receipt of cash for TDC Shares and TDC ADSs in the Tender Offer will be a taxable event which may trigger Danish capital gains taxation. You are urged to consult your own tax adviser as to the particular tax consequences to you of the acceptance of the Tender Offer.

For more information regarding the Danish income tax consequences of the Tender Offer to Danish taxpayers, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Danish Tax Considerations."

How will tendering U.S. taxpayers be taxed for U.S. federal income tax purposes?

If you are a U.S. taxpayer, your receipt of cash for TDC Shares and TDC ADSs in the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your own tax adviser as to the particular tax consequences to you of the acceptance of the Tender Offer.

For more information regarding the U.S. federal income tax consequences of the Tender Offer to U.S. taxpayers, see Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – U.S. Tax Considerations."

How will taxpayers in other jurisdictions be taxed for income tax purposes?

If you are a taxpayer in a jurisdiction other than the United States or Denmark, you are urged to consult your own tax adviser as to the particular tax consequences to you of the acceptance of the Tender Offer.

Publications

Where will publications required under the Danish Securities Trading Act and Danish Takeover Order and U.S. federal securities laws related to the Tender Offer be made?

All publications and announcements required under the Danish Securities Trading Act and Danish Takeover Order related to the Tender Offer, including the publication of this Offer Document will be made through the Copenhagen Stock Exchange, and all announcements required under U.S. federal securities laws, rules and regulations will be made by means of a press release through the Dow Jones news service and/or the PR Newswire. Information will be available for a period on the Copenhagen Stock Exchange website (http://www.cse.dk) and thereafter in its password restricted database.

Copies of this Offer Document, including Forms of Acceptance for Holders of TDC Shares and Letters of Transmittal for ADSs Holders are available on request from the Danish Settlement Agent or the U.S. Settlement Agent (see next question below). Innisfree M&A Incorporated will act as information agent (the "Information Agent") on behalf of the Bidder and will be available to answer questions and provide information regarding the Tender Offer. A copy of the Offer Document (including the relevant acceptance forms) can also be downloaded via the internet from the Bidder's website, at http://www.nordictelephone.dk.

The Bidder has filed with the SEC a Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Tender Offer (including agreements for financing the Tender Offer, which are described in Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Financing," agreements with TDC as described in Section 10, "Description of the Bidder and acquisition entities – Interest of the Bidder in TDC and Bidder's Agreements with TDC" and certain other documents as required under applicable U.S. federal securities laws, rules, regulations and interpretation of the SEC and the staff thereof). Such documents and any amendments thereto, including exhibits, as well as other information which the Bidder or any of its affiliates may be required to file with the SEC with respect to the

Tender Offer or their beneficial ownership of TDC Securities, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in Section 2, "General Information – Sources of Information" or reviewed on the SEC's website (http://www.sec.gov).

Further information

Who can I talk to if I have further questions about the Tender Offer?

If you have further questions about the Tender Offer, you can call the Information Agent at 00 800 7710 9971 (toll-free in the EU), and +1 877 825 8631 (toll-free in the U.S.).

The Information Agent will be available to answer questions and provide information regarding the Tender Offer.

Questions in connection with the acceptance of the Tender Offer may be directed to the Danish Settlement Agent (for the tender of TDC Shares) or the U.S. Settlement Agent (for the tender of TDC ADSs). Nordea Bank Danmark A/S is acting as Danish Settlement Agent and can be contacted by email at prospectus@nordea.com. Mellon Investor Services LLC is acting as U.S. Settlement Agent for the Tender Offer and can be contacted at +1 201 680 3796 (attention Keelan DeShields).

2.    General Information

Pursuant to the Danish Securities Trading Act and the Danish Takeover Order and in compliance with applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, including the applicable tender offer rules promulgated under the Exchange Act, the Bidder hereby submits a voluntary conditional public Tender Offer, to the shareholders of:

TDC A/S
(CVR No. 14773908)
Nørregade 21
DK-0900 Copenhagen C
Denmark

regarding the acquisition of all of the TDC Shares and all TDC ADSs for cash consideration on the terms and conditions specified in this Offer Document.

Choice of law and venue

This Tender Offer has been prepared as a voluntary offer in accordance with the Danish Securities Trading Act and the Danish Takeover Order and in compliance with applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, including the applicable tender offer rules promulgated under the Exchange Act or exemptions therefrom as described in this Offer Document. Any contract or dispute arising out of the acceptance of the Tender Offer shall be governed by and construed solely in accordance with Danish law. Any dispute in connection with the Tender Offer shall be brought before the Copenhagen Maritime and Commercial Court as the court of first instance.

Changes to the Tender Offer

Any changes to the terms and conditions of the Tender Offer will be announced through the Copenhagen Stock Exchange and by means of a press release through the Dow Jones news service and/or PR Newswire in accordance with applicable laws, rules and regulations. Such announcements, along with other announcements made by the Bidder relating to the Tender Offer, will be available for a period on the Copenhagen Stock Exchange website (http://www.cse.dk) and thereafter in its password restricted database and on the SEC's website (http://www.sec.gov).

Forward-looking statements

Statements in the Tender Offer relating to future status or circumstances, including statements regarding future performance, growth and other trend projections and benefits of the Tender Offer, are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as "anticipates," "intends," "expects," "believes" or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There can be no assurance that actual results will not differ materially from those expressed or implied by these forward-looking statements due to many factors, many of which are outside the control of the Bidder and its affiliates, including the effect of changes in general economic conditions, the level of interest rates, fluctuation in demand for TDC's services, competition, technological changes, employee relations, regulation, the potential need for increased capital expenditure and other risk factors detailed in TDC's filings with the SEC.

The Bidder is not obligated to update this Offer Document, unless required to do so under applicable Danish rules and regulations and applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof.

Notice to Holders of TDC Shares in the United States and ADS Holders

This Tender Offer is made for all of the TDC Shares and TDC ADSs. The Tender Offer is made in compliance with applicable Danish law and in compliance with applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, including the applicable tender offer rules promulgated under the Exchange Act or exemptions therefrom as described in this Offer Document. Any change with respect to the contents and terms and conditions of this Offer Document will be announced through the Copenhagen Stock Exchange and by means of a general press release through the Dow Jones news service and/or PR Newswire in accordance with applicable laws, rules and regulations. Financial statements and other information (including financial information) regarding TDC included or referred to in this Offer Document have been derived from TDC's annual reports and other publicly filed documents, and we take no responsibility for any of such information. As stated in TDC's annual reports and other publicly filed documents, TDC's financial statements and other financial information included in this Offer Document have been prepared in accordance with the provisions of the Danish Financial Statements Act, Reporting Class D, and the regulations for companies listed on the Copenhagen Stock Exchange. As a U.S. registrant, TDC is also subject to the reporting requirements of the U.S. federal securities laws and regulations.

It may be difficult for TDC's shareholders to enforce their rights and any claim they may have arising under U.S. federal securities laws, as the Bidder is incorporated outside the United States of America (the "U.S." or the "United States") and some or all of its controlling persons are resident outside of the United States. Shareholders may not be able to sue the Bidder or its affiliates in a non-U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Bidder and its affiliates to subject themselves to a U.S. court's judgment.

The Bidder is not seeking approval or clearance of the Tender Offer from any securities regulatory or similar authority pursuant to the laws of any jurisdiction other than Denmark. Neither the Bidder nor any of its affiliates assumes any responsibility for making further announcements, registrations, or for obtaining further licenses or approvals, in respect of this Offer Document and/or the Tender Offer outside of Denmark and the United States. Neither the Bidder nor any of its affiliates assumes any responsibility for any non-compliance of the Tender Offer, this Offer Document or any announcements or documents referred to herein or made pursuant to the Tender Offer with laws, rules or regulations of jurisdictions other than Denmark and the United States. In any jurisdiction where the securities laws or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Bidder by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Shareholders should be aware that the Bidder or its affiliates may, subject to applicable Danish law, purchase or make arrangements to purchase TDC Shares outside of the Tender Offer from time to time, including purchases in the open market at prevailing prices or in privately negotiated transactions, however, in no event at prices higher than the Offer Price or on terms more favorable than those offered pursuant to the Tender Offer. We have received requested SEC relief from Rule 14e-5 under the Exchange Act in order to permit such purchases outside the Tender Offer, on certain terms and conditions.

Shareholders outside Denmark and the United States

The making of the Tender Offer in, or to certain persons resident in, or nationals or citizens of, jurisdictions outside the United States and Denmark or to their nominees or trustees may be prohibited or affected by the laws of the relevant jurisdiction. Shareholders outside of the United States and Denmark should inform themselves about and observe any applicable legal requirements.

Notice to Australian Shareholders

This Offer Document has not been, and will not be, lodged with the Australian Securities and Investments Commission as a bidder's statement or other takeover document for the purpose of Australia's Corporation Act 2001 (Cwlth).

As the Bidder and TDC are not formed or incorporated in Australia, the Tender Offer is not regulated by the takeover provisions contained in the Australian Corporations Act. Accordingly, Australian shareholders should be aware that the rules and regulations that would ordinarily apply to takeovers in Australia do not apply to this Tender Offer. This Tender Offer has been prepared in accordance with the Danish Securities Trading Act (Consolidated Act No. 843 of 7 September 2005) and Executive Order No. 618 of 23 June 2005 on Takeovers and Shareholder's Disclosure Requirements, and in compliance with applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof.

However, under Division 5A of Part 7.9 of the Australian Corporations Act, offers of this type must, and this Tender Offer does, comply with certain disclosure requirements. Additionally, if the market value of the TDC Securities changes by more than 50% during the Offer Period, then the Bidder will promptly, and in any event within 10 Business Days of the change, send you a supplementary offer document which sets out the change. In the event that a supplementary offer document is sent to you during the Offer Period it will also set out any changes in the market value of the TDC Securities, however, we note the Offer Price of the TDC Securities will be the same as disclosed in this Offer Document and the terms will not be varied, unless otherwise advised. As at 1 December 2005, the market value of the TDC Shares based on the closing price on the Copenhagen Stock Exchange on that date was DKK74,787,441,729 ($A15,905,453,366).

To the extent that any change to the offer terms that affect Australian shareholders will be made, or become necessary during the Offer Period, application will, if required, be made to the Australian Securities and Investments Commission to enable the relevant change.

If the provisions under Division 5A of Part 7.9 of the Australian Corporations Act have not been complied with or the Offer Document (including the withdrawal or supplementary offer document) is bound to contain a misleading or deceptive statement, the Australian shareholders have rights as set out in s1019K of the Australian Corporations Act.

Neither the Bidder nor any person acting in concert with the Bidder assumes any responsibility whatsoever:

•
for any violation by any person of any of these restrictions;

•
for the compliance of the Tender Offer with any applicable legal provisions of any jurisdiction outside Denmark or the United States; or

•
for third parties' non-compliance with any applicable regulations in connection with the Tender Offer or the acceptance of the Tender Offer.

Please note that irrespective of the foregoing remarks, any Holder of TDC Shares or ADS Holder may accept the Tender Offer in accordance with the terms and conditions set forth in this Offer Document and applicable law.

Miscellaneous

The Tender Offer is being made solely by this Offer Document and the related Form of Acceptance, with respect to TDC Shares, and the Letter of Transmittal, with respect to TDC ADSs and is being made to all shareholders. The Bidder is not aware of any U.S. state where the making of the Tender Offer is prohibited by administrative or judicial action pursuant to any valid U.S. state statute. If the Bidder becomes aware of any valid U.S. state statute prohibiting the making of the Tender Offer or the acceptance of TDC Shares or TDC ADSs pursuant thereto, the Bidder will make a good faith effort to comply with any such U.S. state statute. If after such good faith effort, the Bidder cannot comply with such U.S. state statute, the Tender Offer will not be made to nor will tenders be accepted from or on behalf of the ADS Holders or Holders of TDC Shares in such U.S. state. In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer shall be deemed to be made on behalf of the Bidder by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Currencies

The following exchange rates, which are the rates reported on the Danish Central Bank's (Danmarks Nationalbank) website on 1 December 2005 (the last Trading Day before the commencement of the Tender Offer) were used in the conversion of currencies in this Offer Document: EUR1 : DKK7.4536; US$1 : DKK6.3462; $A1 : 4.7020.

All references in this Offer Document to "EUR" are to the Euro, all references to "dollars," "US$" or "$" are to the U.S. dollar, all references to "DKK," "krone" and "kroner" are to the Danish krone and all references to $A are Australian dollar.

The following table sets forth, for the periods indicated, certain historical exchange rates between the DKK and US$ based on the rates reported by the Danish Central Bank:

Years ended December 31 (US$ = DKK1.00)	2000	2001	2002	2003	2004

High	0.1393	0.1279	0.1412	0.1679	0.1832
Low	0.1110	0.1129	0.1155	0.1397	0.1586
Average	0.1236	0.1202	0.1269	0.1517	0.1670
End of Period	0.1247	0.1189	0.1412	0.1679	0.1829

Source: Danish Central Bank

Years ended December 31 (DKK = US$1.00)	2000	2001	2002	2003	2004

High	9.0060	8.8611	8.6591	7.1592	6.3047
Low	7.1800	7.8186	7.0822	5.9554	5.4580
Average	8.0903	8.3188	7.8812	6.5899	5.9893
End of Period	8.0205	8.4095	7.0822	5.9576	5.4676

Source: Danish Central Bank

Sources of Information

The information contained in this Offer Document concerning the TDC Group was obtained from publicly available sources. Neither the Bidder nor any of its affiliates nor persons acting in concert with the Bidder assumes any responsibility for:

•
the accuracy or completeness of such information; or

•
any failure by TDC to disclose events which may have occurred or may affect the significance or accuracy of any such information but which have not been publicly disclosed by TDC.

TDC is subject to the informational reporting requirements of the Danish Securities Trading Act, the Copenhagen Stock Exchange and the Exchange Act, and accordingly files reports and other information with the Copenhagen Stock Exchange and the SEC. All stock exchange announcements filed by TDC are also available at TDC's website (http://www.tdc.com). You may also read and copy documents at the public reference room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at +1 202 551 8090 for further information on the public reference room. The SEC also maintains an internet website that contains reports and other information about reporting companies, such as TDC, who file electronically with the SEC. The address of that website is http://www.sec.gov. Neither the Bidder nor any of its affiliates has authorized any person to provide any information or to make any representation in connection with the Tender Offer other than the information contained or referenced in this Offer Document and, where applicable, the accompanying Form of Acceptance and Letter of Transmittal. If any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by the Bidder or such affiliate.

Translation

This Offer Document exists both in a Danish version and an English version. In cases of inconsistencies between the Danish text and the English text, the Danish text shall prevail.

Certain Terms Used in this Offer Document

Definitions used in this Offer Document are described in Section 11, if not apparent from the text.

3.    Background to and reasons for the Tender Offer and prospects for TDC

General Background of the Offer

The Sponsors have for some time regarded TDC as an attractive asset within the European telecommunications sector, and believe TDC to be a well managed company with strong positions in all its key markets. This is the background for the formation of the consortium of Sponsors and the incorporation of the Bidder in order to pursue an acquisition of the TDC Group.

At various times during 2004, Apax Partners Worldwide LLP, The Blackstone Group International Limited, Permira Advisers KB and Providence Equity Partners Limited (the "Initial Sponsors") separately and in consortium with each other considered the possibility of having certain of the affiliated investment funds for which they act as direct or indirect advisers acquire the TDC Shares then held by SBC Communications Inc. and certain of its direct and indirect subsidiaries (collectively, "SBC"). In September 2004 certain Initial Sponsors engaged in preliminary confidential discussions with TDC and SBC, but none of them reached an understanding with respect to an acquisition of these TDC Shares from SBC and, according to the Schedule 13D/A filed by SBC with the SEC on 4 November 2004, effective on 9 November 2004, SBC disposed of 20,563,656 TDC Shares, corresponding to approximately 9.5% of the outstanding TDC Shares at the time.

Nevertheless, the Initial Sponsors remained interested in pursuing an acquisition of TDC by certain of their affiliated funds. The Initial Sponsors decided to explore jointly a potential acquisition of TDC and in mid-July 2005, representatives of the Initial Sponsors contacted Goldman Sachs International, which they understood had been engaged to provide financial advisory services to TDC. Subsequent to these and further contacts, the Initial Sponsors delivered a non-binding proposal on 21 July 2005 for an acquisition of TDC to the Chairman of the Board of Directors of TDC including an indication of interest at DKK335 per share. On 11 August 2005, the Initial Sponsors delivered a revised indication of interest at DKK355 per share.

On 5 September 2005, representatives of Goldman Sachs International on behalf of TDC met with representatives of the Initial Sponsors to request additional information about the Initial Sponsors' financing and business plans for the proposed acquisition. On 8 September 2005, the Initial Sponsors delivered a letter to the Chairman of the Board of Directors of TDC and to Goldman Sachs International setting out the principal terms and conditions of the proposed financing package for the transaction and providing guidance on their business plan for TDC.

Following the Initial Sponsors' continued contacts with the Chairman of the Board of Directors of TDC and representatives of Goldman Sachs International, on 3 October 2005, the Sponsors delivered another non-binding proposal in which they increased the proposed transaction price to DKK365 per share. This letter also notified the Chairman of KKR's involvement and otherwise remained subject to substantially the same terms and conditions as those set forth in indications of interest delivered on 21 July 2005 and 11 August 2005.

In early October 2005, legal counsel to TDC negotiated a Confidentiality and Standstill Agreement with legal counsel to the Sponsors, which was agreed and executed between TDC and the Sponsors on 17 October 2005.

On 10 October 2005, representatives of the Sponsors met with the Chairman and Vice Chairman of the Board of Directors and representatives of Goldman Sachs International to discuss a process for meetings with management and other limited due diligence investigations by the Sponsors. An electronic data room was made available to representatives of the Sponsors and their advisers starting 20 October 2005, and the chairmanship and representatives of TDC's management and their advisers met with representatives of the Sponsors and their advisers on 26 October 2005 to discuss TDC's business.

On 6 November 2005, representatives of the Sponsors and of their joint financial advisers met with the Chairman, Vice Chairman, CFO, CEO and General Counsel of TDC and representatives of Goldman Sachs International to clarify certain issues arising out of their review and other relevant issues.

Following the Sponsors' further contacts with representatives of Goldman Sachs International, the Sponsors on l6 November 2005 sent another non-binding proposal letter increasing the proposed transaction price to DKK375 per share.

After 24 November 2005, the Bidder and its financial and legal advisers negotiated with the Chairman and Vice Chairman of TDC's Board of Directors, together with TDC's financial and legal advisers, regarding the terms of the possible tender offer, which resulted in the Bidder proposing the Offer Price of DKK382.

On 30 November 2005, the Bidder, the Sponsors and TDC entered into an announcement agreement, pursuant to which, subject to certain conditions, (i) the Sponsors and the Bidder undertook to launch the Tender Offer and (ii) the Board of Directors undertook, when the Tender Offer was commenced and subject to certain conditions, to recommend that the Holders of TDC Shares and ADS Holders accept the Tender Offer. See Sections 5, "Recommendation from the TDC Board of Directors" and 10, "Description of the Bidder and acquisition entities – Interest of the Bidder in TDC and Bidder's Agreements with TDC."

In connection with these negotiations, neither the Bidder nor any person or entity acting on its behalf or in connection with the Tender Offer has made any offer or entered into any agreement with respect to any monetary compensation or equivalent benefit payable to any members of the Board of Directors or any member of the management of TDC prior to or after the completion of the Tender Offer.

Intentions of the Bidder with regard to TDC

(a) Future Business Activities, Assets, and Obligations of TDC and TDC Management

Based on its review of the TDC Group prior to the commencement of the Tender Offer, the Bidder expects to continue the strategy publicly announced by TDC with respect to: its integrated Nordic mobile, fixed line, cable and broadband delivery; capitalizing on the growth in mobile and broadband markets; its plans for personnel; and the continued development of its Swiss operations.

The Bidder expects to continue to support management's successful Nordic consolidation strategy through potential additional acquisitions, such as the highly successful integration of Song.

Based on its review of the TDC Group, the Bidder has high regard for TDC management's achievements and believes TDC management will continue to be an important asset of TDC going forward. The Bidder further currently believes that the overall management and business organization of the TDC Group is appropriate. The Bidder does not expect to seek material changes in either management or employment terms for the TDC Group's employees.

(b) Board of Directors

Following the purchase of TDC Securities pursuant to the Tender Offer and otherwise as described in this Offer Document, the Bidder will own more than 90% (and following the completion of the Compulsory Acquisition the Bidder will own 100%) of the Share Capital and Votes. The Bidder intends to request an EGM of TDC to be convened following the Tender Offer to elect new members of TDC's Board of Directors. At this EGM, the new Board of Directors that is elected is expected to be comprised of representatives of the Sponsors in addition to any employee representatives required under Danish law. Persons with relevant industry experience may also be elected to the Board of Directors at the EGM or subsequently.

Following completion of the Tender Offer, the Bidder will control TDC and may thereafter make additional changes to the Board of Directors.

(c) Registered Office of TDC and Location of Principal Parts of Business

The registered office of TDC is located in Copenhagen, Denmark. The Bidder does not currently expect to change the location of the registered office or the location of the principal parts of the TDC Group's businesses.

(d) Delisting, Compulsory Acquisition, De-registration, Dividend

Following the purchase of TDC Securities pursuant to the Tender Offer and otherwise as described in this Offer Document, the Bidder expects to own more than 90% of the Share Capital and Votes,

which will allow the Bidder to exercise control of TDC. The following summarizes certain measures, which the Bidder intends to propose (or which it is considering proposing) for approval at an EGM of the shareholders of TDC expected to be convened following completion of the Tender Offer.

(i)
Compulsory Acquisition.    At the EGM, which the Bidder expects to convene following the Tender Offer, the Bidder intends to seek to adopt a resolution to amend the articles of association to authorize the Bidder to initiate a Compulsory Acquisition according to which the Bidder may, on demand, purchase any remaining TDC Shares held by minority shareholders at the end of a notice period. In addition, until the Compulsory Acquisition is completed, the Bidder may pursue other alternatives to obtain the remaining TDC Securities not purchased pursuant to the Tender Offer or otherwise. Such alternatives could include acquiring additional TDC Securities in the open market, in privately negotiated transactions, through another tender offer, through merger or by any other means the Bidder considers appropriate.

(ii)
Delisting.    At the EGM, which the Bidder expects to convene following the Tender Offer, the Bidder intends to seek to adopt a resolution authorizing the Board of Directors to apply for a delisting of the TDC Shares from the Copenhagen Stock Exchange and the TDC ADSs from the NYSE. Following submission to the NYSE of a board resolution of TDC approving the delisting, TDC must file an application to delist from the NYSE with the SEC pursuant to Rule 12d2-2 under the Exchange Act. Furthermore, an application must be filed with and approved by the Copenhagen Stock Exchange to effect a delisting of TDC Shares from the Copenhagen Stock Exchange.

  Even if the TDC Shares or TDC ADSs are not delisted shortly after the completion of the Tender Offer, the acquisition of TDC Shares and TDC ADSs by the Bidder during or following the Offer Period and the subsequent Compulsory Acquisition of any shares held by minority shareholders will result in the substantial reduction or elimination of an active public trading market for the TDC Shares or TDC ADSs.

(iii)
De-registration.    At the EGM, which the Bidder expects to convene following the Tender Offer, if permitted under applicable law, the Bidder intends to seek to adopt a resolution authorising the Board of Directors to apply to terminate the registration of TDC Securities under the Exchange Act, in which event TDC would no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly held companies.

(iv)
Dividend.    At the EGM, which the Bidder expects to convene following the Tender Offer, the Bidder intends to exercise its voting rights to authorize the Board of Directors to declare extraordinary dividends according to applicable Danish laws and rules.

(e) Refinancing of Existing Debt or other Material Change in Indebtedness

In connection with the Tender Offer, Nordic Telephone Company Holding ApS, the immediate parent company of the Bidder, currently intends to undertake an invitation to holders (the "Invitation"), subject to certain conditions, of any and all of the following debt securities of TDC (the "TDC MTNs") to offer to sell such securities to Nordic Telephone Company Holding ApS or another entity designated by Nordic Telephone Company Holding ApS: (a) DEM 500,000,000 5.00% notes due 2008, (b) JPY 3,000,000,000 1.28% notes due 2008, (c) €350,000,000 5.625% notes due 2009, (d) €1,000,000,000 5.20% notes due 2010, (e) €700,053,000 3.875% notes due 2011 and (f) €750,000,000 6.50% notes due 2012. As a result of its review of the TDC Group or in light of future developments, the Bidder and Nordic Telephone Company Holding ApS may reconsider their current intentions and views relating to the Invitation and may make any changes that they deem necessary or appropriate with respect to the existing debt of TDC. Nordic Telephone Company Holding ApS is not obligated to undertake the Invitation and Solicitation (as defined below) and may elect not to do so.

Nordic Telephone Company Holding ApS currently intends to launch the Invitation shortly after the date hereof and to include in the Invitation an early tender price/late tender price mechanism, whereby the purchase price for TDC MTNs tendered by an early tender deadline will be 100% of the principal amount thereof, and noteholders who accept the Invitation after such early tender deadline will be entitled to 99% of the principal amount thereof, in each case, plus accrued and unpaid interest up to (but not including) the settlement date.

In conjunction with the Invitation, Nordic Telephone Company Holding ApS currently intends to solicit consents (the "Solicitation") from holders of the TDC MTNs (i) to disapply and delete most of the covenants and certain other terms contained in the trust deeds of the TDC MTNs (including Condition 3 (Status), Condition 4 (Negative Pledge), Condition 8 (Taxation), Conditions 10(a)(ii) through (vii) (Events of Default), Clause 8.1 (Books of Account), Clause 8.4 (Financial Statements etc.), Clause 8.5 (Certificate of Authorised Signatories), Clause 8.9 (Listing), Clause 8.16 (Principal Subsidiaries), Clauses 14.2.1(ii) through 14.2.1(v) (Substitution) and, with respect to the DEM 500,000,000 5.00% notes due 2008, the release of the obligations of the guarantors of such TDC MTNs), (ii) to add a new provision giving TDC A/S the right to redeem at any time, upon not less than 10 days' notice, all or some of the TDC MTNs not accepted for purchase in the Invitation at 99% of their principal amount plus accrued and unpaid interest, and (iii) to authorize, request, direct and empower the trustee to enter into supplemental trust deeds in order to document these amendments.

The Solicitation to remove covenants, for any series of TDC MTNs, requires a quorum of a majority of any principal amount outstanding of such series for an initial meeting and a quorum of any principal amount outstanding of such series for an adjourned or second meeting. Adding the redemption right for TDC requires a quorum of 75% of any principal amount outstanding of such series for an initial meeting and 25% of any principal amount outstanding of such series for an adjourned or second meeting. In each case, the proposal must be approved by 75% of the votes cast.

Completion of the Invitation and Solicitation will be conditional upon, among other things, the success of the Tender Offer. The Invitation will not be subject to any minimum acceptance condition with respect to all or any series of TDC MTNs. Nordic Telephone Company Holding ApS may, in its reasonable discretion and subject to applicable laws, waive, amend or terminate any Invitation or extend the Invitation period at any time prior to the conditions of the TDC MTNs Invitation being satisfied or waived in full, and may, prior to the completion of the Invitation, revoke any acceptance for purchase of tendered TDC MTNs.

Following completion of the Tender Offer, Nordic Telephone Company Holding ApS currently anticipates that TDC would assume its obligations in respect of the Invitation and accept for purchase the TDC MTNs from those noteholders that have accepted the Invitation.

This summary does not constitute an invitation to purchase any securities or the solicitation of an offer to sell any securities, pursuant to the Invitation or Solicitation or otherwise. The Invitation and Solicitation will be made solely by further documentation which is expected to contain the full terms and conditions of any Invitation or Solicitation. It is currently expected that the Invitation and Solicitation will be conducted outside the United States and that no offer for the securities described in this section (e) will be made to any person or address in the United States.

This Tender Offer is not conditioned upon a launch of the Invitation or Solicitation described above or the completion of any transaction contemplated thereby.

(f) Other Plans

Following the purchase of TDC Securities pursuant to the Tender Offer, the Bidder intends to review TDC's capital structure in cooperation with the newly elected members of the Board of Directors. Depending on the assessment of the new Board of Directors, as a result of this review, the Bidder may seek further distributions to the then shareholder or shareholders of TDC, either by way of a capital decrease and/or payment of extraordinary dividends in compliance with applicable Danish laws and rules.

In addition, the Bidder and the new Board of Directors may consider and seek to implement from time to time other changes in the organization of the TDC Group.

4.    Terms, conditions and acceptance procedure for the Tender Offer

BIDDER	Nordic Telephone Company ApS CVR No. 29146780 Langelinie Allé 35 DK-2100 Copenhagen Denmark
For further information on the Bidder, see Section 10, "Description of the Bidder and acquisition entities."
OFFER PRICE	Holders of TDC Shares are offered DKK382 in cash per TDC Share, without interest (as adjusted in accordance with the terms of the Tender Offer).

ADS Holders are offered the U.S. dollar equivalent of DKK191 in cash per TDC ADS, without interest (as adjusted in accordance with the terms of the Tender Offer), paid in U.S. dollars based on the exchange rate obtained by the U.S. Settlement Agent on the spot market as soon as practicable after receipt of funds from the Bidder but before the date of settlement of the Tender Offer.

One TDC ADS represents one-half of one TDC Share and the Offer Price for one TDC ADS is equivalent to one-half the amount of the Offer Price for one TDC Share (as adjusted in accordance with the terms of the Tender Offer).

If TDC declares and pays dividends or makes other distributions to its shareholders prior to settlement of the Tender Offer, the Offer Price to be paid pursuant to the Tender Offer will be reduced by the amount per TDC Share of such dividend or other distribution (DKK for DKK) and a corresponding reduction of the Offer Price for the TDC ADSs will be made.

If an ADS Holder prefers to receive DKK, at the ADS Holder's option, such ADS Holder may surrender such holder's TDC ADRs and withdraw the underlying TDC Shares at the Corporate Trust Office of the Bank of New York, as depositary under the Deposit Agreement, located at 101 Barclay Street, New York, NY 10286. Such ADS Holder, having received TDC Shares, may follow the procedures for tendering such holder's TDC Shares as described in this Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Acceptance Procedure" and will be paid DKK for such TDC Shares. Otherwise, ADS Holders will receive consideration converted into U.S. dollars as described above.

As of 1 December 2005, the last Trading Day before commencement of the Tender Offer, DKK191 was equal to US$30.10 based upon the rates reported by the Danish Central Bank. The actual amount of U.S. dollars to be received for TDC ADSs, will, however, depend upon the exchange rate obtained by the U.S. Settlement Agent on the spot market on or about the date of settlement of the Tender Offer. In all cases, ADS Holders receiving U.S. dollars will bear the risk of fluctuations in the DKK/US$ exchange rate. For certain historical exchange rates between the DKK and US$ based on the rates reported by the Danish Central Bank, see Section 2, "General Information – Currencies."

OFFER PERIOD
The Tender Offer is valid as of 2 December 2005 and expires on 12 January 2006 at 06.01h Central European Time (CET), 00.01h New York City time (the "Offer Period") or, if the Offer Period is extended, at the expiration of any extension of such Offer Period.

Acceptance of the Tender Offer must be received prior to expiration of the Offer Period by either, with respect to TDC Shares, the Danish Settlement Agent through such holder's own custodian bank or stockbroker or, with respect to TDC ADSs, the U.S. Settlement Agent (or the guaranteed delivery procedures described herein must be complied with), as applicable, in accordance with the procedures described below in "Acceptance Procedure," in order to be valid.
ANNOUNCEMENT OF THE RESULT
The Bidder will announce through the Copenhagen Stock Exchange and expects to announce through a press release through the Dow Jones news service and/or PR Newswire, and as otherwise required by the U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, the number of TDC Shares and TDC ADSs for which acceptances have been received on a day which is no later than three Trading Days after the expiration of the Offer Period.

The Copenhagen Stock Exchange has accepted that the Bidder has extended the period for announcement of the result of the Tender Offer by one Trading Day (compared to normal practice) to three Trading Days due to the practical requirements related to the TDC ADSs, the number of shareholders and the fact that the shareholders are located in a large number of jurisdictions.

If the Offer Period is not extended, the Bidder expects that the announcement will be made on or before 17 January 2006. The announcement will state that either all conditions to the Tender Offer have been satisfied or waived and that the Tender Offer will therefore be completed or, alternatively, that certain conditions have not been satisfied or waived, and that the Tender Offer will not be completed as a result thereof.
SETTLEMENT	The mechanics for settling TDC Securities in the Tender Offer will depend on whether the particular TDC Securities are TDC Shares or TDC ADSs.

Settlement shall take place no later than five Trading Days after the announcement of the completion of the Tender Offer. The final settlement date will be specified in that announcement. Settlement is expected to take place on or before 24 January 2006, unless the Offer Period is extended.

The Copenhagen Stock Exchange has accepted that the Bidder has extended the period for settling the Tender Offer by two Trading Days (compared to normal practice) to five Trading Days due to the practical requirements related to the settlement of TDC ADSs which include the exchange of funds for settlement into kroner and U.S. dollars, the operation of the international capital markets, the number of shareholders and the fact that the shareholders are located in a large number of jurisdictions.

Where an acceptance relates to TDC Shares, the cash consideration to which an accepting Holder of TDC Shares is entitled will be paid through such holder's account holding institution or stockbroker.
Where an acceptance relates to TDC ADSs evidenced by TDC ADRs, checks for the cash amount due will be dispatched by post.
Interest will not be paid on the Offer Price regardless of any extension of the Offer Period or any delay in making such payment.

If you own your TDC Shares or TDC ADSs through a custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee, and your custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee tenders your shares on your behalf, your custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee may charge you a fee for doing so. All brokerage fees and other costs (such as stock exchange turnover tax or stamp duties) which may be incurred as a result of the tender of your TDC Shares or TDC ADSs will have to be borne by you.
In all cases, payment for TDC Securities accepted for payment pursuant to the Tender Offer will be made only:
• in the case of TDC Shares, if such TDC Shares have been timely tendered in accordance with the acceptance procedure described below under "Acceptance Procedure;" and
•
in the case of TDC ADSs, after timely receipt by the U.S. Settlement Agent of (i) delivery of a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and other required documents, or, (ii) if effected pursuant to the book-entry transfer procedures described below under "Acceptance Procedure," a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and other required documents, or an Agent's Message as described below under "Acceptance Procedure."

For purposes of the Tender Offer, the Bidder will be deemed to have accepted for payment, and thereby purchased, TDC Securities properly tendered to the Bidder and not withdrawn as, if and when the Bidder makes an announcement to that effect as described above in "Announcement of the Result."
Special rules apply to settlement of TDC Shares that are tied-up employee shares. See "Special Settlement Terms For Tied-Up Employee Shares" below.
CONDITIONS	The Tender Offer and the effectiveness of the contracts which come into existence as a result of the acceptance of this Tender Offer are subject to the following conditions:
(a)
It is a condition that at the end of the Offer Period, the Bidder owns or has received valid acceptances of the Tender Offer in respect of an aggregate of more than 90% of the Share Capital and Votes or such lower percentage of the Share Capital and Votes as will permit the Bidder to initiate the Compulsory Acquisition after an EGM.

(b)
It is a condition that, prior to or at the end of the Offer Period, and except as publicly disclosed by TDC on or before 29 November 2005, there shall have been: (i) no change in or binding undertakings to change the share capital of TDC or its articles of association and no announcement of any proposal initiated by TDC in relation thereto shall have been made; (ii) no sale or any other disposal by TDC of any of its holding of treasury shares, apart from a disposal in connection with a potential redemption or exercise of already issued stock options; (iii) no issuance by TDC of any convertible debt, warrants or other securities directly or indirectly convertible or exchangeable into TDC Shares; (iv) no agreements or commitments, whether in one or more transactions, of any member of the TDC Group involving acquisitions or divestitures of any business (including any assets comprising a business) or securities, whether through a merger, demerger, contribution, joint venture or otherwise, involving an aggregate amount or value in excess of DKK1,000,000,000; provided, however, that the TDC Group may agree or commit to divest of its interest in any company of which it is not the controlling shareholder, in whole or in part (each a "Potential Associated Company Divestiture"), if the board of directors of TDC shall have obtained an opinion as to the fairness of the consideration to be received by the TDC Group from a financial point of view from one or more global investment banks of internationally recognized standing (but excluding any investment bank that is or has been engaged by TDC or any other member of the TDC Group in connection with the process that led to the Tender Offer being made); (v) during any period of 4 consecutive calendar weeks during the Offer Period no new agreements or commitments or amendments to existing agreements or commitments, whether in one transaction or more related transactions, of any member of the TDC Group involving aggregate capital expenditures pursuant to such new or amended agreements or commitments in excess of DKK2,000,000,000; and (vi) a decrease of not less than DKK3,250,000,000 (determined without regard to proceeds from any Potential Associated Company Divestiture) in TDC's consolidated net indebtedness as compared to the amount thereof at 30 September 2005.
(c)	It is a condition:
(1)
that, prior to or at the end of the Offer Period, there shall have been received any and all necessary approvals from the relevant Danish teleregulatory authorities, on terms that the Bidder shall deem, in its reasonable opinion, satisfactory for the Bidder to acquire all of the Share Capital and Votes in accordance with the Tender Offer and for the business of the TDC Group to be conducted on the basis of the material licenses currently held by TDC and/or its subsidiaries in Denmark; provided, however, that the Bidder will not be entitled to rely on this condition (c)(1) unless:

(i)
the Bidder has undertaken all reasonable efforts in connection with any necessary filings to obtain the required approval or approvals under this condition (c)(1), and responded promptly to any questions or demands made by the relevant authorities without undue delay and otherwise has used its reasonable efforts to facilitate the obtaining of the approval or approvals under this condition (c)(1) without undue delay;
(ii)
the Bidder has not entered into any transaction which, at the time such transaction was entered into, the Bidder reasonably believed was likely to prevent or materially delay the obtaining of such approval or approvals under this condition (c)(1) ; and
(2)
that either (A) the date that is ten weeks after the date hereof has occurred or (B) prior to or at the end of the Offer Period, (x) there shall have been received any and all necessary approvals from the relevant United States teleregulatory authorities, on terms that the Bidder shall deem, in its reasonable opinion, satisfactory for the Bidder to acquire all of the Share Capital and Votes in accordance with the Tender Offer and for the business of the TDC Group to be conducted on the basis of the licenses currently held by TDC and/or its subsidiaries in the United States or (y) the Bidder shall otherwise be satisfied that the completion of the Tender Offer without receipt of the necessary approvals from the relevant United States' teleregulatory authorities will not have an adverse effect on the Bidder or any of its direct or indirect shareholders, provided, however, that the Bidder will not be entitled to rely on this condition (c)(2)(B) unless:
(i)
the Bidder has undertaken all reasonable efforts in connection with any necessary filings to obtain the required approval or approvals under this condition (c)(2)(B), and responded promptly to any questions or demands made by the relevant authorities without undue delay and otherwise has used its reasonable efforts to facilitate the obtaining of the approval or approvals under this condition (c)(2)(B) without undue delay;
(ii)
the Bidder has not entered into any transaction which, at the time such transaction was entered into, the Bidder reasonably believed was likely to prevent or materially delay the obtaining of such approval or approvals under this condition (c)(2) (B); and
(iii)
the Bidder has extended the Offer Period one or more times in accordance with applicable law and regulations if this condition (c)(2)(B) has not been satisfied solely because the approval or approvals required from the United States teleregulatory authority have not been obtained and the Offer Period would otherwise expire.

For further information with respect to the antitrust or other approval proceedings related to this Offer, see Section 12, "Antitrust and Other Administrative Proceedings."
(d)
It is a condition that there shall not be in effect any law or any restraining order, permanent or preliminary injunction or other order of any public, judicial or regulatory authority preventing or making illegal the completion of the Tender Offer nor the intended Compulsory Acquisition in any jurisdiction in the United States or any member state of the European Union.
(e)

It is a condition that, prior to or at the end of the Offer Period, no events, matters or circumstances have occurred after 29 November 2005, including as a result of the submission or completion of the Tender Offer, which have had or would reasonably be expected to have an adverse effect on TDC or any member of the TDC Group, its operations and business activities, its financial position or its prospects to an extent which is material to the TDC Group taken as a whole, and that TDC has not published information about matters that may have had or would reasonably be expected to have such a material adverse effect on the TDC Group taken as a whole; provided, however, that the following events or conditions or the effects thereof on the TDC Group shall not be deemed to constitute, and the following events or conditions or the effects thereof on the TDC Group shall not be taken into account in determining whether there has been, a material adverse effect: (i) any failure by TDC to meet revenue or earnings projections; (ii) any event that results from conditions affecting the telecommunications industry generally; or (iii) any event that results from conditions affecting general world-wide economic, business or capital market conditions; provided, further, that if (1) the Offer Period is extended as described in sub-clause (iii) of the proviso to condition (c)(2)(B) and (2) all conditions to the Tender Offer are satisfied at the time of such extension, other than condition (c)(2)(B), then this condition (e) will be waived at the time of the first such extension.
(f)
It is a condition that, prior to or at the end of the Offer Period, the Board of Directors has not withdrawn or modified in a manner adverse to the Bidder its recommendation to TDC shareholders to accept the Tender Offer.

Notwithstanding any other term of the Tender Offer, the Bidder shall be entitled to withdraw the Tender Offer if the Bidder determines in its reasonable opinion that one or more of the conditions set forth above have not been satisfied and the conditions have not been waived by the Bidder in accordance with the Tender Offer and any applicable laws. Upon withdrawal, the Tender Offer will lapse irrevocably and any agreement that was concluded as a result of the acceptance of the Tender Offer will be without any effect and will terminate at the time of the expiration of the Offer Period and the Bidder will not be required to purchase any TDC Shares or TDC ADSs tendered in the Tender Offer. Any acceptances to tender TDC Securities will be void and all tendered TDC ADRs will be returned promptly, if delivered to the U.S. Settlement Agent, to the tendering ADS Holder (or, in the case of tendered ADSs tendered by book-entry into the U.S. Settlement Agent's account at DTC pursuant to the procedure set forth in "Acceptance Procedure," such ADSs will be credited to an account maintained at DTC), promptly following expiration or termination of this Tender Offer.

Any withdrawal of the Tender Offer will be announced through the Copenhagen Stock Exchange and by means of a press release through the Dow Jones news service and/or PR Newswire, in accordance with applicable laws, rules and regulations.

The Bidder has no obligation to acquire any TDC Shares or TDC ADSs and shall not be deemed to have acquired any TDC Shares or TDC ADSs pursuant to the Tender Offer unless and until all of the above conditions have been either satisfied or waived by the Bidder.

The Bidder reserves the right in its discretion, at any time prior to the expiration of the Tender Offer, to waive one or more of the conditions set forth above, purchase TDC Shares and TDC ADSs tendered and complete the Tender Offer even though one or more of the above conditions is not satisfied, in whole or in part, by giving written notice of such waiver through the Copenhagen Stock Exchange and by means of a press release through the Dow Jones news service and/or PR Newswire and otherwise subject to and in accordance with applicable laws, rules and regulations.
ACCEPTANCE
Acceptances of the Tender Offer are binding upon Holders of TDC Shares and ADS Holders, subject to withdrawal rights, until such time as the Bidder may announce through the Copenhagen Stock Exchange and through a press release through the Dow Jones news service and/or PR Newswire that the Tender Offer will not be completed.

If the Bidder increases the Offer Price, the shareholders who have tendered their TDC Shares or TDC ADSs at a lower price will automatically be entitled to such increased Offer Price if the Tender Offer is completed.

The Bidder reserves the right to reject any and all acceptances reasonably determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful or contrary to the terms of the Tender Offer. Neither the Bidder nor any other person will be under any duty to provide any notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.
WITHDRAWAL RIGHTS
Under the Tender Offer, Holders of TDC Shares and ADS Holders will be able to withdraw their acceptances at any time prior to the end of the Offer Period (including any extended Offer Period) without having to provide any explanation of their reasons. TDC Securities tendered pursuant to the Tender Offer may be withdrawn by or on behalf of the tendering securityholder at any time after sixty days from the date of the original tender. For example, if the Offer Period is extended such that the Offer Period will expire on or after 31 January 2006, and the Offer Period has expired but the Bidder has not yet determined and published whether all conditions that had not been previously waived have been satisfied and so has not yet accepted the tendered TDC Securities for payment, Holders of TDC Shares and ADS Holders can withdraw previously tendered TDC Securities at any time thereafter until the Bidder has made such publication and does thereby accept the tendered TDC Securities for payment. The Tender Offer will not be deemed to have been validly accepted in respect of any TDC Shares or TDC ADSs which have been validly withdrawn.

By withdrawing previously tendered TDC Securities, holders of TDC Securities will be deemed to have withdrawn from the contract that was concluded as a result of their acceptance of the Tender Offer.

To be effective, a written notice of withdrawal must be received on a timely basis by the relevant payment agent (either, with respect to TDC Shares, the Danish Settlement Agent, through the shareholder's own custodian bank or stockbroker, or, with respect to TDC ADSs, U.S. Settlement Agent) to whom the Form of Acceptance or Letter of Transmittal was originally sent and must specify the name of the person who has tendered the TDC Securities to be withdrawn, the number of TDC Securities to be withdrawn and, if TDC ADSs have been tendered, the name of the registered holder of the relevant TDC ADSs, if different from the name of the person who tendered such TDC ADSs. Withdrawals of tendered TDC Securities may not be rescinded (without the Bidder's consent) and any TDC Securities properly withdrawn and not retendered will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn TDC Securities may be subsequently retendered at any time whilst the Tender Offer remains open by following the procedures in this Offer Document.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Bidder, in its reasonable discretion, which determination will be final and binding. None of the Bidder, the U.S. Settlement Agent, the Danish Settlement Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing holder of TDC Securities. Any documents related to a withdrawal will be deemed delivered only when actually received by the, with respect to TDC ADSs, U.S. Settlement Agent or, with respect to TDC Shares, Danish Settlement Agent through the shareholder's own custodian bank or stockbroker. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
ACCEPTANCE PROCEDURE	TDC Shares

Holders of TDC Shares who wish to tender their TDC Shares upon the terms and conditions set out in the Tender Offer must contact their own custodian bank or stockbroker, requesting that acceptance of the Tender Offer be communicated to the Danish Settlement Agent.

Holders of TDC Shares wishing to accept the Tender Offer may complete the acceptance form ("Form of Acceptance") delivered with this Offer Document and submit the completed Form of Acceptance to their custodian bank or stockbroker. The custodian bank or stockbroker must notify the Danish Settlement Agent of the acceptance before the expiration of the Offer Period. Holders of TDC Shares should carefully read the instructions in this Offer Document and on the Form of Acceptance prior to its submission to such holder's own custodian bank or stockbroker.

Holders of TDC Shares should note that acceptance must be notified to their own custodian bank or stockbroker in due time to allow the custodian bank or stockbroker to process and communicate the acceptance to the Danish Settlement Agent before the Offer Period expires.

All TDC Securities to be sold to the Bidder pursuant to the Tender Offer must be free from any and all charges, liens and other encumbrances. TDC Securities shall be transferred inclusive of any dividends declared or any other distributions declared in respect of the transferred TDC Securities that have not been paid by TDC prior to settlement of the Tender Offer.
TDC ADSs

Acceptances of the Tender Offer by ADS Holders must be received by the U.S. Settlement Agent using one of the procedures described below. If you are an ADS Holder, you will have also received a Letter of Transmittal and Notice of Guaranteed Delivery for use in connection with the Tender Offer.
For an ADS Holder to tender such TDC ADSs validly pursuant to the Tender Offer, either:
•
a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents including the TDC ADRs evidencing such TDC ADSs, must be received by the U.S. Settlement Agent at its address set out in this Offer Document;
• they must be delivered pursuant to the procedures for book-entry transfer set out below (and a Book-Entry Confirmation received by the U.S. Settlement Agent in accordance with such procedures); or
• such ADS Holder must comply with the guaranteed delivery procedures set out below.

The Tender Offer in respect of TDC ADSs shall be validly accepted by delivery of a Letter of Transmittal, the relevant TDC ADRs evidencing TDC ADSs and other required documents to the U.S. Settlement Agent by an ADS Holder (without any further action by the U.S. Settlement Agent) subject to the terms and conditions set out in this Offer Document and the Letter of Transmittal.

The U.S. Settlement Agent will establish an account at the Depositary Trust Company ("DTC") (the "Book-Entry Transfer Facility") with respect to interests in TDC ADSs for the purposes of the Tender Offer within two Business Days from the date of this Offer Document. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of interests in TDC ADSs into the U.S. Settlement Agent's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedure for such transfer.

Although delivery of interests in TDC ADSs may be effected through book-entry transfer into the U.S. Settlement Agent's account at the Book-Entry Transfer Facility, either:
• the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or
• an Agent's Message (as defined below) in lieu of the Letter of Transmittal,

and, in either case, all other required documents must in any case be transmitted to, and received by, the U.S. Settlement Agent at its address set out in this Offer Document before TDC ADSs will be either counted as validly tendered, or purchased, or such ADS Holder must comply with the guaranteed delivery procedures described below for a valid tender of TDC ADSs by book-entry.

The confirmation of a book-entry transfer of TDC ADSs into the U.S. Settlement Agent's account at the Book-Entry Transfer Facility as described above is referred to in the Tender Offer as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by a Book-Entry Facility to, and received by, the U.S. Settlement Agent and forming part of a Book-Entry Confirmation that states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the interests in TDC ADSs, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Bidder may enforce such agreement against the participant. The term "Agent's Message" shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the U.S. Settlement Agent's office. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the U.S. Settlement Agent.

The method of delivery of TDC ADRs, Letters of Transmittal and all other required documents is at the option and risk of the tendering ADS Holder. TDC ADSs will be deemed delivered only when the TDC ADRs representing such TDC ADSs are actually received by the U.S. Settlement Agent (including in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, the Bidder.
No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder of the TDC ADSs tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

•	such TDC ADSs are tendered for the account of an Eligible Institution (defined below).
In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution (defined below).

If the TDC ADSs are registered in the name of a person other than the person who signs the Letter of Transmittal, or if payment is to be made, or an TDC ADR not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the TDC ADRs surrendered, then the tendered TDC ADRs must be accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the TDC ADRs, with the signatures on the TDC ADRs or stock powers guaranteed aforesaid.

If fewer than all of the TDC ADSs evidenced by any TDC ADRs delivered to the U.S. Settlement Agent are to be tendered, the holder thereof should indicate in the Letter of Transmittal by filling in the number of TDC ADSs which are tendered in the box entitled "Number of ADSs." In such case, a new TDC ADR for the remainder of the TDC ADSs represented by the former TDC ADR will be sent to the person(s) signing such Letter of Transmittal (or as such person properly indicates thereon) as promptly as practicable following the date the tendered TDC ADSs are purchased. All TDC ADSs delivered to the U.S. Settlement Agent will be deemed to have been tendered unless otherwise indicated. In the case of partial tenders, TDC ADSs not tendered will not be reissued to a person other than the registered holder.

If an ADS Holder desires to tender their TDC ADSs pursuant to the Tender Offer and the TDC ADRs evidencing such TDC ADSs are not immediately available or such ADS Holder cannot deliver the TDC ADRs and all other required documents to the U.S. Settlement Agent prior to the expiration of the Offer Period, or such ADS Holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such TDC ADSs may nevertheless be tendered provided that all of the following conditions are satisfied:
•
such tender is made by or through a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act ("Eligible Institution");
•
a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by the Bidder ("Notice of Guaranteed Delivery"), is received prior to the expiration of the Offer Period by the U.S. Settlement Agent as provided below; and
•
the TDC ADRs (or Book-Entry Confirmation) evidencing all tendered TDC ADSs, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, timely confirmation of the book-entry transfer of such interests in TDC ADSs into the U.S. Settlement Agent's account), and all other documents required by the Letter of Transmittal are received by the U.S. Settlement Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the U.S. Settlement Agent (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the U.S. Settlement Agent; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice) and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Bidder.

By tendering TDC ADSs by executing the Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering ADS Holder will irrevocably appoint designees of the Bidder as such holder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such holder's rights with respect to the TDC ADSs tendered by such holder and accepted for payment by the Bidder and with respect to any and all other shares or other securities or rights issued or issuable in respect of such TDC ADSs on or after the date of the Tender Offer. All such proxies will be considered coupled with an interest in the tendered TDC ADSs. Such appointment will be effective when, and only to the extent that, the Bidder accepts for payment TDC ADSs tendered by such holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such TDC ADSs or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such holder (and, if given, will not be deemed effective). The designees of the Bidder will thereby be empowered to exercise all voting and other rights with respect to such TDC ADSs and other securities or rights, including, without limitation, in respect of any annual, extraordinary or adjourned meeting of TDC's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Bidder reserves the right to require that, in order for TDC ADSs to be deemed validly tendered, immediately upon the Bidder's acceptance for payment of such TDC ADSs, the Bidder must be able to exercise full voting, consent and other rights with respect to such TDC ADSs and other related securities or rights, including voting at any meeting of shareholders. The Tender Offer does not constitute a solicitation of proxies, absent a purchase of TDC ADSs for any meeting of TDC shareholders.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of TDC Securities, including questions as to the proper completion or execution of any Form of Acceptance, Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any TDC Securities, shall be resolved by the Bidder, in its reasonable discretion, whose determination shall be final and binding. The Bidder shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Bidder's interpretation of the Offer Document, the Form of Acceptance, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including without limitation the determination of whether any tender is complete and proper) shall be final and binding. No tender of TDC Securities will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Bidder, the U.S. Settlement Agent, the Danish Settlement Agent, the Information Agent, the Dealer Manager, TDC or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

EXTENSION, INCREASE OR MODIFICATION OF THE TENDER OFFER
Extension of Offer Period

The Bidder reserves the right to extend the Offer Period, and thereby delay settlement of the Tender Offer subject to, and in accordance with, applicable Danish laws and applicable U.S. laws, rules, regulations and interpretations of the SEC and the staff thereof. Notification of any such extension will be announced by the Bidder through the Copenhagen Stock Exchange and by means of a press release through the Dow Jones news service and/or PR Newswire in accordance with applicable Danish laws or applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, prior to the expiration of the Offer Period. The announcement will specify any revised offer period, which will then be referred to as the "Offer Period."

The Bidder may extend the Offer Period one or more times in accordance with applicable Danish laws and applicable U.S. laws, rules, regulations and interpretations of the SEC and the staff thereof applicable to the Tender Offer in the following circumstances: (i) if, prior to any scheduled expiration of the Tender Offer any of the conditions to our obligation to accept shares for payment has not been satisfied or waived, the Bidder may extend the Tender Offer for a time period reasonably necessary to permit the condition to be satisfied; (ii) if a competing offer is launched and the Bidder does not withdraw the Tender Offer; or (iii) if the Bidder increases the Offer Price or in any other way improves the terms of the Tender Offer.

Any extension of the Offer Period shall not constitute a new tender offer. Holders of TDC Shares and ADS Holders who have accepted the Tender Offer will continue to be bound by their acceptances if the Offer Period is extended, subject to applicable withdrawal rights. See "Withdrawal Rights" above.

If the Bidder extends the Tender Offer, then, without prejudice to the Bidder's rights under the Tender Offer, the U.S. Settlement Agent and Danish Settlement Agent may retain tendered TDC Securities on behalf of the Bidder, but such TDC Securities may be withdrawn to the extent tendering holders of TDC Securities are entitled to withdrawal rights as described above under "Withdrawal Rights."

Increase in Price or Other Modification

The Bidder reserves the right to increase the Offer Price or otherwise modify the terms of the Tender Offer. If the Bidder increases the Offer Price or makes any other changes to the terms of the Tender Offer, the Bidder will publish documentation containing the amendments incorporated through the Copenhagen Stock Exchange and by means of a press release made through the Dow Jones news service and/or PR Newswire. The announcement will specify any revised offer price, which will then be referred to as the "Offer Price." Furthermore, the Bidder will publish an advertisement from which the amended terms appear through the Copenhagen Stock Exchange and by means of a press release made through the Dow Jones news service and/or PR Newswire and by way of inserting the advertisement in a Danish national daily newspaper in accordance with applicable Danish rules and regulations.

If the Bidder increases the Offer Price, Holders of TDC Shares and ADS Holders who have accepted the Tender Offer at a lower Offer Price will automatically be entitled to such increased Offer Price if the Tender Offer is completed.

Any increase of the Offer Price shall not constitute a new tender offer. Holders of TDC Shares and ADS Holders who have accepted the Tender Offer will continue to be bound by their acceptances if the Offer Price is increased or the terms of the Tender Offer are otherwise improved, subject to applicable withdrawal rights. See "Withdrawal Rights" above.

Under Danish law, if the Bidder increases the Offer Price or otherwise improves the terms of the Tender Offer within the last two weeks of the Offer Period, the Bidder will hold the Tender Offer open so that it expires fourteen calendar days from the date on which notice of such increase is first published, and otherwise as required by applicable Danish laws and applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof.

Under applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof, an offer is required to remain open for a minimum of five Business Days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of TDC Securities being sought, a minimum of ten Business Days may be required to allow adequate dissemination and investor response. If the Bidder increases the Offer Price, the Tender Offer must remain open for at least ten Business Days from the date of notice of such increase. The requirement to extend an offer will not apply to the extent that the number of Business Days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment, except as otherwise required by applicable Danish laws and applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof.
OPEN MARKET PURCHASES
The Bidder has obtained exemptive relief from the SEC permitting it (or financial institutions on its behalf) to make purchases of TDC Shares outside of the Tender Offer during the Offer Period, including the period subsequent to any announcement of the Tender Offer. The Bidder has made open market purchases of TDC Shares on 30 November 2005 in accordance with such relief and may make additional purchases or arrangements to purchase TDC Shares during the Offer Period from Holders of TDC Shares who are willing to sell such shares outside of the Tender Offer. No such purchases have been or may be made at prices higher than the Offer Price or on terms more favorable than those offered pursuant to the Tender Offer. All such purchases have been and any such future purchases will be made in compliance with applicable laws, rules and regulations. See Section 10, "Description of the Bidder and acquisition entities – Interest of the Bidder in TDC and Bidder's Agreements with TDC."

OTHER TERMS AND CONDITIONS
Holders of TDC Shares and ADS Holders accepting the Tender Offer by tendering TDC Shares or TDC ADSs will be eligible to vote at any general meeting which TDC may hold during the Offer Period and such Holders of TDC Shares and ADS Holders will retain their rights to any dividends or other distributions paid by TDC with respect to the TDC Shares or TDC ADSs until settlement of the Tender Offer, according to the terms and conditions of the Tender Offer.
SPECIAL TERMS FOR TIED-UP EMPLOYEE SHARES
As to employee shares issued by TDC pursuant to Section 7A of the Danish Tax Assessment Act for which the tie-up or lock-up period expires at a later date than the last date of the Offer Period ("Employee Shares" held by "Employee Shareholders"), the Employee Shareholders' acceptance of the Tender Offer shall be subject to the condition that a Compulsory Acquisition of TDC's minority shareholders is effected (as described in (b)(v) below). The rules for Employee Shareholders to participate are set out below.
(a)
Title and voting rights and other shareholder rights attributable to the Employee Shares will be transferred to the Bidder at the completion of the Tender Offer upon the Bidder's deposit of the purchase price for the Employee Shares as described below under "Special Settlement Terms for Tied-Up Employee Shares."
(b)
The Employee Shares shall be registered in the Danish VP Securities Services in the name of the Bidder and the account shall be registered as pledged to the Danish Settlement Agent. As pledgee the Danish Settlement Agent, by this Offer Document and any acceptance hereby, is irrevocably authorized and instructed by the Bidder, and those Employee Shareholders from whose deposits the Employee Shares have been transferred, to do the following:
(i)
If a Compulsory Acquisition shall not have been effected on or prior to 1 December 2006, (see item (v) below), the Danish Settlement Agent, on behalf of the Bidder, shall transfer title and voting rights and other shareholder rights attributable to the Employee Shares registered in the account with the Danish VP Securities Services to those Employee Shareholders from whom the Bidder acquires the shares upon release of the deposited amount to the Bidder and any interest thereon as described below under "Special Settlement Terms for Tied-Up Employee Shares." In the event of such transfer from the Bidder by the Danish Settlement Agent to the Employee Shareholders, the Employee Shares shall succeed to the same terms of tie-up as applied to the Employee Shares immediately prior to their transfer to the pledged account with the Danish VP Securities Services.

(ii)
Any dividends paid out through the Danish VP Securities Services with respect to Employee Shares registered in the account with the Danish VP Securities Services shall be deposited in an account with the Danish Settlement Agent, and such account shall be registered as pledged to the Danish Settlement Agent on behalf of the Employee Shareholders from whose deposits the Employee Shares have been transferred. This account will be opened in the name of the Bidder, and the credit balance and any interest thereon will be paid out to the Bidder against documentation confirming that a Compulsory Acquisition has been effected no later than 1 December 2006, (see item (v) below). If the Danish Settlement Agent has not received such documentation on or prior to 6 December 2006, the credit balance and any interest thereon will be paid to those Employee Shareholders from whose deposits the Employee Shares were transferred to the account in the same proportion as these Employee Shareholders have accepted the Tender Offer.
(iii)
Bonus shares and new shares that are subscribed on the basis of subscription rights attached to Employee Shares in the account with the Danish VP Securities Services, as well as any dividend therefrom, shall remain subject to the same terms as apply to the other shares in the account with the Danish VP Securities Services and any dividend therefrom.
(iv)
The Danish Settlement Agent shall, according to the irrevocable authorization, cause the pledge in favor of those Employee Shareholders from whose deposits the Employee Shares have been transferred to the account to be terminated and deregistered in the Danish VP Securities Services against documentation confirming that a Compulsory Acquisition has been effected no later than on or prior to 1 December 2006 (see item (v) below); provided such documentation is received by the Danish Settlement Agent on or prior to 6 December 2006.
(v)
The term "Compulsory Acquisition" shall mean a compulsory acquisition pursuant to an acquisition provision in TDC's articles of association, or a compulsory acquisition pursuant to Section 20b or 20e of the Danish Companies Act. A compulsory acquisition shall be deemed to have been effected immediately upon the Bidder submitting documentation to the effect,
(i)
that such action as may be deemed necessary in order to irrevocably effect a redemption of the minority shareholders pursuant to a provision to that effect in TDC's articles of association has been taken, or
(ii)
that TDC's minority shareholders have been invited, pursuant to the rules governing notices to convene the annual general meeting, to transfer their shares to the Bidder within a period of four weeks, see Section 20b, Subsection 1, of the Danish Companies Act.

SPECIAL SETTLEMENT TERMS FOR TIED-UP EMPLOYEE SHARES
Upon settlement of the Tender Offer, (A) Bidder's title to any tendered Employee Shares will be registered in the Danish VP Securities Services in accordance with "Special Terms for Tied-Up Employee Shares" above and (B) the purchase price for such tendered Employee Shares will be deposited in the name of each individual Employee Shareholder in an account with the custodian bank holding such Tied-Up Employee Shares. Such account shall be suspended and subject to the following terms:
(a)
The deposited amount and any interest on the deposited amount shall be paid out to the Employee Shareholder at the time of the Compulsory Acquisition, if a Compulsory Acquisition has been effected no later than on 1 December 2006.
(b) The deposited amount and any interest thereon shall be paid out to the Bidder on 6 December 2006 if a Compulsory Acquisition has not been effected on or prior to 1 December 2006.
See (b)(i) under "Special Terms for Employee Tied-Up Employee Shares."

By accepting the Tender Offer, the Employee Shareholder simultaneously confirms and instructs its custodian bank to set up such account on the terms described above if such account does not already exist.
The Term "Compulsory Acquisition" shall have the meaning as described in (v) under "Special Terms for Tied-Up Employee Shares."
ADDITIONAL MEASURES
The Bidder is submitting the Tender Offer in order to acquire 100% of the Share Capital and Votes. As the Tender Offer complies with the requirements of Section 1(6) of the Danish Takeover Order, the Bidder is as a matter of law exempted from making and distributing a mandatory tender offer following completion of the Tender Offer even though the Bidder may acquire control of TDC upon completion of the Tender Offer in accordance with Section 31(1) of the Danish Securities Trading Act and of Section 4(3) of the Danish Takeover Order.

As soon as practicable following settlement of the Tender Offer and initiation of the Compulsory Acquisition, the Bidder intends to seek delisting of the TDC Shares from the Copenhagen Stock Exchange. As soon as practicable following settlement of the Tender Offer, the Bidder also intends to seek delisting of the TDC ADSs from the NYSE.

If, following the Tender Offer, the Bidder has acquired or controls more than 90% of the Share Capital and Votes, the Bidder intends to convene an EGM in order to adopt a resolution to amend the articles of association to allow the Bidder to effect a Compulsory Acquisition of the shares held by the minority shareholders. The Compulsory Acquisition will be at the same price as the Offer Price, but adjusted for any dividends paid or other distributions made by TDC to its shareholders between the date of settlement of the Tender Offer and the date of settlement of the Compulsory Acquisition. In addition, until the Compulsory Acquisition is completed, the Bidder may pursue other alternatives to obtain the remaining TDC Securities not purchased pursuant to the Tender Offer or otherwise. Such alternatives could include acquiring additional TDC Shares in the open market, in privately negotiated transactions, through another tender offer, through merger, or by any other means the Bidder considers appropriate.

In addition, if permitted under applicable law, the Bidder intends to seek to terminate the registration of the TDC Securities under the Exchange Act, in which event TDC would no longer be required to make filings with the SEC or to comply with the SEC's rules relating to publicly held companies.
UNWINDING UPON THE NON-OCCURRENCE OF THE CONDITIONS TO THE TENDER OFFER
This Tender Offer shall terminate, and the Bidder will not be required to purchase any TDC Securities that have been tendered into the Tender Offer, if one or more of the conditions set forth in this Offer Document have not been fulfilled or waived by the Bidder by the end of the Offer Period.

In this event, any acceptances to tender TDC Securities will be void and all ADRs evidencing tendered TDC ADSs will be returned, without expense to the tendering ADS Holder (or, in the case of tendered TDC ADSs tendered by book-entry into the U.S. Settlement Agent's account at DTC pursuant to the procedure set forth above in "Acceptance Procedure," such ADSs will be credited to an account maintained at DTC), promptly following the expiration or termination of this Tender Offer.
FINANCING
The following summary of the terms of the financing of the Tender Offer is intended to be an overview only. For a more complete description of the financing terms and conditions, you should read carefully this Offer Document along with the financing documents which are set forth in an Exhibit to the Schedule TO filed by the Bidder with the SEC on the date hereof in their entirety, because this summary may not answer all of your questions and additional information is contained in the remainder of this Offer Document and the related documents.
The Bidder estimates that the total amount of funds to:
• pay the Offer Price for all of the TDC Shares and TDC ADSs pursuant to the Tender Offer,
• potentially refinance certain existing debt of TDC and its subsidiaries (including the TDC MTNs), and
• pay related fees and expenses,
could be approximately DKK95,497,307,033 (based upon Euro 12,812,239,325). The required funds have been committed at the date of this Offer Document.

The required amount of funds will be provided, when required, to the Bidder by up to DKK19,470,587,033 (based upon Euro 2,612,239,325) in equity and equity-like investments funded by the Funds and up to DKK76,026,720,000 (based upon Euro 10,200,000,000) in credit facilities (the "Credit Facilities"), excluding the Revolving Credit Facility and the Cash Bridge Facility. All amounts received by the Bidder will be by way of equity investments.

The provision of equity and equity-like investments by the Funds is described below. The Credit Facilities and the conditions of their availability are described below and in Section 3, "Background and Objective of the Tender Offer – Intentions of the Bidder with Regard to TDC – Refinancing of Existing Debt."
(i) Equity Commitments

The Funds (as defined in Section 10) have committed to supply, at or before the time of the completion of the Tender Offer, up to DKK19,470,587,033 (based upon Euro 2,612,239,325) (the "Equity Commitments") for purposes of enabling the Bidder to receive the funds necessary to purchase and pay for the tendered TDC Securities. Each Equity Commitment is subject to, among other things:
•	the Bidder being obligated to settle and pay for the TDC Securities validly tendered in the Tender Offer in accordance with the terms and conditions of the Tender Offer;
•	each of the other equity investors having contributed their respective Equity Commitments in the amounts required under and otherwise in accordance with their respective commitments; and
•	all conditions precedent to drawdown of the funds under the Credit Facilities being satisfied or waived (except for the condition relating to the funding of the Equity Commitments therein).
(ii) Debt Commitments and Facilities Structure
The Credit Facilities are made available under:
•
a senior term and revolving facilities agreement dated 30 November 2005 (the "Senior Facilities Agreement") entered into between, amongst others, Nordic Telephone Company Holding ApS and Barclays Capital, Credit Suisse First Boston International, Deutsche Bank AG, London Branch, J.P. Morgan plc and The Royal Bank of Scotland plc as original lenders (together with any other lender that may become party to the Senior Facilities Agreement from time to time, the "Senior Lenders") ;
•
a bridge facility agreement dated 30 November 2005 (the "Bridge Facility Agreement") entered into between, amongst others, Nordic Telephone Company Holding ApS and Barclays Capital, Credit Suisse First Boston International, Deutsche Bank AG, London Branch, J.P. Morgan plc and The Royal Bank of Scotland plc as original lenders (together with any other lender that may become party to the Bridge Facility Agreement from time to time, the "Bridge Lenders"); and
•
a loan facility agreement dated 30 November 2005 (the "PIK Facility Agreement") entered into between, amongst others, Nordic Telephone Company Finance ApS, Deutsche Bank AG, London as PIK Facility Agent, Deutsche Bank AG, London Branch and Credit Suisse First Boston International, as arrangers ("PIK Arrangers") and Barclays Capital, Credit Suisse First Boston International, Deutsche Bank AG, London Branch, J.P. Morgan plc and the Royal Bank of Scotland plc as managers, underwriters and original lenders (together with any other lender that may become party to the PIK Facility Agreement from time to time, the "PIK Lenders");

The facilities made available under the Senior Facilities Agreement comprise the following:
•
a term loan facility of up to EUR2,100,000,000 in the aggregate (the "Term A Facility"), to be used to (i) finance the consideration for the Tender Offer by the Bidder for all the issued share capital of TDC, any Compulsory Acquisition, the cash settlement of any TDC stock options/warrants, the making of market purchases of TDC Shares on or after the date of completion of the Tender Offer (the "Completion Date") and the refinancing of expenditure incurred by or on behalf of the Bidder making market purchases prior to the Completion Date (amounts borrowed by Nordic Telephone Company Holding ApS to be invested in the Bidder by way of equity); (ii) refinance indebtedness of the TDC Group outstanding on the Completion Date (including any related payments, fees, costs and expenses of such refinancing); (iii) to repay the existing TDC bonds due July 2006, (iv) to finance a tender offer for TDC MTNs (including any related costs and expenses of such tender); (v) to finance certain dividend payments to be made by the Bidder and the TDC Group; and (vi) pay the fees, costs and expenses incurred by Nordic Telephone Company Holding ApS, the Bidder and the TDC Group in connection with the Tender Offer and/or the Credit Facilities.
•	a term loan facility of up to EUR2,850,000,000 in the aggregate (the "Term B Facility"), to be used for the same purposes as the Term A Facility.
•	a term loan facility of up to EUR2,850,000,000 in the aggregate (the "Term C Facility"), to be used for the same purposes as the Term A Facility.
•
a term loan facility of up to EUR1,100,000,000 in the aggregate (the "Cash Bridge Facility"), to be used by either Nordic Telephone Company Holding ApS or TDC to (i) finance the consideration for the Tender Offer by the Bidder for all the issued share capital of TDC, any Compulsory Acquisition, the cash settlement of any TDC stock options/warrants, the making of market purchases of TDC Shares on or after the date of completion of the Tender Offer (the "Completion Date") and the refinancing of expenditure incurred by or on behalf of the Bidder making market purchases prior to the Completion Date (amounts borrowed by Nordic Telephone Company Holding ApS to be invested in the Bidder by way of equity); and (ii) to finance a tender offer for TDC MTNs (including any related costs and expenses of such tender).
•
a revolving credit facility of up to EUR700,000,000 in the aggregate (the "Revolving Credit Facility" and together with the Term A Facility, the Term B Facility, the Term C Facility and the Cash Bridge Facility, the "Senior Facilities"), to be used to finance: (i) the TDC Group's working capital requirements and the general corporate purposes of the TDC Group; (ii) until the date falling 24 months from the Closing Date, payments due by Nordic Telephone Company Holding ApS under (or permitted to be made by Nordic Telephone Company Holding ApS under) the Credit Facilities; (iii) capital expenditure or to refinance expenditure (including the proceeds of utilizations of the Revolving Credit Facility) expended on capital expenditure; and (iv) costs, capital expenditure and expenses related to restructuring (including, without limitation, relocations, redundancies, carve outs and corporate reorganizations) to the extent they have been identified in the agreed business plan.

In the event that some or all of the TDC MTNs remain outstanding the amount of Term A Facility, Term B Facility and Term C Facility shall be reduced accordingly (by reference to a formulae set out in the Senior Facilities Agreement).

The facility made available under the Bridge Facility Agreement comprises a term loan facility of up to EUR2,275,000,000 in the aggregate (the "Bridge Facility"), to be used to (i) finance part of the consideration for the Tender Offer (amounts drawn by Nordic Telephone Company Holding ApS to be invested in the Bidder by way of equity) and any related Compulsory Acquisition; (ii) in certain circumstances, to finance certain interim dividend payments to be made by the Bidder and the TDC Group; and (iii) pay the costs and expenses incurred in connection with the Tender Offer and/or the Credit Facilities.

The facility made available under the PIK Facility Agreement comprises a term loan facility of up to EUR350,000,000 in the aggregate (the "PIK Facility"), to be used to (i) finance part of the consideration for the Tender Offer (amounts drawn by Nordic Telephone Company Finance ApS to be invested in Nordic Telephone Company Holding ApS by way of equity) and any related Compulsory Acquisition; and (ii) pay the costs and expenses incurred in connection with the Tender Offer and/or the Credit Facilities.
Interest Rates

The Senior Facilities will accrue interest at a rate per annum based on the aggregate of the applicable margin, EURIBOR, CIBOR or LIBOR (as applicable) and additional costs (if applicable). The applicable margins for the Senior Facilities (other than the Cash Bridge Facility) range from 2.25% per annum to 3.25% per annum, with certain tranches subject to downwards adjustment in accordance with a margin ratchet linking total net debt to EBITDA. The margin for the Cash Bridge Facility ranges from 0.75% per annum to 2.25% per annum.

The Bridge Facility will accrue interest at a rate per annum based on the aggregate of three month reserve-adjusted EURIBOR (or LIBOR, in the case of any loans denominated in US dollars) plus an initial spread of 6.75%. The spread will increase by 0.50% in the event the Bridge Facility is not refinanced within six months of the Completion Date, with a further increase of 0.50% at the end of each three-month period thereafter (subject to a maximum cash interest rate of 11.50% per annum or a total interest rate of 12.50% per annum). Under certain circumstances the total interest rate cap may be increased to 13.25% per annum.
The PIK Facility will accrue interest at a fixed rate per annum equal to 12.75% payable in kind and, at Nordic Telephone Company Finance ApS's election, in cash.
The proceeds from the Senior Facilities, the Bridge Facility and the PIK Facility would be, when taken with the Equity Commitments, sufficient to fund the Offer Price.

Term

The scheduled repayment dates for the Senior Facilities (other than the Cash Bridge Facility) range from seven years to nine years from the Completion Date. The scheduled repayment date for the Cash Bridge Facility will be no longer than four months from the Completion Date.
All outstanding borrowings of Nordic Telephone Company Holding ApS under the Senior Facilities must be repaid on the date falling twenty-four months from the Completion Date.

The Bridge Facility is required to be repaid in full on the date ten years from the Completion Date. The borrower under the Bridge Facility is expected to ultimately refinance this facility with proceeds from the issuance of high yield debt securities; if it is not so refinanced within eighteen months after the Closing Date, the applicable terms will convert to terms customary for high yield securities.

Depending on the number of TDC MTNs which remain outstanding (if any), Nordic Telephone Company Holding ApS may use the Senior Facilities to repay up to EUR225,000,000 of the Bridge Facility (such amount not being available for any other purpose).
The PIK Facility is required to be repaid in full on the date eleven years from the Completion Date.
Utilization

For the purpose of (i) financing the consideration for the Tender Offer by the Bidder for all the issued share capital of TDC, any Compulsory Acquisition, the cash settlement of any TDC stock options/warrants, the making of market purchases of TDC Shares on or after the Completion Date and the refinancing of expenditure incurred by or on behalf of the Bidder making market purchases prior to the Completion Date; (ii) refinancing indebtedness of the TDC Group outstanding on the Completion Date (including any related payments, fees, costs and expenses of such refinancing); (iii) repaying the existing TDC bonds due July 2006, (iv) financing a tender offer for TDC MTNs (including any related costs and expenses of such tender); (v) financing certain dividend payments to be made by the Bidder and the TDC Group; and (vi) paying the fees, costs and expenses incurred by Nordic Telephone Company Finance ApS, Nordic Telephone Company Holding ApS, the Bidder and the TDC Group in connection with the matters referred to in (i) to (vi), no condition of whatever kind shall apply to any borrowing of the Credit Facilities other than the following:
• delivery of a utilization request by Nordic Telephone Company Holding ApS and Nordic Telephone Company Finance ApS in the case of the PIK Facility;
• evidence that the Tender Offer has been recommended and not withdrawn by the Board of Directors;
• the Bidder having received proceeds by way of equity subscription in an agreed amount from Nordic Telephone Company Holding ApS;

• no termination of the Tender Offer and no amendment or waiver of the material terms of the Tender Offer without consent of 66 2/3% of the Senior Lenders (by loans and commitments), the Bridge Arrangers and the PIK Arrangers where such amendment or waiver is reasonably likely to affect materially and adversely the interests of the Senior Lenders, the Bridge Lenders or the PIK Lenders; and
• in the case of an advance to be used for financing dividend payments only, the proposed borrower is the subject of a continuing insolvency related event of default.
This Tender Offer is not conditioned upon the Bidder's ability to finance the purchase of TDC Shares or TDC ADSs pursuant to the Tender Offer.
Collateral and Guarantees

Nordic Telephone Company Holding ApS and each material member of the TDC Group will be required, to the extent legally permitted and subject to certain agreed security principles, to provide a guarantee in respect of amounts outstanding under the Credit Facilities (other than the PIK Facility). Each guarantor will, to the extent legally possible and subject to certain agreed security principles, provide first ranking security over such of its material assets and undertakings as is agreed with the arrangers of the Credit Facilities (other than the PIK Facility) to secure indebtedness owed by it under the Credit Facilities (other than the PIK Facility) and any related hedging arrangements.
No collateral or guarantees will be provided in respect of the PIK Facility.
Undertakings/Events of Default

The Credit Facilities require (i) Nordic Telephone Company Finance ApS, Nordic Telephone Company Holding ApS, the Bidder and the TDC Group in the case of the PIK Facility and (ii) Nordic Telephone Company Holding ApS, Bidder and the TDC Group in the case of the Senior Facilities and the Bridge Facility to observe certain customary covenants including, but not limited to, negative covenants in relation to financial indebtedness, security interests, disposals and acquisitions. In the case of the Senior Facilities and the Bridge Facility, financial and operating performance is monitored by a financial covenant package which includes covenants in relation to cashflow cover, interest cover, debt cover and capital expenditure (each calculated according to certain covenant ratios detailed in the Senior Facilities Agreement).

The Senior Facilities Agreement, the Bridge Facility Agreement and the PIK Facility Agreement set out a number of customary events of default including, but not limited to, those dealing with failure to pay and insolvency proceedings. Failure to perform or observe any term, condition or covenant in the Senior Facilities Agreement, the Bridge Facility Agreement or the PIK Facility Agreement will constitute an event of default. Upon the occurrence and during the continuation of an event of default, the lenders have the right to (i) declare all or any portion of the obligations immediately due and payable, (ii) cease advancing money or extending credit and (iii) terminate the Credit Facilities as to any future obligation.

The Bidder has not entered into alternative financing arrangements with respect to the Tender Offer.
DANISH TAX CONSIDERATIONS
The following is a general description of certain Danish tax considerations relating to the sale of TDC Shares. It does not purport to be a complete analysis of all tax considerations relating to the sale of TDC Shares. The description does not set out details in relation to purchases to whom special rules apply, including, but not limited to, persons whose ordinary activities involve them in acquiring securities for the purpose of their businesses (traders in securities), and is therefore not relevant for institutional investors, insurance companies, banks, stockbrokers and investors liable to real interest tax or tax on return of pension investments. This summary is based upon Danish law as in effect on the date of the Tender Offer, and is subject to any change in law that may take effect after such date.
The following assumes that disposal of TDC Shares will occur in 2006.
It is recommended that shareholders consult their own tax advisers regarding the tax consequences of disposing TDC Shares.

The Danish parliament has introduced bill no. 78 (proposal for a new act on taxation on capital gains on shares). If adopted in its present form, new rules will apply to disposal of TDC Shares on or after 1 January 2006.
The new legislation may impact the individual tax consequences of acceptance of the Tender Offer.
Taxation of Investors Subject to Full (Unlimited) Tax Liability in Denmark
Investors subject to full tax liability are generally individuals resident in Denmark or individuals who stay in Denmark for at least six consecutive months.

Companies subject to full tax liability are generally companies, which are registered in Denmark. Foreign companies whose place of effective management is located in Denmark may also be subject to full tax liability.
Capital Gains and Losses

A distinction must be made between individuals and corporate entities and as to whether or not the holding period is three years or more. The first in first out (FIFO) method applies for computing the ownership period.
The costs of buying and selling TDC Shares may be deducted from the gain.

Individuals
Shares held for less than three years

If TDC Shares are held for less than three years, capital gains are taxed as capital income. The tax rate in 2006 follows a progressive scale up to a rate of 59%, depending on the individual's annual income and the tax rate of the municipality in which the individual resides. The tax rate is 59% for an individual with an annual income (including income from employment) exceeding DKK318,700 (2006).
Losses can be offset against gains from the sale of other shares held for less than three years realized by the individual or his spouse in the same and following years.

If adopted by the Danish parliament in its present form, bill no. 78 (proposal for a new act on taxation on capital gains on shares) provides that the distinction between TDC Shares held more or less than three years will cease. TDC Shares held by individuals for less than three years will thus be taxable similar as TDC Shares held for three years or more, as described below. Therefore, the acquisition price for TDC Shares when calculating capital gains is determined as the average acquisition price of all TDC Shares acquired ("gennemsnitsmetoden").

According to bill no. 78, transitional rules apply to TDC Shares acquired prior to 1 January 2006 when sold less than three years from acquisition. The transitional rules provide that part of gains or losses realized upon sale of TDC Shares may be included as part of unearned income ("kapitalindkomst") of the shareholder and not as part of share income ("aktieindkomst"). This will apply in situations where the new rules would otherwise effectively lead to higher taxation of the individual than if calculated pursuant to the rules applicable prior to 1 January 2006 to TDC Shares held for less than three years.
Shares held for three years or more

If the TDC Shares are held for three years or more, no tax is payable on the gains, provided that the entire holding of listed shares does not exceed DKK139,700 (2006 threshold) (in aggregate DKK279,400 for married couples). Losses cannot be offset.
If the entire holding of shares exceeds the above thresholds, the gain is taxed as share income.

The tax rate is 28% for gains up to DKK44,300 (2006 threshold) (in aggregate DKK88,600 for married couples) and 43% for gains exceeding this limit. Losses can be offset against gains from the sale of other listed shares held for three years or more realized by the individual or his spouse in the same and following years.

If adopted by the Danish parliament in its present form, bill no. 78 (proposal for a new act on taxation on capital gains on shares) provides that there will be no tax exemption for gains realized on TDC Shares in a portfolio of less than DKK136,600 (in aggregate DKK273,100 for married couples). Transitional rules apply to the effect that gains on TDC Shares acquired prior to 1 January 2006 as part of a portfolio of listed shares on 31 December 2005 not exceeding the above value thresholds will, however, remain to be exempt from taxation when held for three years or more at the time of disposal and losses will not be tax deductible.

If adopted by the Danish parliament in its present form, bill no. 78 (proposal for a new act on taxation on capital gains on shares) provides that losses realized can as a point of departure be offset against gains realized on other listed shares, irrespective of time of ownership as well as against dividends and revenue from sale of listed shares to the issuing company.
Companies
Shares held for less than three years

Gains from the sale of TDC Shares held for less than three years are taxable and are included in the taxable income. Net taxable income is taxed at a flat rate of 28% (2006). The gain is computed as the difference between the sales price and the acquisition price. Losses may be set off against taxable gains from the sale of shares held for less than three years that are realized in the same and following years.

If a company sells only part of its TDC Shares, the acquisition price of the shares sold is determined as the average acquisition price of all TDC Shares acquired ("gennemsnitsmetoden"). For the shares retained, the average acquisition cost becomes the new acquisition cost. This applies even though the disposal of shares is tax exempt. The first in first out (FIFO) method applies for computing the ownership period.
Shares held for three years or more
Gains realized on the sale of TDC Shares are tax exempt if the TDC Shares have been held for three years or more. Losses on TDC Shares held for three years or more are not deductible.
Taxation of Investors not Subject to Full Tax Liability in Denmark
Generally, foreign investors are not subject to any Danish taxation with respect to capital gains deriving from the TDC Shares.

Any tax liability for a foreign investor requires that (i) the investor is considered as trading in shares ("næringsdrivende") for Danish tax purposes and that (ii) the TDC Shares can be attributed to a permanent establishment in Denmark subject to limited tax liability. The term permanent establishment is constructed in accordance with the OECD Model Convention and Commentary. The mere investment in TDC Shares is not subject to any limited tax liability nor does it construe a permanent establishment of the foreign investor.

If the above conditions are met, gains are to be included as taxable income for such permanent establishment according to the same rules that apply to investors subject to full tax liability (see above).

Stock Transfer Tax
There is no stock transfer tax or equivalent duty on the transfer of shares.
U.S. TAX CONSIDERATIONS	•
The following is a summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) of TDC Securities who accept this Offer and is for general information only. This discussion is applicable to U.S. Holders (as defined below) (i) who are residents of the United States for purposes of the current Denmark-U.S. income tax treaty (the "Treaty"), (ii) whose shares are not, for purposes of the Treaty, effectively connected with a permanent establishment in Denmark and (iii) who otherwise qualify for full benefits of the Treaty. This discussion is limited to U.S. Holders who have held their TDC Securities as "capital assets" as defined under the Code (generally, property held for investment). This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
	•	a dealer in securities or currencies;
	•	a financial institution;
	•	a regulated investment company;
	•	a real estate investment trust;
	•	an insurance company;
	•	a tax-exempt organization;
	•	a person holding TDC Securities as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;
	•	a trader in securities that has elected the mark-to-market method of accounting for your securities;
	•	a person liable for alternative minimum tax;
	•	a person who owns 10% or more of the voting stock of TDC;
	•	an investor in a pass-through entity; or
	•	a person whose "functional currency" is not the United States dollar.

Furthermore, this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (referred to herein as the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. You should consult your own tax advisors concerning the United States federal income tax consequences to you of the Offer, in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term "U.S. Holder" means a beneficial owner of TDC Securities that is for United States federal income tax purposes:
• an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
• an estate the income of which is subject to United States federal income taxation regardless of its source; or
•
a trust which either (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership is a beneficial owner of TDC Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership tendering TDC Securities in the Tender Offer you should consult your tax advisors.

The following disclosure assumes that TDC is not, and has not been during the holding period of any U.S. Holder accepting this Tender Offer, a "passive foreign investment company" ("PFIC"). U.S. Holders should consult their tax advisors regarding the consequences of tendering TDC Securities if TDC was a PFIC at any time during their holding period of the TDC Securities.
In General

The receipt of cash in exchange for TDC Securities in the Tender Offer will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in the Tender Offer and that U.S. Holder's adjusted tax basis in the TDC Securities tendered. The amount realized will generally be the U.S. dollar value of the kroner received, determined using the kroner spot rate. Any gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder will have held the TDC Securities for more than one year at the time of the exchange. Gain or loss must be calculated separately for each block of TDC Securities tendered by the U.S. Holder in this Tender Offer. For certain non-corporate holders (including individuals), long-term capital gain, if in excess of net short-term capital losses, will be subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations. Any gain or loss realized by you on the exchange will generally be treated as United States source gain or loss.

In addition, in the case of a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, it is possible that such holder will recognize an "exchange gain" or "exchange loss," which gain or loss is attributable to fluctuations in the kroner spot rate between the date of acceptance of such holder's shares and the date of settlement of the Tender Offer, unless such holder makes a special election. Any such exchange gain or loss will generally be treated as U.S.-source ordinary income or loss. U.S. Holders using the accrual method should consult their own tax advisors about the possibility of exchange gain or loss and the related election.

Subsequent Transactions

The Bidder is considering alternatives by which holders that do not tender all of their TDC Securities pursuant to the Offer may receive cash or other consideration for their TDC Securities in a subsequent transaction. See Section 4 "– Additional Measures." A U.S. Holder that receives cash for its TDC Securities in a Compulsory Acquisition will generally be taxed in the same manner as described above under the caption "In General." U.S. Holders that are not tendering all of their TDC Securities pursuant to the Tender Offer should consult their own tax advisors regarding the potential tax consequences of any subsequent transactions.
Information Reporting and Backup Withholding

Non-corporate U.S. Holders will generally be subject to information reporting requirements with respect to payments received in the Tender Offer. In addition, non-corporate U.S. Holders may be subject to backup withholding at a 28% rate on payments received in the Offer. Backup withholding generally will apply only if the holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate U.S. Holder should complete and sign the substitute Form W-9 that will be part of the Letter of Transmittal to be returned to the U.S. Settlement Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the U.S. Settlement Agent. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

You are urged to consult with your own tax advisor with respect to the specific tax consequences of the Tender Offer to you, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.
RIGHTS OF TDC SHAREHOLDERS AS A RESULT OF THE TRANSACTION
Upon tendering your TDC Shares or TDC ADSs and accepting the Tender Offer, a contract for the sale and transfer of the tendered TDC Shares or TDC ADSs will come into existence between each accepting Holder of TDC Shares or ADS Holder, on the one hand, and the Bidder, on the other hand, on the terms and conditions set forth in this Offer Document. Such contract will be governed by and construed solely in accordance with the laws of Denmark. The execution of such contract is subject, however, to the satisfaction or the waiver by the Bidder of the conditions set forth in this Offer Document.

The TDC ADSs are currently "margin securities," as such term is defined in Regulation T of the Board of Governors of the U.S. Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the TDC ADSs. If the TDC ADSs are no longer listed on the NYSE or another U.S. national securities exchange, the TDC ADSs may no longer constitute "margin securities" for the purposes of Regulation T, in which event the TDC ADSs could no longer be used as collateral for loans made by brokers in the United States.

Holders of TDC Shares and ADS Holders who do not accept the Tender Offer will remain shareholders of TDC unless and until their shares are acquired pursuant to any Compulsory Acquisition. Even if the TDC Shares are not delisted from the Copenhagen Stock Exchange or the TDC ADSs are not delisted from the NYSE, shortly after the completion of the Tender Offer, the acquisition of TDC Shares and TDC ADSs during the Offer Period and the Compulsory Acquisition will result in the substantial reduction or elimination or a significant reduction of an active public trading market for the TDC Shares and TDC ADSs.
There will be no trading of tendered TDC ADSs on an "as tendered" basis on the NYSE.

TDC Shares and TDC ADSs that are not tendered will remain tradable on the Copenhagen Stock Exchange or the NYSE, respectively, throughout the Offer Period and thereafter until a possible delisting is executed.

Depending upon the number of TDC ADSs purchased in the Tender Offer, the TDC ADSs may no longer meet the standards set forth in the NYSE's published guidelines for continued listing on the NYSE. According to the published guidelines, the TDC ADSs would not meet the criteria for continued listing on the NYSE if, among other things, there were fewer than 400 holders, there were fewer than 1,200 holders and the average monthly trading volume was less than 100,000 Shares over the most recent twelve months, or the number of publicly-held TDC ADSs (excluding ADSs held by officers, directors, their immediate families and other concentrated holdings of 10% or more, such as held by us upon completion of the Tender Offer) was less than 600,000. If, as a result of the purchase of TDC ADSs in the Tender Offer, the TDC ADSs no longer meet these guidelines, the TDC ADSs may be delisted from the NYSE. In this event, the market for the TDC ADSs would be adversely affected. If the TDC ADSs were no longer listed on the NYSE, it is possible that the TDC ADSs would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the TDC ADSs and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly-held TDC ADSs at such time, the interest in maintaining a market in the TDC ADSs on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The TDC ADSs are currently registered under the Exchange Act. The purchase of the TDC ADSs in the Tender Offer may result in the TDC ADSs becoming eligible for deregistration under the Exchange Act. Registration of the TDC ADSs may be terminated upon application of TDC ADSs to the SEC if the TDC ADSs are not listed on a national securities exchange and there are fewer than 300 record holders of ADSs.

APPLICABLE LAW AND JURISDICTION
This Tender Offer has been prepared in accordance with the Danish Securities Trading Act (Consolidated Act No. 843 of 7 September 2005) Executive Order No. 618 of 23 June 2005 on Takeovers and Shareholder's Disclosure Requirements and in compliance with applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof including the applicable tender offer rules promulgated under the Exchange Act. Any contract or dispute arising out of the acceptance of the Tender Offer shall be governed by and construed solely in accordance with Danish law.
Any dispute in connection with the Tender Offer shall be brought before the Copenhagen Maritime and Commercial Court as the court of first instance.
DOCUMENTS AND PUBLICATION
The Bidder will ask TDC to provide that all registered shareholders, except for shareholders in such jurisdictions in which the distribution of the Tender Offer would be contrary to the law or otherwise restricted, will receive by mail from TDC a copy of the Offer Document (including the Form of Acceptance for Holders of TDC Shares and Letter of Transmittal for ADS Holders) and an offer advertisement at the expense of the Bidder.

Any changes to the terms and conditions of the Tender Offer will be announced through the Copenhagen Stock Exchange and by means of a press release through the Dow Jones news service and/or PR Newswire, in accordance with applicable laws, rules and regulations. That announcement, along with other announcements made by the Bidder relating to the Tender Offer, will be available for a period on the Copenhagen Stock Exchange website (http://www.cse.dk) and thereafter in its password restricted database and on the SEC's web site (http://www.sec.gov).

Additional copies of the Offer Document (including Forms of Acceptance for Holders of TDC Shares and Letters of Transmittal for ADS Holders) are available to persons or legal entities that are resident or situated outside of any jurisdiction in which the submission of this Tender Offer or acceptances thereof is illegal on request from:
Nordea Bank Danmark A/S
Fax: +45 33 33 51 38 E-mail: prospectus@nordea.com
Innisfree M&A Incorporated
In the EU please contact:
Freephone: 00 800 7710 9971 Local: +44 20 7710 9960
In the United States or Canada, please contact: Toll Free: +1 877 825 8631

A copy of the Offer Document can also be downloaded via the internet from the Bidder's website (http://www.nordictelephone.dk). The publication of the Tender Offer on the internet is exclusively for the purposes of compliance with the provisions of the Danish Securities Trading Act and the Danish Takeover Order and not for the purposes of the issuance of an offer pursuant to any law other than Danish law or the public advertising of the Tender Offer.

LEGAL ADVISERS	Legal adviser to the Sponsors and the Bidder as to Danish law:
Bech-Bruun Langelinie Allé 35 DK-2100 Copenhagen Denmark
and
Legal adviser to the Bidder as to U.S. law:
Simpson Thacher & Bartlett LLP CityPoint One Ropemaker Street London EC2Y 9HU United Kingdom
JOINT FINANCIAL ADVISORS	Joint financial advisers to the Sponsors and the Bidder:
J.P. Morgan plc 10 Aldermanbury London EC2V 7RF United Kingdom
and
Enskilda Securities AB, Copenhagen Branch Silkegade 8 DK-1113 Copenhagen K Denmark

J.P. Morgan plc ("JPMorgan") and Enskilda Securities AB have acted as financial advisers to the Bidder in connection with the proposed acquisition of TDC, including the preparation of the Tender Offer. The Bidder has agreed to pay reasonable and customary compensation, and reimburse certain reasonable expenses, to JPMorgan and Enskilda Securities AB for their services as financial adviser. The Bidder has agreed to indemnify JPMorgan and Enskilda Securities AB against certain liabilities and expenses in connection with their respective engagements, including certain liabilities under the U.S. federal securities laws.
JPMorgan and Enskilda Securities AB may also receive fees in connection with the Credit Facilities.
U.S. DEALER MANAGER	J.P. Morgan Securities Inc. 277 Park Avenue New York, NY 10172 United States
For questions, please call:
Toll Free: +1 866 262 0777 Local U.S. (collect): +1 212 622 2624

J.P. Morgan Securities Inc. ("J.P. Morgan Securities") will act as Dealer Manager in connection with the Tender Offer. The Bidder has agreed to pay reasonable and customary compensation, and reimburse certain reasonable expenses, to J.P. Morgan Securities for its services as dealer manager. The Bidder has agreed to indemnify J.P. Morgan Securities against certain liabilities and expenses in connection with their respective engagements, including certain liabilities under the U.S. federal securities laws.
SETTLEMENT AGENTS AND OTHER AGENTS	For TDC Shares:
Nordea Bank Danmark A/S Securities Operations Helgeshøj Allé 33, Taastrup P.O. Box 850 DK-0900 Copenhagen C Denmark
Tel.: +45 33 33 50 92 Fax: +45 33 33 31 82
For TDC ADSs:
Mellon Investor Services LLC Attn Reorganization Dept. 480 Washington Blvd. 27th Floor Jersey City, NJ 07310 USA
Tel.: +1 201 680 3796

The Bidder has retained Nordea Bank Danmark A/S as Danish Settlement Agent, Mellon Investor Services LLC as U.S. Settlement Agent and Innisfree M&A Incorporated as Information Agent. The Bidder will pay the Danish Settlement Agent, U.S. Settlement Agent and Information Agent reasonable and customary compensation for their services in connection with the Tender Offer, together with reimbursement of out of pocket expenses. The Bidder will indemnify the Danish Settlement Agent, U.S. Settlement Agent and Information Agent for any loss arising out of or in connection with the performance of each of their respective duties under each of their agreements or appointments.

QUESTIONS	Questions in connection with the Tender Offer may be directed to:
J.P. Morgan plc 10 Aldermanbury London EC2V 7RF United Kingdom
Tel.: +44 207 325 1000 Fax: +44 207 325 8720 Attention: Dag Skattum/Gary Weiss/Johan Lustig
Enskilda Securities AB, Copenhagen Branch Silkegade 8 DK-1113 Copenhagen K Denmark
Tel.: +45 36 97 74 00 Fax: +45 36 97 74 10 Attention: Morten Hummelmose/Todd O'Neill/Harald Grøn/Anders Friedl
Questions in connection with the acceptance of the Tender Offer may be directed to:
TDC Shares:
Nordea Bank Danmark A/S Securities Operations Helgeshøj Allé 33, Taastrup P.O. Box 850 DK-0900 Copenhagen C Denmark
Tel.: +45 33 33 50 92 Fax: +45 33 33 31 82
TDC ADSs:
Innisfree M&A Incorporated:
In the EU please contact:
Lake Isle M&A Incorporated Windsor House 39 King Street London, EC2V 8DQ Freephone: 00 800 7710 9971 Local: +44 20 7710 9960
In the United States and Canada, please contact:
Innisfree M&A Incorporated 501 Madison Avenue New York, NY 10022 Toll Free: +1 877 825 8631

5.        Recommendation from the Board of Directors of TDC

The following text was provided to the Bidder by TDC for use in the Offer Document and neither the Bidder nor any of its affiliates or advisors has undertaken to verify the accuracy of any such information relating to TDC.

IMPORTANT: Below is an extract of the statement of the Board of Directors of TDC A/S rendered on 2 December 2005 in connection with the Tender Offer pursuant to section 10 of the Danish Financial Supervisory Authority's Executive Order No. 618/2005. The extract does not comprise the schedules to the statement. The schedules form an integral part of the statement. The entire statement, including the schedules thereto, has been sent to the Stock Exchanges in Copenhagen and New York and will be filed with the U.S. Securities and Exchange Commission as part of the Solicitation/Recommendation Statement on Schedule 14D-9. Moreover, the entire statement will be provided to persons registered with the Company as shareholders. The statement of the Board of Directors of TDC A/S will however not be provided, directly or indirectly to shareholders, in or to any jurisdiction in which the submission of the statement is illegal in such jurisdictions and the statement may not be distributed to shareholders resident in such jurisdictions. Holders of TDC Shares and ADS Holders are advised to read the entire statement as it contains important information.

"STATEMENT OF THE BOARD OF DIRECTORS OF TDC A/S(1)

Statement of the Board of Directors of TDC A/S (the "Board") in accordance with section 10 of the Danish Financial Supervisory Authority's Executive Order No. 618/2005 regarding the public tender offer announced on 2 December 2005 by Nordic Telephone Company ApS, which is indirectly wholly-owned by certain investment partnerships directly or indirectly advised or managed by Apax Partners Worldwide LLP, The Blackstone Group International Limited, Kohlberg Kravis Roberts & Co. L.P., Permira Advisers KB and Providence Equity Partners Limited.

(1)
This document including the schedules thereto (except for Schedule 2) has been prepared in Danish language and translated into English. In case of any discrepancies the Danish version shall prevail (except as set forth in Schedule 2 to the recommendation).

1.
INTRODUCTION

1.1
Offer

    On 2 December 2005, Nordic Telephone Company ApS (CVR. No. 29146780) (the "Offeror"), which is indirectly wholly-owned by certain investment partnerships directly or indirectly advised or managed by Apax Partners Worldwide LLP, The Blackstone Group International Limited, Kohlberg Kravis Roberts & Co. L.P., Permira Advisers KB and Providence Equity Partners Limited (the "Sponsors"), commenced a public tender offer (the "Offer") to the shareholders and holders of ADSs (as defined below) of TDC A/S ("TDC" or the "Company"). Pursuant to the Offer, the Offeror, subject to certain conditions, is offering:

  i.
  To the shareholders of TDC (the "Shareholders"), to acquire all TDC shares (the "Shares") at a price of DKK382 in cash, without interest, per Share of nominal DKK5 (the "Share Offer Price").

  ii.
  To the holders (the "ADS Holders") of American Depositary Shares (the "ADSs" and together with the Shares, the "Securities"), each such ADS representing one-half of one Share, evidenced by American Depository Receipts of TDC (the "ADRs"), to acquire all ADSs at the U.S. Dollar equivalent of DKK191 in cash, without interest, per ADS, paid in US dollars based on the exchange rate obtained by Mellon Investor Services LLC on the spot market as soon as practicable after receipt of funds from the Offeror but before the date of settlement of the Offer (the "ADS Offer Price").

    If the Company declares and pays dividends or makes other distributions to the Shareholders prior to settlement of the Offer, the Share Offer Price will be reduced by a similar amount (DKK for DKK). In such case, a corresponding reduction of the ADS Offer Price will be made.

1.2
Background

    The background of the process leading to the submission of the Offer as well as certain historical information on the Company is included in Schedule 1(2) to this statement. Such information is also included or incorporated by reference in the Solicitation/Recommendation Statement on Schedule 14D-9 that the Company will file with the United States Securities and Exchange Commission.

(2)
The schedule is not enclosed. Please see above.

1.3
Offer Document

    The details of the Offer are set forth in the offer document prepared by the Offeror in accordance with section 1 of the Danish Financial Supervisory Authority's Executive Order No. 618/2005 and published by the Offeror on the date hereof (the "Offer Document").

2.
ADVANTAGES AND DISADVANTAGES PERTAINING TO THE OFFER

    The Board has considered a number of factors in respect of the Offer, including the below mentioned advantages and disadvantages.

2.1
Advantages

    The Board believes that the Offer represents the following advantages to the Shareholders and the ADS Holders:

  •
  The Offer represents a significant premium above the price at which the Shares traded before 16 August 2005 (the last trading day before rumors of a possible takeover of the Company first were reported in the European financial press, the "Undisturbed Date"). The Offer represents a 39.3 per cent premium over the share price of DKK274.2 on the Undisturbed Date, a 44.7 per cent premium over the share price of DKK264.1 (3 month average before the Undisturbed Date), and a 58.8 per cent premium over the share price of DKK240.6 (1 year average before the Undisturbed Date) (all share prices quoted are last reported sales prices per Share on the Copenhagen Stock Exchange).

  •
  The Offer represents a 117 per cent premium over the price at which SBC Communications Inc. sold Shares representing 32.1 per cent of the Company's share capital in June 2004, and a 94.5 per cent premium over the price at which SBC Communications Inc. sold Shares representing 9.5 per cent of the Company's share capital in November 2004 (adjusted for the dividend payment).

  •
  The Offer is subject only to a limited number of conditions:

  •
  At the end of the offer period, the Offeror owns or has received valid acceptances of the Offer in respect of an aggregate of at least 90 per cent of the total share capital in TDC or such lower percentage as will permit the Offeror to effect a compulsory acquisition of the remaining shares in the Company.

  •
  Necessary approvals from teleregulatory authorities in Denmark and the United States shall have been obtained. With regard to approval from the United States teleregulatory authorities (the "FCC"), if such approval has not been obtained within 10 weeks after the launch of the Offer, this condition shall automatically be considered satisfied.

  •
  No injunction or restraining order shall be in effect in the United States or any member state of the European Union making the completion of the Offer or the compulsory acquisition of the remaining shares in the Company illegal.

  •
  No events or circumstances have occurred or exist, which has had or reasonably could be expected to have a material adverse effect on the TDC group as a whole. For this purpose, any failure by TDC to meet revenue or earnings projections as well as events effecting the telecommunications industry or the world-wide economy, business or capital market generally, will not constitute a material adverse effect.

    •
    The Board not withdrawing or amending in a manner adverse to the Offeror its recommendation on the Offer.

  •
  The Offer is not subject to subsequent due diligence. According to the Offeror, the Offer does not trigger any antitrust filings or require any antitrust clearance decision.

  •
  The fact that the consideration to be paid to the Shareholders and ADS Holders is cash eliminates uncertainties in valuing the consideration to be received, except for exchange rate fluctuations relating to the consideration to be received for the ADSs, which may be eliminated by surrendering the ADRs and withdraw the underlying Shares from the Corporate Trust Office of the Bank of New York.

2.2
Disadvantages

    The Board sees the following disadvantages of the Offer for the Shareholders and the ADS Holders:

  •
  Following completion of the Offer and subsequent redemption and delisting of TDC, the Shareholders and the ADS Holders will not have the opportunity to participate in any possible future increase in the value of TDC.

  •
  Shareholders and ADS Holders will generally be taxed on the gain realized if they choose to sell their Securities, which may result in advanced taxation. As the tax consequences of accepting the Offer will depend on the individual tax position of each Shareholder and ADS Holder, the Board recommends that Shareholders and ADS Holders evaluate their own individual tax position and, if necessary, consult with their own professional advisers.

2.3
Fairness Opinion

    In the context of its consideration of the Offer the Board has received a fairness opinion from its financial adviser, Goldman Sachs International, dated as of 2 December 2005. The full text of the fairness opinion is set forth in Schedule 2.(3)

(3)
Goldman Sachs International's fairness opinion does not constitute a recommendation to the Shareholders and ADS Holders to tender Shares or ADSs under the Offer and the fairness opinion is based upon and subject to the factors, assumptions and qualifications described in such opinion and should be read in its entirety. The schedule is not enclosed. Please see above.

2.4
Other considerations

2.4.1
Bond program

    The Board has noted that the immediate parent company of the Offeror, Nordic Telephone Company Holding ApS, currently intends, subject to certain conditions, to undertake to invite holders of certain debt securities of the Company to offer to sell the debt securities to Nordic Telephone Company Holding ApS or a company designated by it. The Offer is not conditional upon such invitations or any such sale.

2.4.2
Intentions of the Offeror with regard to the TDC group

    In rendering this statement the Board has noted the Offeror's intentions with regard to the TDC group's strategy as expressed in the Offer Document, including with regard to the TDC group's integrated Nordic mobile, fixed line, cable and broadband delivery, Nordic broadband and mobile services, its plans for personnel, and the continued development of the Swiss operations. The Board has also taken note of the fact that the Offeror expects to continue to support the management's Nordic consolidation strategy through potential acquisitions, such as the integration of Song into the TDC group. The Board has further noted the Offeror's stated intention with regard to the overall management and business organization of the TDC group and with regard to the employment terms for the TDC group's employees.

2.4.3
TDC's values and status in the Danish community

    The Board acknowledges the special status of TDC in the Danish community, and the values included in the vision of TDC. On the basis of the indicated intentions of the Offeror the Board has no reason to expect any changes thereto. Furthermore, pursuant to the Danish telecommunication legislation, TDC has assumed a number of commitments. These commitments will not be affected by a change-of-control.

2.4.4
Ownership interest by the Board and executive committee; incentives

    Neither the Board nor the executive committee of the Company (consisting of the CEO and the CFO) holds—directly or indirectly—any interest in the Offeror. Members of the Board and of the executive committee of the Company hold Shares and share options in the Company as set forth in Schedule 3(4) to this statement. It is currently the intention, subject to specific tax considerations, of such members of the Board and the executive committee to tender their Shares pursuant to the Offer and to exercise their share options having an exercise price below the Offer Price and where the exercise is otherwise advantageous.

(4)
The schedule is not enclosed. Please see above.

    Except as set forth below, neither the Board nor the executive committee of the Company will receive any payment or compensation in connection with the Offer. The existing service contracts for the executive committee contain a provision that the CEO and CFO are entitled to receive a remuneration corresponding to three times the annual compensation, respectively, if the Company gives notice of termination within two years after a change-of-control of the Company. In such case the Company would incur costs of approx. DKK56.4 million. The executive committee has been granted a right to put this provision into action during a period from the 4th month and including the 6th month after the change of ownership. Further, on the basis of the existing bonus scheme the Board may grant a discretionary bonus to the executive committee. The executive committee has not otherwise been granted transaction bonuses, stay-on bonuses or similar. The share option holders comprised by TDC's management share option programme and the participants of the option programme established in the Company's foreign subsidiaries will in case of a change-of-control of the Company be entitled to exercise existing options over approximately 4.4 million shares. Depending on the number of exercised options, the treasury shares presently held by the Company may be insufficient to fulfill present option commitments. Should this be the case, the Company may entail additional costs estimated to be up to DKK141–DKK165 million (after taxes) to fulfill its obligations under the programmes. In addition, the Company will make an offer to the share option holders comprised by TDC's management share option programme to buy certain existing options held by these option holders. The additional costs for the Company of buying such existing options are estimated not to exceed approx. DKK15.3 million (after taxes).

2.4.5
Agreements with the Offeror and the Sponsors

    As described in TDC's stock exchange announcement 23/2005 of 30 November 2005, on 30 November 2005 TDC entered into an announcement agreement with the Offeror and the Sponsors for the purpose of enabling the Offeror to make the Offer. The Offeror and its external financing sources have made the launch of the Offer conditional upon the Board recommending the Shareholders and ADS Holders to accept the Offer. During discussions with the Board the Offeror has improved the offer terms, and the Board agreed to issue such a recommendation. In the agreement, the Offeror has confirmed, among others, that the Offeror will have sufficient funds to finance the Offer. The Company and the Offeror have agreed that the Board shall not be hindered or restricted from conducting the TDC group's business as it deems fit and appropriate, entertaining alternative proposals or engaging in discussions or negotiations with third parties that may lead to an alternative proposal to acquire TDC or otherwise lead to the Offer not being completed in the best interest of TDC and its stakeholders, deciding on the strategy of the TDC Group as its deems fit and appropriate, withdrawing or amending the board recommendation as and if required in the exercise of the Board's fiduciary or similar duties under Danish law, or taking any other action required or advisable in the exercise of the Board's fiduciary or similar duties under Danish law. If the Board were to do withdraw or adversely modify its recommendation, however, under the terms of the Offer, the Offeror could decline to purchase tendered Securities and could terminate the Offer. In case of competing offers the Shareholders and ADS Holders may revoke any submitted acceptances, and will, if relevant, receive notification thereof. As TDC is a publicly listed company with no controlling shareholder, all potential buyers have had and continue to have an equal opportunity to express an interest in acquiring the Securities. TDC and the Sponsors have furthermore entered into a confidentiality and stand still agreement in October 2005 (the "Confidentiality Agreement"), which the Offeror subsequently has acceded to. In the above mentioned announcement agreement, TDC has agreed to release the Offeror and the Sponsors from certain of their obligations in the Confidentiality Agreement with a view for the Offeror to acquire Shares in TDC.

2.4.6
Advisers

    The Board has retained Goldman Sachs International as its financial adviser, Kromann Reumert as its Danish legal counsel and Clifford Chance as its US/UK legal counsel. TDC expects the fees to such and other advisers to be approx. DKK375 million in total, including DKK340 million to the financial adviser.

3.
CONCLUSION

    Taking into consideration the advantages and disadvantages of the Offer and considering the matters described in this statement, including without limitations the fairness opinion rendered by Goldman Sachs International, the Board has decided to recommend the Shareholders and ADS Holders to accept the Offer.

Copenhagen, 2 December 2005

The Board of Directors of TDC A/S"

6.    Description of TDC

The information in Section 6 (Description of TDC), Section 7 (TDC Four-year financial highlights and 2005 results for the first three fiscal quarters) and, as indicated, Section 8 (TDC Shareholder Information) in this Offer Document has been extracted from TDC's annual report 2004 (the "TDC Annual Report 2004") issued on 24 February 2005, TDC's Form 20F report for 2004 (the "TDC Form 20F 2004") issued on 23 May 2005 and TDC's quarterly report – 3Q 2005 (the "TDC Q3 Report") issued on 2 November 2005 which are the most recent financial reports publicly available. For further information on TDC, refer to TDC's website, http://www.tdc.dk, the TDC Annual Report 2004, the TDC Form 20F 2004 or the TDC Q3 2005 Report. Neither the Bidder nor any of its affiliates or advisors has undertaken to verify the accuracy of any such information relating to TDC. The contents of TDC's website shall not be deemed to be incorporated herein.

Overview

TDC was founded by the Danish State in November 1990 to serve as a holding company for the four Danish regional telecommunication enterprises and Telecom, the international telephone service provider.

TDC is a Danish public limited company, registered with the Danish Commerce and Companies Agency under CVR No. 14773908. The registered office and principal executive office of TDC is located at Nørregade 21, DK-0900 Copenhagen K, Denmark (telephone: +45 33 43 77 77).

The Board of Directors of TDC consists of:

  Thorleif Krarup, Chairman
  Niels Heering, Vice Chairman
  Kurt Anker Nielsen
  Christine Bosse
  Per-Arne Sandström
  Preben Damgaard
  Leif Illum Hartmann (elected by the employees of TDC)
  Steen Jacobsen (elected by the employees of TDC)
  Jan Bardino (elected by the employees of TDC)
  Bo Magnussen (elected by the employees of TDC)

The management board of TDC consists of:

  Henning Dyremose, CEO
  Hans Munk Nielsen, CFO

The primary reason TDC was formed was to strengthen the competitiveness of the Danish telecommunication sector. In 1991, TDC acquired two of the regional telecommunication enterprises, Tele Sønderjylland A/S and Fyns Telefon A/S, as well as Telecom A/S. In March 1992 TDC completed the acquisition of the two remaining regional telecommunication enterprises, Kjøbenhavns Telefon Aktieselskab and Jydsk Telefon-Aktieselskab. Minority shareholdings in Kjøbenhavns Telefon Aktieselskab and Jydsk Telefon-Aktieselskab, the two entities that had been partially privatized, were either exchanged for TDC shares or purchased by the Danish State. The acquisition of the Danish State's interests in all of these enterprises was effected by an exchange of TDC shares, together with cash payments.

Today, TDC is the leading provider of communications solutions in Denmark, the second-largest telecoms provider in the Swiss market, and is represented by significant presence in selected markets in Northern and Central Europe. By the end of 2004, TDC had more than 13.4 million customers in Europe: 3.5 million landline customers, 7.1 million mobile customers, 1.8 million Internet customers, and 1.0 million cable-TV customers. In 2004, TDC's total net revenues were DKK43.6 billion.

In recent years, TDC has reduced its domestic workforce, primarily to adjust to the decline in traditional landline telephony and intensified competition in the domestic market. Increased customer interest in self-service and Internet-based solutions has also contributed to this trend. The adjustment was effected partly by natural attrition and the completion of redundancy programs in

2003 and 2004. At year-end 2004, TDC had 20,573 full-time employee equivalents compared with 21,125 in 2003. TDC's domestic operations account for the majority of the decrease, and at year-end 2004 TDC had 14,998 domestic full-time employee equivalents compared with 16,014 in 2003.

In September 2004, TDC announced a voluntary tender offer to the owners of shares and convertible bonds in Song Networks Holding AB, and at the beginning of November 2004 it was announced that the offer had been accepted. By year-end 2004, TDC owned 99.4% of Song Networks Holding AB. The total purchase price was DKK4.6 billion and the name of the company has now been changed to TDC Song.

TDC Song is a leading Nordic telecom operator. Based on its own Nordic infrastructures, TDC Song offers a wide range of services within data communication and telephony in Sweden, Finland, Norway and Denmark.

Business areas

In 2004, domestic revenue accounted for more than 53% of TDC's revenue and TDC's Swiss operations accounted for more than 22%.

TDC operates through five different service areas with Solutions as the largest service area accounting for approximately 43% of 2004 revenue. The other service areas are Mobile International, Switzerland, Cable and Directories.

TDC Solutions

TDC Solutions offers a wide range of communications services in Denmark and the Nordic countries. Activities include landline telephony, convergence products, broadband solutions, advanced security and hosting services, data communications services and Internet services, leased lines, sale of terminals and installation.

At year-end 2004, TDC Solutions had 11,432 full-time employee equivalents and 4.4 million customers, with 4.2 million in the domestic market and 237,000 in international subsidiaries. Net revenues were DKK18,590 million in 2004.

Landline telephony

Landline telephony represents the major share of net revenues in TDC Solutions and totalled DKK9,643 million in 2004, corresponding to 52% of net revenues, down DKK444 million compared with 54% in 2003.

Data communications and Internet services

In 2004, net revenues from data communications and Internet services totalled DKK3,840 million, corresponding to 21% of total net revenues compared with 18% in 2003. The business area comprises mainly broadband, dial-up traffic, data communications services and private IP-based networks.

Terminal equipment, installation, etc.

With net revenues of DKK2,578 million in 2004, terminal equipment, installation, etc. was the third-largest contributor to TDC Solutions' net revenues, corresponding to a share of 14% compared with 13% in 2003. This business area includes sales and installation of hardware ranging from handsets to large switchboards and service agreements.

Leased lines

Net revenues from leased lines aggregated DKK1,117 million in 2004 and represented 6% of total net revenues compared with 7% in 2003. This business area includes both domestic and international leased-line services.

Other services

TDC Solutions' remaining share of net revenues includes mainly operator services such as directory inquiries and mobile telephony.

Subsidiaries

The wholly-owned subsidiary TDC Song had 858 full-time employee equivalents at year-end 2004. NetDesign, a leading provider of IP/LAN infrastructure, had 122 full-time employee equivalents at year-end 2004, and Contactel, a provider of Internet and landline telephony in the Czech Republic, had 268 full-time employee equivalents at year-end 2004. TDC Norge, the fully-owned Norwegian-based provider of Internet, telephony and data services, had 103 full-time employee equivalents at year-end 2004. And finally, TDC Internordia, the fully-owned Swedish-based provider of telecom equipment for business customers, had 237 full-time employee equivalents at year-end 2004.

In April 2005, TDC increased its stake in the Hungarian data provider, HTTC, to 62.9%. In May 2005, TDC announced that it had acquired Dotcom Solutions AB, which is an important Swedish provider of LAN infrastructure to companies.

TDC Mobile International

TDC Mobile International is the leading provider of mobile telecommunication services in Denmark and is present in a number of European countries. Its activities include primarily mobile telephony, sale of terminals, data services and sale of traffic to Danish service providers.

Over the past few years, the domestic mobile sector has experienced fierce price competition that has resulted in a market consolidation in 2004, where the two largest service providers Telmore and CBB were acquired by TDC and Sonofon, respectively, and Orange Danmark was taken over by TeliaSonera.

TDC Mobile's earnings from operations were impacted by price competition, with many customers choosing to switch to cheaper Internet-based solutions, and the continued use of handset subsidies.

At year-end 2004, TDC Mobile International had 2,464 full-time employee equivalents and 5.6 million customers, with 2.1 million in domestic operations, 2.6 million in Talkline and 929,000 in Bité. Net revenues were DKK15,105 million in 2004.

TDC Mobile International has three main business units: the domestic operations, Talkline and Bité. TDC Mobile International also has ownership shares in the mobile companies One, Polkomtel and Telmore International.

TDC Mobil

TDC Mobil's business areas include: retail activities including mobile telephony and sale of terminals and wholesale activities. In 2004, net revenues from these areas were as follows: 51% from retail, of which 81% came from mobile telephony and 19% from terminals, 46% from wholesale, and revenues from other activities totalled 3%.

Telmore

Telmore is a Danish service provider that offers primarily mobile telephony, mainly as web-based self-services, in which increasing customer interest was shown in 2004. At the beginning of 2004, TDC Mobile International acquired the remaining 80% of the shares in Telmore, making Telmore a wholly-owned subsidiary of TDC Mobile International.

Telmore International

In August 2004, TDC signed an exclusive license agreement with easyGroup, which allows TDC to use the easy brand when offering mobile telephony in up to 12 European countries. In November 2004, TDC announced that an agreement had been signed with a British mobile network operator T-Mobile. Telmore International was established and assumed ownership of a newly founded British company called easyMobile, which will offer mobile telephony in Great Britain under the easyMobile name following the Telmore concept, which offers cheap-rate mobile telephony with web-based subscriptions based on leased network capacity.

Talkline (Germany)

TDC Mobile International owns 100% of Talkline, a German service provider. At year-end 2004, the company had 2.6 million mobile customers, up 23.9% from year-end 2003.

Talkline operates within mobile telephony. An agreement for the divestment of Talkline Infodienste, which offers content services and Call by Call pre-fix telephony, was signed in December 2004. The divestment was effected at April 7, 2005. Net revenues in these two business areas totalled DKK1,249 million in 2004.

Talkline operates as a service provider mainly through Internet-based customer service. At year-end, Talkline had more than 500,000 customers receiving electronic bills. In 2004, mobile business represented 84% of Talkline's total net revenues.

Bité (Lithuania)

Bité is a Lithuanian mobile operator that is 100% owned by TDC Mobile International. Bité's revenues are generated primarily by mobile telephony. The company also offers a wide range of mobile content and data services for business customers. In addition, Bité is the first mobile operator in Lithuania to offer wholesale to service providers.

Polkomtel (Poland)

TDC Mobile International holds a 19.6% stake in Polkomtel, a Polish mobile operator that topped seven million customers in 2004 and maintained its one-third share of the mobile market. Polkomtel has successfully maintained its leading position in the business customer segment.

One (Austria)

TDC Mobile International owns 15% of One, the third-largest mobile operator in Austria. Mobile phone penetration is 89.4% and the Austrians are also among the highest spenders in Europe in terms of mobile telecommunication. In 2004, One's customer base increased 6.0% to 1.9 million customers. In October 2004, One began offering UMTS services, which cover downloading of music files, video telephony etc.

Polkomtel and One are recognized in TDC's Financial Statements using the equity method.

TDC Switzerland

TDC Switzerland's activities cover mobile and landline telephony and Internet services. TDC Switzerland has maintained its position as the second-largest telecommunication provider in the Swiss market, which is characterized by fierce competition and a falling penetration growth rate.

At year-end 2004, TDC Switzerland had 2,307 full-time employee equivalents and 2.2 million customers. Net revenues were DKK9,692 million in 2004.

Mobile telephony

Mobile telephony represents the major share of net revenues in TDC Switzerland and totalled DKK5,795 million in 2004, up DKK326 million or 6.0%. The number of mobile subscriptions at year-end 2004 was 1.2 million, an increase of 7.4%, impacted by mandatory registration of pre-paid customers required by Swiss legislation. Non-registered customers have been eliminated from the customer base.

Mobile telephony comprised 60% of total net revenues compared with 58% in 2003. TDC Switzerland has fulfilled all UMTS license requirements by year-end 2004.

Landline telephony

Net revenues from landline telephony totalled DKK3,138 million in 2004, down 5.0% compared with 2003. Landline telephony comprised 32% of total net revenues compared with 35% in 2003.

The fall in landline telephony in 2004 related primarily to migration from landline to mobile telephony combined with fierce competition in the Swiss market. In 2004, TDC Switzerland added a new "sunrise family" product to its range – the first of its kind on the Swiss market. The product combines the total consumption of landline and mobile telephony in one bill – with attractive discounts.

Internet services

In 2004, the Internet services business area contributed 8% of net revenues in TDC Switzerland compared with 7% in 2003. The majority of the increase was driven by increasing xDSL activities partly offset by fewer dial-up customers.

On 31 May 2005, TDC announced that TDC had acquired Ascom Business Communications division in Switzerland, an important Swiss provider of LAN services and infrastructure to companies.

TDC Cable TV

TDC Cable TV installs and operates cable-TV network lines, which provide TV signals for approximately 38% of Danish households. Most of the cable-TV network has broadband Internet access. Approximately 7% of Danish households had Internet access as cable-modem customers at year-end 2004.

In 2004, TDC Cable TV continued its high growth in revenues and earnings of recent years. At year-end 2004, the number of cable-TV customers totalled 982,000, up 6.3%, and the number of customers with Internet access rose 59.0% to 186,000. In 2004, net revenues totalled DKK1,766 million, a growth of 15.9%.

Business areas

TDC Cable TV's core business area is analogue TV, which is offered in three standard packages (basic, medium and full-range) both to individual customers and antenna and housing associations. In 2005, TDC will begin to migrate the analogue TV packages toward digital packages. TDC Cable TV also offers digital TV.

The share of cable-modem customers will be more important in future business, which will target both individual customers and associations. In 2005, TDC Cable TV plans to launch a new IP telephony product, voice over IP (VoIP), which allows telephony over the cable-TV network. With the introduction of IP telephony in 2005, TDC Cable TV will be able to offer its customers triple-play solutions containing TV, Internet and telephony from just one provider.

In addition to TDC Cable TV, this service area also includes two fully-owned subsidiaries, Dansk Kabel TV and Connect Partner. Dansk Kabel TV is a leading provider of communal aerial and cable-TV installations. In May 2004, TDC Cable TV acquired Connect Partner, an installation company specialising in complete solutions within data and telecoms networks.

TDC Directories

On 30 November 2005, TDC completed the sale of TDC Directories for DKK4.85 billion on a cash and debt free basis to European Directories S.A., a consortium led by Macquarie Capital Alliance Group and the holding company owning European Directories, the former YBR Group. The cash proceeds from the sale were approximately DKK5.0 billion including cash in the company. TDC announced the sale in a stock exchange release (No. 24/2005) with the Copenhagen Stock Exchange.

7.    TDC four-year financial highlights and 2005 results for the first three fiscal quarters

The key financial figures set forth in the table below are an extract from the TDC Quarterly Report 3Q 2005 published on 2 November 2005. Further financial information can be obtained from the TDC Quarterly Report 3Q 2005. The key financial figures have been prepared in accordance with IFRS rules on recognition and measuring as well as the additional information requirements imposed on Danish public listed companies.

TDC Group(1)	2001	2002	2003	2004	Q1-Q3 2005

Statements of Income (DKK millions)
Net revenues	42,008	42,011	41,413	43,570	35,096
Earnings before interest, taxes, depreciation and amortization (EBITDA)	9,393	10,591	11,550	12,446	9,861
Depreciation, amortization and impairment losses	(6,687)	(6,107)	(6,241)	(6,696)	(4,917)
Earnings before interest and taxes (EBIT), excluding one-time items	2,706	4,484	5,309	5,750	4,944
One-time items	(3,264)	(346)	(1,119)	385	(622)
EBIT, including one-time items	(558)	4,138	4,190	6,135	4,322
Income from associates	525	1,295	779	5,643	311
Net financials	(563)	1,636	(565)	(723)	(730)
Income before income taxes	(596)	7,069	4,404	11,055	3,903
Total income taxes	(464)	(1,217)	(1,193)	(1,145)	(830)
Net income	(1,060)	5,852	3,211	9,910	3,073
Attributable to:
– Shareholders of the Parent Company	(526)	6,079	3,203	9,912	3,080
– Minority interests	(534)	(227)	8	(2)	(7)
Net income, excluding one-time items and fair value adjustments
EBIT, excluding one-time items	2,706	4,484	5,309	5,750	4,944
Income from associates	371	1,540	1,340	577	311
Net financials	(1,186)	(1,621)	(1,152)	(901)	(579)
Income before income taxes	1,891	4,403	5,497	5,426	4,676
Total income taxes	(1,187)	(1,074)	(1,439)	(1,483)	(1,025)
Net income	704	3,329	4,058	3,943	3,651

	2001	2002	2003	2004	Q1-Q3 2005

Balance Sheets (DKK billions)
Total assets	86.4	85.0	92.6	90.3	91.4
Net interest-bearing debt	33.1	26.0	28.8	20.1	21.1
Total equity	32.7	36.0	35.9	38.9	39.7
Shares outstanding (Millions)	215.3	214.9	213.6	204.6	195.2
Statement of Cash Flow (DKK millions)
Operating activities	4,003	9,900	10,679	11,084	7,136
Investing activities	(18,025)	(2,102)	(12,618)	2,889	(4,554)
Financing activities	11,034	(6,771)	4,932	(12,573)	(2,516)
Change in cash and cash equivalents	(2,988)	1,027	2,993	1,400	66
Capital expenditures (DKK billions)
Excluding share acquisitions	9.3	6.3	5.5	5.2	3.8
Including share acquisitions	21.5	7.4	13.5	10.0	4.4

	2001	2002	2003	2004	Q1-Q3 2005

Key financial ratios
EPS incl. one-time items and fair value adjustments (DKK)	(2.4)	28.3	15.0	48.4	15.8
EPS excl. one-time items and fair value adjustments (DKK)	5.8	16.5	19.0	19.3	18.7
Dividend per share (DKK)	11.0	11.5	12.0	12.5	—
EBITDA margin (EBITDA divided by net revenues) (%)	22.4	25.2	27.9	28.6	28.1
Capex excl. share acquisitions-to-net revenues ratio (%)	22.1	14.9	13.2	11.9	10.8
Cash earnings per share (CEPS) excl. one-time items and fair value adjustments (DKK) (2)	33.7	36.3	41.9	49.4	42.3
Return on capital employed (ROCE)(3) (%)	7.2	12.7	13.6	12.5	10.1
Subscriber base – end of year (1,000's)
Landline	3,913	3,598	3,631	3,483	3,566
Mobile	4,575	4,939	6,199	7,126	8,353
Internet	1,403	1,285	1,696	1,814	1,774
Cable TV	828	885	924	982	1,019
Total subscribers	10,719	10,707	12,450	13,405	14,712
Number of employees(4)	22,485	22,263	21,125	20,573	21,842

Source: TDC Quarterly Report – 3Q 2005

(1)
2001 includes goodwill amortization. Pension costs are recognized in accordance with US GAAP FAS 87/88 Nos. for 2001-2003 and in accordance with IAS 19 with effect from 2004

(2)
CEPS is defined as (net income excluding one-time items and fair value adjustments attributable to shareholders of the parent company + depreciation, amortization and impairment losses + sharebased compensation - income from associates - minority interests' share of depreciation, amortization and impairment losses together with sharebased compensation)/number of average shares outstanding

(3)
ROCE is defined as EBIT excluding one-time items plus interest and other financial income excluding fair value adjustments plus income from associates after tax divided by average equity attributable to shareholders of the Parent Company plus interest-bearing debt

(4)
The number denotes end-of-year full-time employee equivalents including permanent employees, trainees and temporary employees

The outlook set out in the paragraph below should be read in conjunction with the "Outlook for 2005" and the "Safe harbor Statement" on pages 7 and 16, respectively of the TDC Quarterly Report—3Q 2005 and the description of risk factors set out on pages 43-45 in the TDC Annual Report 2004.

Following the divestment TDC Directories is no longer included in the outlook for net revenues and EBITDA. The outlook for net revenues is DKK46.1 billion. The outlook for EBITDA and net income is DKK12.8 billion and DKK4.5 billion, respectively.

For a more elaborate description of TDC's 2005 Outlook, please refer to page 7 of the TDC Q3 Report.

8.    TDC shareholder information

Share Capital

As of the date of this Offer Document, the TDC Share Capital is nom DKK991,875,885, divided into 198,375,177 shares of DKK5 each.

Shareholders

As of November 2005, TDC had approximately 84,500 shareholders recorded in its register of shareholders. Of these 84,500 shareholders, approximately 83,800 are smaller registered shareholders (holding less than 10,000 shares each), who between them own approximately 12% of TDC.

As of the date of this Offer Document the following shareholders have notified TDC that they hold 5% or more of the Share Capital and Votes (see Section 29 of the Danish Securities Trading Act):

•
ATP, the Danish Labour Market Supplementary Pension Scheme with a total shareholding of 5.7% as of August 2005;

•
Franklin Templeton Investment Management Ltd with a total shareholding of 5.0% as of August 2005; and

•
the Bidder with a total shareholding of 10.08% as of 30 November 2005.

TDC held 2,982,561 treasury shares as of 30 September 2005 (1.5% of TDC's Share Capital). The stated purpose of the treasury shareholding is to cover the exercise of stock options issued under TDC's stock option plan. To the knowledge of the Bidder, TDC has not acquired any additional treasury shares prior to the announcement of the Tender Offer.

Board of Directors and executive committee interests

According to the TDC Annual Report 2004, members of its Board of Directors held 4,010 TDC Shares as of 31 December 2004, representing approximately 0.002% of TDC's Share Capital whereas the executive committee held 31,923 TDC Shares as of 31 December 2004, representing approximately 0.02% of TDC's Share Capital.

As of 30 April 2005, the current members of the Board of Directors held a total of 10,500 stock options and the executive committee held a total of 309,659 stock options. On 5 July 2005, Hans Munk Nielsen was granted an additional 20,957 stock options (according to TDC Stock Exchange Release 14/2005 of 6 July 2005) and on 5 September 2005 Henning Dyremose was granted an additional 31,083 stock options (according to TDC Stock Exchange Release 18/2005 of 6 September 2005). The stock options entitle the holder to acquire TDC Shares from TDC.

Further information on the stock option programmes is set forth in the TDC Annual Report 2004.

Share price and turnover

The TDC Shares are listed on the Copenhagen Stock Exchange under ISIN securities code DK00-10253335 and the symbol TDC. The shares are included in the OMXC20 index. TDC also has ADSs listed on NYSE under CUSIP No. 87236N102 and the symbol TLD. A TDC ADS represents one-half of one TDC Share. On 1 December 2005, the last Trading Day before the submission of the Tender Offer, the average price quoted on the basis of "all trades" for securities listed on the Copenhagen Stock Exchange (the "All Trades" price) was DKK377.63 per TDC Share and the average price on the NYSE was US$29.60 per TDC ADS.

The Offer Price represents a premium of approximately 1.2% over the All Trades price for TDC Shares on the Copenhagen Stock Exchange and a premium of approximately 1.7% over the closing price for TDC ADSs on the NYSE on 1 December 2005. The table below shows All Trades prices for TDC Shares on the Copenhagen Stock Exchange and prices for TDC ADSs on the NYSE for certain dates and periods believed to be relevant, together with the premium represented by the Offer Price.

	ORDINARY SHARES		ADS
Period	All trades price (DKK)	Premium	Closing price (US$)	Premium

Price on 16 August 2005(1)	274.2	39.3%	22.5	33.6%
Average price for the 30 days up to and including 16 August 2005(1)	270.8	41.1%	22.1	35.9%
Average price for the 3 months up to and including 16 August 2005(1)	264.1	44.7%	21.6	39.1%
Average price for the 6 months up to and including 16 August 2005(1)	255.4	49.6%	21.6	39.5%
Average price for the 12 months up to and including 16 August 2005(1)	233.1	63.9%	19.9	51.2%
Price of sale of 69,436,344 TDC shares by SBC Communications Inc. as of 10 June 2004	176.0	117.0%	na.	na.

Source:
Copenhagen Stock Exchange, DATASTREAM and TDC Stock Exchange Releases

Note
All share prices prior to 18 March 2005 adjusted for DKK12.5 paid out as dividend after the annual general meeting. A dividend adjustment of US$1.11 has been made for the ADSs using the DKK/USD exchange rate as of 18 March 2005. This adjustment also applies to the price at SBC Communications Inc.'s placing

All
share and ADS prices in DKK and US$per TDC Share and ADS rounded to the nearest tenth

(1)
The day before the article in Wall Street Journal commented by TDC in Stock Exchange Release no. 17/2005 on 17 August 2005

TDC's market capitalization was DKK74,912,418,091 as of 1 December 2005 (based on the All Trades price on the Copenhagen Stock Exchange of DKK377.63 and the current number of TDC Shares, which is 198,375,177), and it was the 4th largest company on the Copenhagen Stock Exchange based on market capitalization.

The table below sets forth certain key figures and ratios concerning the TDC Shares:

	2000	2001	2002	2003	2004

Share price at 31 December (DKK)	325.4	294.9	174.8	214.1	231.6
Market capitalization at 31 December (DKKm)	70,412	63,825	37,828	46,338	50,132
Earnings per share before goodwill amortization (DKK)	48.7	44.5	49.4	53.8	57.4
Number of shares at 31 December (m)	216.5	216.5	216.5	216.5	216.5
Number of shares, average (m)	216.5	216.5	216.5	216.5	216.5
Average daily turnover (1,000)	389.6	546.4	639.2	730.6	1167.4
ADS price at 31 December (US$)	20.3	17.6	11.9	18.2	21.3
Average daily turnover (1,000)	35.5	22.5	20.3	14.7	25.3

Source:
TDC Annual Report 2004, TDC website and Copenhagen Stock Exchange

Shareholders are urged to obtain a current market quotation per TDC Share and TDC ADS.

The following table sets forth the high and low All Trades prices on the Copenhagen Stock Exchange per TDC Share for the periods indicated.

Calendar Year (DKK)		High	Low

2003	Third Quarter	214.8	184.6
	Fourth Quarter	217.2	199.3
2004	First Quarter	258.8	216.6
	Second Quarter	223.9	189.1
	Third Quarter	223.1	196.0
	Fourth Quarter	236.4	210.5
2005	First Quarter	258.0	235.2
	Second Quarter	270.5	241.9
	Third Quarter	339.6	259.2

Source:
Copenhagen Stock Exchange

The following table sets forth the high and low closing prices on the NYSE per TDC ADS for the periods indicated.

Calendar Year (US$)		High	Low

2003	Third Quarter	16.3	14.1
	Fourth Quarter	18.2	15.7
2004	First Quarter	21.6	18.1
	Second Quarter	18.7	15.4
	Third Quarter	18.4	15.9
	Fourth Quarter	21.6	17.4
2005	First Quarter	23.0	20.6
	Second Quarter	23.1	20.9
	Third Quarter	27.9	20.9

Source:
DATASTREAM

9.    Significant events in 2005 for TDC

TDC has published the following Copenhagen Stock Exchange releases in 2005 (excluding reports about insider register transactions):

Date, 2005		No.	Issue

3	February	1/05	TDC proposes cancellation of treasury shares
10	February	2/05	TDC proposes lifting the 9.5 percent ownership limitation
17	February	3/05	Notice of Annual General meeting in TDC
23	February	4/05	TDC Earnings Release 2004 and 4Q 2004
24	February		TDC Annual Report 2004
17	March	5/05	TDC Annual General Meeting – resolutions
17	March	6/05	TDC's Board of Directors constitutes itself
30	March	7/05	TDC increases its stake in HTCC to 62.9%
31	March		TDC quarterly statement of shareholdings
1	April		Articles of Association of TDC
28	April	8/05	TDC adopts IFRS
3	May	9/05	TDC Quarterly Report Q1
9	May	10/05	TDC buys Dotcom in Sweden
23	May		TDC Annual Report 2004 on Form 20-F
31	May	11/05	TDC buys Ascom Business Communications division in Switzerland
17	June	12/05	TDC is exploring the strategic options for TDC Directories
29	June	13/05	Cancellation of own shares completed
4	July		New Articles of Association of TDC released
7	July	14/05	TDC filing of leading employees and their close relatives transactions with TDC shares and related securities
13	July	15/05	Status on Treasury Shares
4	August	16/05	TDC Quarterly Report Q2
17	August	17/05	Comments on article in The Wall Street Journal
6	September	18/05	Granting of stock options to CEO
3	October	19/05	Status account on holding of treasury shares
6	October	20/05	Announcement by TDC
14	October	21/05	TDC to sell TDC Directories for DKK4.85 billion
2	November	22/05	TDC Quarterly Report Q3
30	November	23/05	TDC announces public tender offer at DKK382 per share
30	November	24/05	TDC Directories sale completed

Further, the following dates should be noted:

Date, Year	Event

2 December 2005	Launch of the Tender Offer
12 January 2006	Expiration of Offer Period for the Tender Offer
17 January 2006	Expected announcement of the result of the Tender Offer
24 January 2006	Expected settlement of the Tender Offer

10.  Description of the Bidder and acquisition entities

The Bidder

The Bidder is a private limited liability company established on 21 October 2005 in accordance with Danish law, with its registered office at Langelinie Allé 35, DK-2100, Copenhagen, Denmark, registered under the name, Nordic Telephone Company ApS, with the Danish Commerce and Companies Agency under CVR No. 29146780. The Bidder has not had any commercial activities since it was founded, except incident to the Tender Offer and other transactions contemplated hereby, including as described below in this section. The Bidder was founded with a view to acquiring and holding TDC Securities.

The Bidder is an indirect wholly-owned subsidiary of the following investment partnerships or vehicles: Apax Europe VI-A, L.P., Apax Europe VI-1, L.P., Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone Participation Partnership (Cayman) IV L.P., Blackstone NSS Communications Partners (Cayman) L.P., Blackstone Capital Partners (Cayman) IV L.P., KKR Millennium Fund (Overseas), Limited Partnership, Permira Europe III GmbH & Co. KG, Permira Europe III L.P. 1, Permira Europe III L.P. 2, Permira Europe III Co-Investment Scheme, Permira Investments Limited and Providence Equity Offshore Partners V L.P. (together with any other affiliated funds that may become indirect shareholders of the Bidder, the "Funds"). The Funds are directly or indirectly advised or managed by Apax Partners Worldwide LLP, The Blackstone Group International Limited, Kohlberg Kravis Roberts & Co. L.P., Permira Advisers KB and Providence Equity Partners Limited.  KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Providence Equity Offshore Partners IV L.P., Providence Equity Operating Partners IV L.P., Permira Europe II L.P. 1, Permira Europe II L.P. 2, Permira Europe II CV3, Permira Europe II CV4, Permira Europe II Co-Investment Scheme and Schroder Ventures Investments Limited are expected to become indirect shareholders of the Bidder at or prior to completion of the Tender Offer.

The Bidder is a wholly-owned subsidiary of Nordic Telephone Company Holding ApS, a private limited liability company established on 10 November 2005 in accordance with Danish law, with its registered office at Langelinie Allé 35, DK-2100, Copenhagen, Denmark, registered with the Danish Commerce and Companies Agency under CVR No. 29174202. Nordic Telephone Company Holding ApS has not had any commercial activities since it was founded, except incident to the Tender Offer and other transactions contemplated hereby.

Nordic Telephone Company Holding ApS is a wholly-owned subsidiary of Nordic Telephone Company Finance ApS, a private limited liability company established on 10 November 2005 in accordance with Danish law, with its registered office at Langelinie Allé 35, DK-2100, Copenhagen, Denmark, registered with the Danish Commerce and Companies Agency under CVR No. 29173265. Nordic Telephone Company Finance ApS has not had any commercial activities since it was founded, except incident to the Tender Offer and other transactions contemplated hereby.

Nordic Telephone Company Finance ApS is a wholly-owned indirect subsidiary of Nordic Telephone Company Investment ApS, a private limited liability company established on 10 November 2005 in accordance with Danish law, with its registered office at Langelinie Allé 35, DK-2100, Copenhagen, Denmark, registered with the Danish Commerce and Companies Agency under CVR No. 29173141. Nordic Telephone Company Investment ApS has not had any commercial activities since it was founded, except incident to the Tender Offer and other transactions contemplated hereby.

Nordic Telephone Company Investment ApS is a subsidiary wholly-owned through intermediate holding companies by the Funds.

The Funds have underwritten all the equity required for purposes of completing the Tender Offer but have agreed that they may syndicate part of their Equity Commitments or interest during or after the Offer Period.

Apax

The Funds indirectly advised or managed by Apax Partners Worldwide LLP are Apax Europe VI – A, L.P. and Apax Europe VI – 1, L.P. (the "Apax Funds"), each of which is an English limited partnership with registered offices at 13-15 Victoria Street, St Peter Port, Guernsey, Channel Islands.

The Apax Funds are controlled by Apax Europe VI GP, Co. Ltd., as general partner to Apax Europe VI GP, L.P. Inc., as general partner to the Apax Funds, each organized under the laws of Guernsey with principal business address at 13-15 Victoria Street, St Peter Port, Guernsey, GY1 32D, Channel Islands.

The principal business of the Apax Funds is to achieve long term capital growth through investing and committing capital to facilitate corporate restructurings, leveraged buyouts and other investments. The principal business of Apax Europe VI GP L.P. Inc. consists of performing the functions of, and serving as, the sole general partner of the Apax Funds. The principal business of Apax Europe VI GP, Co. Ltd. consists of performing the functions of, and serving as, the sole general partner of Apax Europe VI GP L.P. Inc.

Apax Partners Europe Managers Ltd, registered in the United Kingdom principal business address at 15 Portland Place, London, W1B 1PT, is the discretionary Investment Manager of the Apax Funds.

Certain information regarding these entities, the directors of Apax Partners Europe Managers Ltd, Apax Europe VI GP, Co. Ltd. and certain other control persons of these entities is set forth on Schedule I hereto.

Blackstone

The Funds indirectly advised by The Blackstone Group International Limited are Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone Participation Partnership (Cayman) IV L.P., Blackstone NSS Communications Partners (Cayman) L.P. and Blackstone Capital Partners (Cayman) IV L.P. (the "Blackstone Funds").

Blackstone NSS Communications Partners (Cayman) L.P. is an exempted limited partnership organised under the laws of the Cayman Islands with its registered office in the Cayman Islands.

Blackstone Family Communications Partnership (Cayman) L.P. is an exempted limited partnership organized under the laws of the Cayman Islands with its registered office in the Cayman Islands.

Blackstone Capital Partners (Cayman) IV L.P. is an exempted limited partnership organized under the laws of the Cayman Islands with its registered office in the Cayman Islands.

Blackstone Capital Partners (Cayman) IV-A L.P. is an exempted limited partnership organized under the laws of the Cayman Islands with its registered office in the Cayman Islands.

Blackstone Family Investment Partnership (Cayman) IV-A L.P. is an exempted limited partnership organized under the laws of the Cayman Islands with its registered office in the Cayman Islands.

Blackstone Participation Partnership (Cayman) IV L.P. is an exempted limited partnership organized under the laws of the Cayman Islands with its registered office in the Cayman Islands.

Blackstone Management Associates (Cayman) IV L.P. ("BMA"), an exempted limited partnership organized under the laws of the Cayman Islands, is the sole general partner of each of Blackstone Capital Partners (Cayman) IV L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone Capital Partners (Cayman) IV-A L.P. and Blackstone Participation Partnership (Cayman) IV L.P.

Blackstone Communications Management Associates (Cayman) L.P. ("BCMA"), an exempted limited partnership organized under the laws of the Cayman Islands, is the general partner of each of Blackstone NSS Communications Partners (Cayman) L.P. and Blackstone Family Communications Partnership (Cayman) L.P.

Blackstone LR Associates (Cayman) IV Ltd. ("Blackstone LR"), a limited duration company organized under the laws of the Cayman Islands, is the sole general partner of BMA.

Blackstone FI Communications Associates (Cayman) Ltd. (Cayman Islands) ("Blackstone Ltd"), an exempted limited duration company organized under the laws of the Cayman Islands, is the sole general partner of BCMA.

The principal business address of Blackstone Capital Partners (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone NSS Communications Partners (Cayman) L.P., Blackstone Participation Partnership (Cayman) IV L.P., BMA, BCMA, Blackstone LR and Blackstone Ltd is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

The principal business of BMA, BCMA, Blackstone LR and Blackstone Ltd consists of performing the functions of, and serving as, the sole general partner of the Blackstone Funds described above.

The principal business of the Blackstone Funds is investing in securities and committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments.

Certain information regarding these entities, the directors of Blackstone LR and Blackstone Ltd and certain other control persons of these entities is set forth on Schedule I hereto.

KKR

The fund indirectly advised by Kohlberg Kravis Roberts & Co. L.P. is KKR Millennium Fund (Overseas), Limited Partnership, a limited partnership organized under the laws of Alberta, Canada. KKR European Fund II, Limited Partnership, a limited partnership organized under the laws of Alberta, Canada, and KKR Partners (International), Limited Partnership, a limited partnership organized under the laws of Alberta, Canada are expected to become indirect shareholders (together with KKR Millennium Fund (Overseas), Limited Partnership, the "KKR Funds") of Nordic Telephone Company Investment ApS prior to completion of the Tender Offer, and are also Funds indirectly advised by Kohlberg Kravis Roberts & Co. L.P.

KKR Associates Millennium (Overseas), Limited Partnership, a limited partnership organized under the laws of Alberta, Canada, is the sole general partner of KKR Millennium Fund (Overseas), Limited Partnership. KKR Millennium Limited, a limited company organized under the laws of the Cayman Islands, is the general partner of KKR Associates Millennium (Overseas), Limited Partnership. KKR Associates Europe II, Limited Partnership, a limited partnership organized under the laws of Alberta, Canada, is the sole general partner of KKR European Fund II, Limited Partnership. KKR Europe II Limited, a limited company organized under the laws of the Cayman Islands is the general partner of KKR Associates Europe II, Limited Partnership. KKR 1996 Overseas Limited, a limited company organized under the laws of the Cayman Islands, is the sole general partner of KKR Partners (International), Limited Partnership.

The principal business address of the KKR Funds, KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe II, Limited Partnership, KKR Millennium Limited and KKR Europe II Limited is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019.

The principal business of the KKR Funds is investing in securities and committing capital to facilitate leveraged buyouts, corporate restructurings, bridge financings and other investments.

The principal business of KKR Millennium Limited, KKR Associates Millennium (Overseas), Limited Partnership, KKR Europe II Limited, KKR Associates Europe II and Limited Partnership and consists of performing the functions of, and serving as, the sole general partner of the KKR Funds described above.

Certain information regarding these entities, the directors of KKR Millennium Limited and KKR Europe II Limited and certain other control persons of these entities is set forth on Schedule I hereto.

Permira

The Funds directly or indirectly advised by Permira Advisers KB are Permira Europe III GmbH & Co. KG, Permira Europe III L.P. 1, Permira Europe III L.P. 2, Permira Europe III Co-Investment Scheme and Permira Investments Limited (the "Permira Funds"). Permira Europe II L.P. 1, Permira Europe II L.P. 2, Permira Europe II CV3, Permira Europe II CV4, Permira Europe II Co-Investment Scheme and

Schroder Ventures Investments Limited (collectively, "Permira Funds II") are expected to become indirect shareholders of Nordic Telephone Company ApS prior to completion of the Tender Offer. The principal business of Permira Europe III GP L.P. is to act as the managing limited partner of Permira Europe III GmbH & Co. KG, the general partner of Permira Europe III L.P. 1 and Permira Europe III L.P. 2. The principal business of Permira Europe III G.P. Limited is to act as the general partner of Permira Europe III G.P. L.P. and to administer the Permira Europe III Co-Investment Scheme. The principal business of Permira Europe II Managers L.P. is to act as the managing limited partner of Permira Europe II L.P. 1 and Permira Europe II L.P. 2 and the managing limited partner of Permira Europe II CV3 and Permira Europe II CV4. The principal business of Permira (Europe) Limited is to act as the general partner of Permira Europe II Managers L.P. and to act as manager of the Permira Europe II Co-Investment Scheme.

The principal business of the Permira Funds and the Permira Funds II is to invest in other companies.

The principal business address of the Permira Funds, the Permira Funds II, Permira Europe III G.P. Limited, Permira Europe GP L.P., Permira Europe II Managers L.P. and Permira (Europe) Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3QL, Channel Islands.

Permira Investments Limited, Schroder Ventures Investments Limited, Permira (Europe) Limited and Permira Europe III GP Limited are limited companies organized under the laws of Guernsey. Permira Europe III L.P. 1, Permira Europe III L.P. 2, Permira Europe II L.P. 1, Permira Europe II L.P. 2, Permira Europe III GP L.P. and Permira Europe II Managers L.P. are limited partnerships organized under the laws of Guernsey. The Permira Europe III Co-Investment Scheme and Permira Europe II Co-Investment Scheme are contractual arrangements under the laws of Guernsey. Permira Europe III GmbH & Co. KG is a Kommanditgesellschaft (limited partnership) registered with the commercial register of the Local Court of Munich, Federal Republic of Germany. Permira Europe II CV3 and Permira Europe II CV4 are limited partnerships under the laws of the Netherlands.

Certain information regarding the above entities, the directors of Permira Europe III GP Limited and certain other controlling persons of these entities is set forth on Schedule I hereto.

Providence

The Fund directly or indirectly advised or managed by Providence Equity Partners Limited is Providence Equity Offshore Partners V L.P. Providence Equity Offshore Partners IV L.P. and Providence Equity Operating Partners IV L.P. are expected to become indirect shareholders (together with Providence Equity Offshore Partners V L.P., the "Providence Funds") of Nordic Telephone Company Investment ApS prior to the completion of the Tender Offer and is also advised by Providence Equity Partners Limited.

Providence Equity Offshore GP V L.P., an exempted limited partnership organized under the laws of the Cayman Islands is the general partner of Providence Equity Offshore Partners V L.P., which in turn acts by its sole general partner, Providence Equity Partners (Cayman) V Ltd., an exempted limited liability company organized under the laws of the Cayman Islands. Providence Equity Offshore GP IV L.P., an exempted limited partnership organized under the laws of the Cayman Islands is the general partner of Providence Equity Offshore Partners IV L.P., which in turn acts by its sole general partner, Providence Equity Partners (Cayman) IV Ltd., an exempted limited liability company organized under the laws of the Cayman Islands.

The principal place of business of the Providence Funds, Providence Equity Offshore GP V L.P., Providence Equity Partners (Cayman) V Ltd., Providence Equity Offshore GP IV L.P. and Providence Equity Partners (Cayman) IV Ltd. is 50 Kennedy Plaza, Providence, Rhode Island 02903, United States of America.

The principal business of the Providence Funds is investing in the securities of communications and media companies. The principal business of Providence Equity Offshore GP V L.P., Providence Equity Partners (Cayman) V Ltd., Providence Equity Offshore GP IV L.P. and Providence Equity Partners (Cayman) IV Ltd. consists of performing the functions of, and serving as, the sole general partners of the Providence Funds described above.

Certain information regarding the above entities, the directors of Providence Equity Partners (Cayman) V Ltd. and Providence Equity Partners (Cayman) IV Ltd. and certain other controlling persons of these entities is set forth on Schedule I hereto.

Providence is a major international private equity investment firm specializing in media and telecommunications and has been active in growth capital investments, recapitalizations, turnarounds, consolidations, leveraged buy-outs and investments in public companies.

Interest of the Bidder in TDC and Bidder's Agreements with TDC

At the time of publication of the Offer Document, the Bidder holds 20,000,000 TDC Shares equivalent to 10.08% of the Share Capital and Votes, which it acquired at an average price of DKK380.96 per TDC Share on 30 November 2005 and a maximum price of DKK381 per Share. Consequently, the Bidder directly controls 10.08% of the Share Capital and Votes. By controlling 10.08% of the Share Capital and Votes, the Bidder would be able to prevent another person from acquiring more than 90% of the Share Capital and Votes, which is the percentage of the Share Capital and Votes required to initiate a compulsory acquisition of TDC Shares under Danish law. Accordingly, this acquisition may deter another person from making a competing proposal to acquire TDC. In accordance with the requirements of Rule 13d-1 under the Exchange Act, the Bidder and certain related parties will file a statement of beneficial ownership on Schedule 13D, which is required to be filed by each beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of more than 5% of the TDC Securities within 10 days of the acquisition that triggered the filing. Accordingly, the Bidder and any related parties who are also deemed beneficial owners will file a Schedule 13D as required by applicable law. The Schedule 13D will include important information concerning the Bidder's and such other persons' beneficial ownership of TDC Securities and, when filed, will be available on the SEC's website (http://www.sec.gov).

Other than such TDC Shares,

•
none of the Bidder, the entities listed in Section 10, or to the best knowledge of the Bidder, any of the persons listed in Schedule I hereto or any associate (defined below) or majority-owned subsidiary of the entities listed in Section 10 or any of the persons so listed in Schedule I beneficially owns or has the right to acquire any TDC Shares, and

•
none of the Bidder, the entities listed in Section 10, or to the best knowledge of the Bidder, any of the persons listed in Schedule I hereto or any associate (as defined below) or majority-owned subsidiary of the entities listed in Section 10 or any of the persons so listed in Schedule I has effected any transaction in the TDC Shares during the past 60 days.

Except as described in this Section 10 and Section 3 of this Offer Document, none of the entities listed in the Section 10, or to the best knowledge of the Bidder, any of the persons listed in Schedule I hereto or any associate (as defined below) or majority-owned subsidiary of the entities listed in Section 10 or any of the persons so listed in Schedule I has had any transaction with TDC or any of its executive officers, directors or affiliates within the past two years that is required to be reported under the rules and regulations of the SEC applicable to the Tender Offer.

Except as described in this Section 10 and Section 3 of this Offer Document, there have been no negotiations, transactions or material contacts within the past two years between any of the entities listed in Section 10, or to the best knowledge of the Bidder, any of the persons listed in Schedule I hereto or any associate (as defined below) or majority-owned subsidiary of the entities listed in Section 10 or any of the persons so listed in Schedule I, on the one hand, and TDC and/or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

The Bidder and Sponsors entered into an announcement agreement with TDC dated 30 November 2005 pursuant to which TDC, subject to the commencement of this Tender Offer and certain other conditions, agreed to recommend the Tender Offer upon the terms described in this Offer Document. The Bidder, the Sponsors and TDC also agreed to publish press releases announcing the execution of the announcement agreement and that the Bidder, subject to certain conditions, intended to commence this Tender Offer shortly after publishing such press release. The Sponsors have also entered into a Confidentiality and Standstill Agreement, dated 17 October 2005 with TDC.

Certain of the Sponsors (acting separately) signed confidentiality agreements and participated in the early stages of the process that led to TDC's sale of TDC Directories. See Section 6, "Description of TDC."

Apart from such agreements none of the Bidder and the Sponsors have entered into any agreements with TDC. The Bidder confirms that all agreements of significance for the evaluation of the Tender Offer of which the Bidder has knowledge are described in this Offer Document.

The term "associate" (as defined under the Exchange Act) as used herein to indicate a relationship with any person, means (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest (which is not defined in the applicable rule) or as to which such person serves as trustee or in similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

11.  Definitions

DEFINITION/DESCRIPTION

Business Day	Any day, other than Saturday, Sunday or public holiday in Denmark and the U.S. except that, in determining compliance with U.S. federal and securities laws, the term "Business Day" has the meaning given to the term "business day" in Rule 14d-1(g)(3) under the Exchange Act
Danish Takeover Order	Executive Order No. 618 of 23 June 2005 on Takeovers and Shareholder's Disclosure Requirements
Danish Securities Trading Act	Consolidated Act No. 843 of 7 September 2005
Danish Settlement Agent	Nordea Bank Danmark A/S
DTC	The Depository Trust Company
EGM	An extraordinary general meeting of the shareholders of TDC
Exchange Act	The U.S. Securities Exchange Act of 1934, as amended
NYSE	New York Stock Exchange
SEC	The Securities and Exchange Commission
Schedule TO	A tender offer statement under section 14(d)(1) or 13(e)(1) of the Exchange Act
Share Capital and Votes	Total TDC Share Capital (including the aggregate nominal value of TDC Shares held as treasury shares by TDC or any of TDC's subsidiaries) and the corresponding voting rights
Sponsors	Apax Worldwide Partners LLP, The Blackstone Group International Limited, Kohlberg Kravis Roberts & Co. L.P., Permira Advisers KB and Providence Equity Partners Limited
TDC ADRs	American Depositary Receipts evidencing TDC ADSs
TDC ADSs	All American Depositary Shares evidenced by TDC ADRs for which one TDC ADS equals one half of one TDC Share
TDC Group	TDC together with its subsidiaries
TDC Share Capital	Nom. DKK991,875,885
TDC Shares	All shares issued by TDC A/S of DKK5 each
TDC Securities	TDC Shares and TDC ADSs
Trading Day	A day on which the Copenhagen Stock Exchange is open for trading
U.S. Settlement Agent	Mellon Investor Services LLC

12.  Antitrust and Other Administrative Proceedings

(a) Antitrust Laws

The Tender Offer does not trigger any antitrust filings or require any antitrust clearances or the expiration of any antitrust waiting periods prior to completion of the Tender Offer.

(b) Teleregulatory Laws

(i) Danish Law

According to Section 18 of the Danish Radio Frequency Act, assignment of licenses, including the transfer of shares, stock or other ownership interests that involve changes with regard to the controlling influence over the license holder, requires consent from the National IT and Telecom Agency (NITA). A filing will be made with NITA for approval of the indirect transfer of TDC's licenses.

(ii) Swiss Law

An indirect transfer of licenses held by TDC in Switzerland may require notification to the Federal Communications Commission (COMCOM), the Swiss mobile and radio regulatory authorities, due to the changes in shareholder structure resulting from completion of the Tender Offer.

(iii) U.S. Law

According to the rules and regulations of the United States Federal Communications Commission ("FCC"), completion of the Tender Offer will be considered to constitute an indirect transfer of control of TDC subsidiaries holding FCC authorizations that will require the approval of the FCC.

(iv) Other jurisdictions

Indirect transfer of licenses held by TDC in other jurisdictions may also be subject to approval from the competent teleregulatory authorities.

(c) Financial Business Law

(i) Danish Law

According to section 61 of the Danish Financial Business Act, the indirect acquisition of TDC Reinsurance A/S requires the Danish Financial Supervisory Authority's pre-approval. A filing in this regard is being made to the Danish Financial Supervisory Authority.

(ii) Luxembourg Law

Under Luxembourg law, the indirect acquisition of TDC Reinsurance S.A. is subject to approval or no-action letter from the Commissariat aux Assurances and the Ministry of Finance.

(d) Litigation

To the knowledge of the Bidder, there are no material pending legal proceedings relating to the Tender Offer.

Other than as described under "Terms, conditions and acceptance procedure for the Tender Offer – Conditions," this Tender Offer is not conditioned on the outcome of any of the above proceedings.

13.  Description of Requested SEC Relief

This Tender Offer is subject to both applicable Danish law and applicable U.S. federal securities laws, rules, regulations and interpretations of the SEC and the staff thereof regarding tender offers. In order to reconcile certain areas of conflict between these laws and market practices, the Bidder has requested certain exemptive or no-action relief from the SEC, including requests to allow:

•
certain shares held under an employee incentive scheme to be held in a blocked account while accruing interest, notwithstanding the provisions of Rule 14d-10(a)(2) and Rule 14e-1(b) under the Exchange Act;

•
a reduction of the Offer Price to reflect dividend payments or other distributions made during the Offer Period, notwithstanding the provision of Rule 14e-1(b) under the Exchange Act; and

•
payment for TDC Shares and TDC ADSs tendered in the Tender Offer to be made approximately eight Danish Trading Days following the expiration of the Offer Period, notwithstanding the provision of Rule 14e-1(c) under the Exchange Act.

The Bidder has obtained exemptive relief from the SEC permitting it (or financial institutions on its behalf) to make purchases of TDC Shares outside of the Tender Offer during the Offer Period, including the period subsequent to any announcement of the Tender Offer. The Bidder made open market purchases on 30 November 2005 in accordance with such relief and as of the date of this Offer Document owns 20,000,000 TDC Shares equivalent to 10.08% of the Share Capital and Votes. The Bidder may make additional purchases from time to time in open market transactions, privately negotiated transactions, or otherwise. See Section 4, "Terms, conditions and acceptance procedure for the Tender Offer – Open Market Purchases" and Section 10, "Description of the Bidder and acquisition entities – Interest of the Bidder in TDC and Bidder's Agreements with TDC."

Schedule I

Certain Control Persons

Set forth below is the name, present principal occupation or employment and five-year employment history of each director of Nordic Telephone Company ApS, Nordic Telephone Company Investment ApS, Blackstone FI Communications Associates (Cayman) Ltd., Blackstone LR Associates (Cayman) IV Ltd., KKR Millennium Limited, KKR Europe II Limited, Permira Europe III GP Limited, Providence Equity Partners (Cayman) V Ltd, Providence Equity Partners (Cayman) IV Ltd, Apax Europe VI GP, Co. Ltd. and Apax Partners Europe Managers Limited.

Directors of Nordic Telephone Company ApS and Nordic Telephone Company Investment ApS

Mr. Björklund is a citizen of Finland. Mr. Guffey and Mr. Schwed are citizens of the United States. Mr. Haarmann is a citizen of Germany. Mr. Wilson is a citizen of the United Kingdom.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Kurt Björklund	Mr. Björklund is a Partner at Permira Advisers KB, the address and telephone number of which are Permira Advisers KB, Birger Jarlsgatan 12, 114 34 Stockholm, Sweden and +46 (0) 8 503 122 00. Mr. Björklund also serves as a Partner at Permira Advisers Limited, located at 20 Southampton Street, London WC2F 7QG, London, U.K. Prior to joining Permira Advisers KB in 2003 and Permira Advisers Limited in 2001, between 1999 and 2000, Mr. Björklund was a Principal at Schroder Ventures LLC, located at 540 Madison Avenue, New York, NY 10022, U.S.
Lawrence Guffey
Mr. Guffey is a Senior Managing Director of The Blackstone Group, the address and telephone number of which are 40 Berkeley Square, London, W1J 5AL, U.K. and +44 (0) 20 7451 4000. Mr. Guffey is a director of Axtel, located at Ave. Vasconcelos 201 Ote, Piso 9, Residencial San Agustin, San Pedro Garza Garcia, Nuevo Leon, Mexico 66260, Mexico; Kabel BW, Im Breitspiel 2-4, D-69126 Heidelberg, Germany; Cine UK, located at Chapter House, 22 Chapter Street, London, SW1P 4NP, U.K.; New Skies, located at Canon's Court, 22 Victoria Street, Hamilton, HM11, Bermuda; Centennial Communications, PO Box 71514, San Juan, Puerto Rico 00936-8614; iPCS/AIrGate, located at Harris Tower, 233 Peachtree Street NE, Suite 1700, Atlanta, GA 30303, U.S.; Fibernet, located at 1873 South Bellaire Street, Suite 1550, Denver, CO 80222, U.S.; Corp Group, located at Vitacura 4380, Piso 15, Santiago, Chile; Live Wire Systems, located at 711 Westchester Avenue, White Plains, NY 10604, U.S.; located at Ave Figueroa Alcorta 3259, C1425CKL Buenos Aires, Argentina; and PaeTec, located at One PaeTec Plaza, 600 Willowbrook Drive, Fairport, NY 14450, U.S.
Oliver Haarmann	Mr. Haarmann is a Director of Kohlberg Kravis Roberts & Co. Ltd., the address and telephone number of which are 7 Carlton Gardens, London, SW1Y 5AD, U.K. and +44 (0) 20 7839 9825.
Gustavo Schwed
Mr. Schwed is a Managing Director of Providence Equity Partners, the address and telephone number of which are Providence Equity Partners, 78 Brook Street, London, W1K 5EF, U.K. and +44 (0) 20 7514 8834. Prior to joining Providence Equity Partners in 2004, Mr. Schwed served as Managing Director of Morgan Stanley, located at 25 Cabot Square, Canary Wharf, London, U.K.
Richard Wilson	Mr. Wilson is a Member of Apax Partners Worldwide LLP, the address and telephone number of which are 15 Portland Place, London W1B 1PT, U.K. and +44 (0) 20 7872 6300.

Directors of Blackstone FI Communications Associates (Cayman) Ltd. and Blackstone LR Associates (Cayman) IV Ltd.

All the persons listed below are citizens of the United States. The business address of all persons listed below is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154, U.S. with business telephone number of +1 212 583 5000.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Robert L. Friedman	Mr. Friedman is Senior Managing Director, Chief Administrative Officer and Chief Legal Officer of The Blackstone Group L.P. Mr. Friedman is currently director of: Houghton Mifflin, 222 Berkeley Street, Boston, MA 02116, U.S.; TRW Automotive, 12025 Tech Center Drive, Livonia, MI 48150-2122, U.S.; Merlin/Legoland, Merlin Entertainments Group Ltd, 3 Market Close, Poole BH15 1NQ, U.K.; Northwest Airlines Inc., 7500 Airline Drive, Minneapolis, MN 55450-1101, U.S.; Axis Capital Holding Limited, 106 Pitts Bay Road, Pembroke, HM 08 Bermuda. Mr. Friedman is a former director of: Premcor, Inc., 1700 E. Putnam Avenue, Suite 500, Old Greenwich, CT 06870, U.S. from 1999 to 2005; Corp Group, Vitacura 4380, Piso 15, Santiago, Chile from 1999 to 2005; American Axle & Manufacturing, 1840 Holbrook Avenue, Detroit, MI 48212, U.S. from 1999 to 2003; Excelaire Service, Inc., 200 Hering Drive, Long Island MacArthur Airport, Ronkonkoma, NY 11779, U.S. from 2001 to 2004; Crowley Wireless Broadband, Crowley Data, Two Wisconsin Circle, Suite 250, Chevy Chase, MD 20815, U.S. from 2001 to 2004; and Republic Technologies International, 3770 Embassy Parkway, Akron, OH 44333, U.S. from 1999 to 2003
John A. Magliano	Mr. Magliano is Managing Director of The Blackstone Group L.P.
Peter G. Peterson
Mr. Peterson is Senior Chairman of The Blackstone Group L.P. Mr. Peterson also served from 1991 to 2002 as a Director of Sony Corporation, located at 6-7-35 Kitashinagawa, Shinagawa-Ku, Tokyo 141-0001, Japan, and from 2001 to 2003 as a Director of Sirius Satellite Radio, located at 1221 Avenue of the Americas, New York, NY 10020, U.S.
Michael A. Puglisi	Mr. Puglisi is Chief Financial Officer and Senior Managing Director of The Blackstone Group L.P.
Stephen A. Schwarzman
Mr. Schwarzman is Chairman and Chief Executive Officer of The Blackstone Group L.P. Mr. Schwarzman is also a National Advisory Board Member of JP Morgan Chase, the address of which is 270 Park Avenue, New York, NY 10017, U.S.

Directors of KKR Millennium Limited and KKR Europe II Limited

All the persons listed below are citizens of the United States, except for Jacques Garaialde, who is a citizen of France and Johannes P. Huth and Reinhard Gorenflos, who are both citizens of Germany. The business address of Messrs. Kravis, Raether, Nuttall, Lipschultz, Navab and Golkin is Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019, U.S. with business telephone number of +1 212 7750 8300. The business address of Messrs. Roberts, Greene, Calbert and Michelson is 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025, U.S. with business telephone number of +1 650 233-6560.

The business address of Messrs. Fisher, Huth, Garaialde and Gorenflos is Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, U.K. with business telephone number of +44 (0)20 7839 9800.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Henry R. Kravis	Mr. Kravis is a Founding Partner and Managing Member of KKR & Co. LLC.
Paul E. Raether	Mr. Raether is a Member of KKR & Co. LLC.
Scott C. Nuttall	Mr. Nuttall has been a Member of KKR & Co. LLC for the past year and previously served as an Executive of Kohlberg Kravis Roberts & Co.
Jacques Garaialde
Mr. Garaialde has been a Member of KKR & Co. LLC for the past two years and previously served as an Executive of Kohlberg Kravis Roberts & Co. for one year. Prior to joining Kohlberg Kravis Roberts & Co., Mr. Garaialde was a Managing Director and Partner of the Carlyle Group.
Marc S. Lipschultz	Mr. Lipschultz has been a Member of KKR & Co. LLC for the past two years. He previously served as a Director of Kohlberg Kravis Roberts & Co. for three years.
Alexander Navab	Mr. Navab is a Member of KKR & Co. LLC.
Perry Golkin	Mr. Golkin is a Member of KKR & Co. LLC.
James H. Greene Jr.	Mr. Greene is a Member of KKR & Co. LLC.
Michael M. Calbert	Mr. Calbert is a Member of KKR & Co. LLC.
Michael W. Michelson	Mr. Michelson is a Member of KKR & Co. LLC.
George R. Roberts	Mr. Roberts is a Managing Member of KKR & Co. LLC.
Johannes P. Huth	Mr. Huth is a Member of KKR & Co. LLC.
Todd H. Fisher	Mr. Fisher is a Member of KKR & Co. LLC.
Reinhard Gorenflos	Mr. Gorenflos is a Member of KKR & Co. LLC.

Directors of Permira Europe III GP Limited and Permira (Europe) Limited

All the persons listed below are citizens of the United Kingdom, except for Mr. Marren, who is a citizen of Ireland.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Nigel Carey	Mr. Carey's principal occupation is as Advocate, the address and telephone number of which is 7 New Street, St Peter Port, Guernsey GY 4B2, U.K. and +44 (0) 1481 727272.
John Marren
Mr. Marren is a Director of Northern Trust International Fund Administration Services (Guernsey) Ltd., the address and telephone number of which is PO Box 255, Trafalgar Court, Les Banques, St. Peter Port, Guernsey GY1 3QL, U.K. and + 44 (0) 1481 745 001.
Peter Smitham
Mr. Smitham is a Partner at Permira Advisers Limited, the address and telephone number of which is 20 Southampton St, London WC2E 7QH, U.K. and + 44 (0) 20 7632 1000. Mr. Smitham has also served from the year 2000 as Non-Executive Chairman of Actis Limited, the address of which is 2 More Riverside, London SE1 2JT, U.K.
Laurence McNairn	—(1)

(1)
Mr. McNairn has recused himself from all matters in relation to this Tender Offer due to an actual or potential conflict.

Directors of Providence Equity Partners (Cayman) V Ltd. and Directors of Providence Equity Partners (Cayman) IV Ltd.

All the persons listed below are citizens of the United States. The business address of all persons listed below is 50 Kennedy Plaza, 18th Floor, Providence, RI 02903, U.S. with business telephone number of +1 401 751 0536.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Paul J. Salem	Mr. Salem is a Senior Managing Director of Providence Equity Partners Inc.
Glenn M. Creamer	Mr. Creamer is a Senior Managing Director of Providence Equity Partners Inc.
Raymond M. Mathieu	Mr. Mathieu is the Chief Financial Officer of Providence Equity Partners Inc.
Jonathan M. Nelson	Mr. Nelson is the Chief Executive Officer of Providence Equity Partners Inc.

Directors of Apax Europe VI GP, Co. Ltd

Messrs. Tilton and Barrett are citizens of the United Kingdom. Mr. Arnold is a citizen of Jersey, U.K. Mses. Fallaize and Helyar are citizens of Guernsey, U.K.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Denise J. Fallaize	Ms. Fallaize is a Director and Fund Administrator of International Private Equity Services Ltd., the address and business telephone number of which is PO Box 431, 13-15 Victoria Road, St. Peter Port, Guernsey GY1 32D, U.K. and +44 (0) 1481 735 820.
Arthur J. Arnold
Mr. Arnold is now retired. Mr. Arnold serves as a Director of: Ilford Trustees (Jersey) Limited, a subsidiary of British Telecom plc as trustee of the parents' employee benefit plans, located at PO Box 75, 26 New Street, St Helier, Jersey, Channel Islands; Merrill Lynch Investment Managers (Channel Islands) Limited, a fund manager, located at Forum House, Grenville Street, St Helier, Jersey, Channel Islands; Nimbus Holdings Limited, an investment holding company of the Ministry of Sound brand, located at PO Box 404, Whiteley Chambers, Don Street, St Helier, Jersey, Channel Islands; The Jersey Electricity Company Limited, a Jersey utility, located at The Powerhouse, PO Box 45, Queens Road, St Helier, Jersey, Channel Islands; Landsteinar (C.I.) Limited, a software consulting company, located at Commercial House, Commercial Street, St Helier, Jersey, Channel Islands; Pelas Limited, an employer of services of agents selling Lombard International Assurance products, located at PO Box 404, Whiteley Chambers, Don Street, St Helier, Jersey, Channel Islands; Lesis Fund Limited and Lesis Founders Limited, an employee benefits structure formed in respect of certain Lombard International Assurance SA employees, located at PO Box 404, Whiteley Chambers, Don Street, St Helier, Jersey, Channel Islands; Newton Offshore Strategy Fund Limited, a Jersey investment fund, located at PO Box 189, BNP House, Anley Street, St Helier, Jersey, Channel Islands; Ogier Fiduciary Services Limited, a Jersey trust and administration company, located at PO Box 404, Whiteley Chambers, Don Street, St Helier, Jersey, Channel Islands; Nexen Energy International Holdings Limited, subsidiary of a Canadian oil exploration and production company, located at PO Box 415, Templar House, Don Road, St Helier, Jersey, Channel Islands; Contact Lens Postal (Europe) Limited and Contact Lens Postal Limited, fulfilment companies specializing in contact lens distribution, located at PO Box 539, 1 Wesley Street, St Helier, Jersey, Channel Islands; Jodine Investments Ltd, a personal investment company, located at Bras de Fer, Trinity, JE3 5FB, Jersey, Channel Islands; Gibson Investments Ltd, a dormant company, located at Martello Court, Admiral Park, St Peter Port, Guernsey, Channel Islands; Osprey Mortgage Securities (No. 10) Limited, a securitization vehicle, located at La Motte Chambers, St Helier, Jersey, Channel Islands.

Constance A. E. Helyar
Ms. Helyar is the Managing Director of Fund Management Co., International Private Equity Services Ltd., the address and business telephone number of which is PO Box 431, 13-15 Victoria Road, St. Peter Port, Guernsey GY1 32D, U.K. and +44 (0) 1481 713843.
Steven J. Tilton
Mr. Tilton is Compliance Officer of Apax Partners Ltd., the address and business telephone number of which is 15 Portland Place, London W1B 1PT, U.K. and +44 (0) 20 7666 6508. Mr. Tilton was appointed as director in 2001 of Termhouse (Nottingham Mansions) Management Ltd, a residents' property management firm, the address of which is 4 Nottingham Mansions, Nottingham Street, London W1U 5EN, U.K.
Andrew J. Barrett	Mr. Barrett is a Member of Apax Partners Worldwide LLP., the address and business telephone number of which is 15 Portland Place, London W1B 1PT, U.K. and +44 (0) 20 7872 6300.

Directors of Apax Partners Europe Manager Ltd.

All the persons listed below are citizens of the United Kingdom. The business address of all persons listed below is 15 Portland Place, London W1B 1PT, U.K. with business telephone number of +44 (0) 20 7872 6300.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Martin C. Halusa	Mr. Halusa is a Member of Apax Partners Worldwide LLP. Mr. Halusa has also served as Director since 1999 of Combined London Colleges (General Partner) Ltd Fund, the address of which is 18-20 Huntsworth Mews, London NW1 6DD, U.K.
Peter D. Englander	Mr. Englander is a Member of Apax Partners Worldwide LLP.
Paul A. Beecroft
Mr. Beecroft is a Member of Apax Partners Worldwide LLP. Mr. Beecroft was appointed Director in November 2005 of North York Moors Historical Railway Trust Ltd, a historical railway museum, the address of which is Pickering Station, Park Street, Pickering, YO18 7AJ, U.K. and was appointed Director in July 2005 of Brait S.A., a fund management company, the address of which is 180 rue des Aubepines, L-1145 Luxembourg.
Ian M.L. Jones	Mr. Jones is a Member of Apax Partners Worldwide LLP.
Paul Fitzimons	Mr. Fitzimons is a Member of Apax Partners Worldwide LLP.
Stephen N. Green
Mr. Green is a Member of Apax Partners Worldwide LLP. Mr. Green was appointed Director in July 2002 of Torfield Limited, a management company, the address of which is Paddocks Farm, Golford Road, Cranbrook, Kent TN17 3NW, U.K.
Richard C. Wilson	Mr. Wilson is a Member of Apax Partners Worldwide LLP.

Stephen Grabiner
Mr. Grabiner is a Member of Apax Partners Worldwide LLP. Mr. Grabiner was appointed Director in February 1998 of Cloverhawk Ltd., a recruitment company, the address of which is Heath House, Turner Drive, London NW11 6TX, U.K and was appointed Director in May 2005 of the newspaper, the Jewish Chronicle Limited, the address of which is 25 Furnival Street, London EC4 1J, U.K. Mr. Grabiner also served as Director between 1998 and 2002 of Every.com, a management services company.

During the last five years, none of the persons listed above or any of the entities listed in Section 10, "Description of the Bidder and acquisition entities" has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

The telephone number of the principal office of the Bidder and Nordic Telephone Company Investment ApS is +45 7227 0000. The telephone number of the principal office of Apax Europe VI GP Co. Limited, Apax Europe VI GP LP Inc., the Apax Funds and Apax Partners Managers Ltd is +44 (0) 1481 713843. The telephone number of the principal office of the Blackstone Funds, BMA, BCMA, Blackstone LR and Blackstone Limited is +1 212 583 5000. The telephone number of the principal office of the KKR Funds, KKR Millennium Limited, KKR Associates Millennium (Overseas), Limited Partnership, KKR Europe II Limited, KKR Associates Europe II, Limited Partnership and KKR 1996 Overseas, Limited is +1 212 750 8300. The telephone number of the principal office of the Permira Funds, Permira Europe III GP L.P., Permira Europe III GP Limited and Permira (Europe) Limited is +44 (0) 1481 745001. The telephone number of the principal office of the Providence Funds, Providence Equity Offshore GP V L.P., Providence Equity Partners (Cayman) V Ltd., Providence Equity Offshore G IV L.P. and Providence Equity Partners IV Ltd. is +1 401 751 1700.

(This page has been left blank intentionally.)

Acceptance of the sale of Shares in TDC A/S

(To be submitted to the shareholder's own custodian bank or stockbroker for endorsement and processing)

Acceptance must take place through the shareholder's custodian bank or stockbroker and must be in Nordea Bank Danmark A/S' possession, not later than 12 January 2006 at 00:01h (New York City Time) 06.01h (Central European Time) or in the case of an extended Offer Period such later date and time as communicated in the notice of extension of the Offer Period.

The undersigned represents that the shares sold are free from any and all charges, liens and other encumbrances.

Subject to the terms set out in the Offer Document made by Nordic Telephone Company ApS on 2 December 2005, I/we the undersigned hereby accepts the Tender Offer and place an order for sale of the following number of shares of DKK5 nominal value in TDC A/S (ISIN securities code DK0010253335):

No. of shares:

For tied-up employee shares, special terms apply as set forth in the Offer Document. Please put "YES" in the box below if you are a holder of tied-up employee shares. If you are a holder of both tied-up employee shares and non-tied-up shares in TDC A/S, please use a separate form for tied-up employee shares and non-tied-up shares in TDC A/S.

This acceptance relates to tied-up shares:

I/we permit the effectuation of the sale by transfer of the shares from my/our custodian account with:

Custodian bank or stockbroker:	VP-account:

The proceeds from the shares sold must be transferred to:

Bank:	Registration No./Account No.:

Information about the selling shareholder and signature:

Name:

Address:

City and postcode:	Telephone:

Date:	Signature:

The undersigned custodian bank or stockbroker agrees to transfer the above shares to Nordea Bank Danmark A/S, if Nordic Telephone Company ApS determines in its reasonable discretion that this acceptance form is in accordance with Nordic Telephone Company ApS' Tender Offer of 2 December 2005 for the acquisition of shares in TDC A/S and that the conditions to the Tender Offer have been satisfied or waived by Nordic Telephone Company ApS:

Registration No.:	CD-identification:

Company stamp and signature:

The custodian bank shall no later than 12 January 2006 6.01h (Central European Time) at 00:01h (New York City Time) or in the case of an extended Offer Period such later date and time as communicated in the notice of extension of the Offer Period notify the acceptance of the Tender Offer to:	Nordea Bank Danmark A/S Securities Operations Helgeshøj Allé 33, Taastrup P.O. Box 850 DK-0900 Copenhagen C Tel.: +45 33 33 50 92 Fax: +45 33 33 31 82

QuickLinks

"STATEMENT OF THE BOARD OF DIRECTORS OF TDC A/S(1)
Schedule I Certain Control Persons
Acceptance of the sale of Shares in TDC A/S